AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 2006
                                                             FILE NO. 333-138263


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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  -------------

                      WESTERN UNITED FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                 6770                              20-5692488
(State or other jurisdiction of         (Primary Standard Industrial               (I.R.S. Employer
incorporation or organization)           Classification Code Number)            Identification Number)


                       C/O WESTERN UNITED MANAGEMENT, LLC
                         70 SOUTH LAKE AVENUE, SUITE 900
                           PASADENA, CALIFORNIA 91101
                                 (626) 796-8366
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               V. CHARLES JACKSON
                             CHIEF EXECUTIVE OFFICER
                       C/O WESTERN UNITED MANAGEMENT, LLC
                         70 SOUTH LAKE AVENUE, SUITE 900
                           PASADENA, CALIFORNIA 91101
                                 (626) 796-8366
       (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                  -------------

                                   COPIES TO:


           GREGG A. NOEL, ESQ.                        GREGORY J. SCHMITT, ESQ.
          CASEY T. FLECK, ESQ.                        T. ALLEN MCCONNELL, ESQ.
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP              JENKENS & GILCHRIST, P.C.
         300 SOUTH GRAND AVENUE                     1445 ROSS AVENUE, SUITE 3700
      LOS ANGELES, CALIFORNIA 90071                      DALLAS, TEXAS 75202
             (213) 687-5000                                (214) 855-4500
        (213) 687-5600--FACSIMILE                      (214) 855-4300--FACSIMILE


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the registration statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

================================================================================

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


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THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE
CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 8, 2006


PRELIMINARY PROSPECTUS

                                   $80,000,000

                              [LOGO] Western United
                                     Financial Corporation

                                10,000,000 Units

      Western United Financial Corporation is a blank check development stage company recently formed for the purpose of acquiring or acquiring control of one or more banking organizations and financial services organizations located in and around California. We do not have any specific business combination under consideration and we have not (nor has anyone on our behalf) had any discussions, formal or otherwise, with respect to such a transaction.

      This is an initial public offering of our securities. Each unit has an offering price of $8.00 and consists of:

      o     one share of our common stock; and

      o     one warrant.


      Each warrant entitles the holder to purchase one share of our common stock at a price of $6.00. Each warrant will become exercisable on the later of our
consummation of a business combination and              , 2008 [ONE YEAR FROM
THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT], and will expire on
            , 2011 [FOUR YEARS FROM THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT], or earlier upon redemption.

      There is presently no public market for our units, common stock or warrants. We have applied for each of the units, common stock and warrants to be quoted on the American Stock Exchange under the symbols [ ], [ ] and [ ], respectively, and we anticipate that the units will trade on the American Stock Exchange promptly after the effective date of the registration statement. Each of the common stock and warrants may trade separately beginning on the 90th day after the effective date of the registration statement unless the representative of the underwriters determines that an earlier date is acceptable, based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general and the trading pattern of, and demand for, our securities in particular. In no event will the underwriters permit separate trading of the common stock and warrants until the business day following the earlier to occur of the expiration of the underwriters' over-allotment option or its exercise in full.

      INVESTING IN OUR SECURITIES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROSPECTUS TO READ ABOUT FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES, INCLUDING, BUT NOT LIMITED TO, THE FACT THAT INVESTORS WILL NOT BE ENTITLED TO PROTECTIONS NORMALLY AFFORDED TO INVESTORS IN RULE 419 BLANK CHECK OFFERINGS.


                                                       PER UNIT        TOTAL(1)
                                                      -----------    -----------
Initial public offering price of units ............   $      8.00    $80,000,000
Underwriting discounts and commissions(2)(3) ......   $      0.40    $ 4,000,000
Proceeds to us (before expenses) ..................   $      7.60    $76,000,000


----------
(1) This amount is the total before deducting legal, accounting, SEC registration, printing and other offering expenses payable by us, which are estimated at $500,000. Of the net proceeds from this offering, $75,500,000 (approximately $7.55 per unit) will be deposited into a trust account maintained by Wells Fargo Bank, National Association, acting as trustee. None of the funds held in trust will be released from the trust account until the earlier of the consummation of a business combination or our dissolution and liquidation; provided, however, a portion of the interest earned on the trust account (net of taxes payable on such interest) will be released to us to cover a portion of our operating expenses. We will withdraw such interest no more frequently than monthly and in amounts not to exceed $200,000 per month, until a maximum of $1,000,000 of such interest has been released from the trust account. We will dissolve and promptly distribute only to our public stockholders the amount in our trust account (including any accrued interest then in the trust account, net of taxes payable on such interest) plus any of our remaining net assets if we do not consummate a business combination within 24 months after the consummation of this offering. This 24-month period may not be extended, even if we have entered into a letter of intent but have not consummated a business combination before the expiration of the 24 months. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors, if any, which could be prior to the claims of our public stockholders.

(2) Excludes $1,600,000 of deferred underwriting fees, equal to 2% of the gross proceeds of this offering, that the underwriters have agreed to defer until the consummation of a business combination. Upon the consummation of a business combination, such deferred fees shall be released to the underwriters out of the gross proceeds of this offering held in a trust account maintained by Wells Fargo Bank, National Association, acting as trustee. The underwriters will not be entitled to any interest accrued on the deferred discount.


(3) Includes non-accountable expense allowance in the amount of 1% of the gross proceeds, or $0.08 per unit ($800,000 in total), payable to Sandler O'Neill & Partners, L.P., the representative of the underwriters.


      We have granted the underwriters a 30-day option to purchase up to 1,500,000 additional units solely to cover over-allotments, if any (over and above the 10,000,000 units referred to above). The over-allotment option will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to the underwriters for $100, as additional compensation, an option to purchase up to a total of 500,000 units at $10.00 per unit, with the warrants issued as part of such units exercisable at $7.50 per share. We estimate the fair value of the option to be $704,516 using the Black-Scholes option pricing method, as shown in more detail on page 41. The units issuable upon exercise of this option are otherwise identical to those offered by this prospectus. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


      The underwriters expect to deliver the securities against payment in New
York, New York on or about      , 2007, subject to customary closing conditions.


                             ----------------------
                        Sandler O'Neill + partners, L.P.
                             ----------------------


             The date of this prospectus is         , 2007.


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary .......................................................     1
Risk Factors .............................................................    16
Cautionary Note Regarding Forward-Looking Statements .....................    32
Use of Proceeds ..........................................................    34
Dilution .................................................................    38
Capitalization ...........................................................    40
Management's Discussion and Analysis of Financial Condition and Results
of Operations ............................................................    41
Proposed Business ........................................................    43
Regulation and Supervision ...............................................    59
Management ...............................................................    69
Principal Stockholders ...................................................    75
Certain Relationships and Related Party Transactions .....................    77
Description of Securities ................................................    79
Shares Eligible for Future Sale ..........................................    83
United States Federal Income Tax Considerations ..........................    86
Underwriting .............................................................    91
Legal Matters ............................................................    94
Experts ..................................................................    94
Where You Can Find More Information ......................................    94
Index to Financial Statements ............................................    95

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                               PROSPECTUS SUMMARY

      THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. FOR A MORE COMPLETE UNDERSTANDING OF THIS OFFERING, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND THE FINANCIAL STATEMENTS. UNLESS OTHERWISE STATED IN THIS PROSPECTUS:


      O REFERENCES TO "WE," "US" OR "WESTERN UNITED" REFER TO WESTERN UNITED FINANCIAL CORPORATION;


      O REFERENCES TO OUR "PRIVATE STOCKHOLDERS" REFER TO WESTERN UNITED FUNDING, LLC AND OUR OFFICERS, DIRECTORS AND SPECIAL ADVISOR;

      O REFERENCES TO "BUSINESS COMBINATION" MEAN OUR INITIAL ACQUISITION OF ONE OR MORE OPERATING BUSINESSES OR ASSETS THROUGH A MERGER, CAPITAL STOCK EXCHANGE, ASSET OR STOCK ACQUISITION, EXCHANGEABLE SHARE TRANSACTION OR OTHER SIMILAR BUSINESS COMBINATION PURSUANT TO WHICH WE WILL REQUIRE THAT A MAJORITY OF THE SHARES OF COMMON STOCK VOTED BY THE PUBLIC STOCKHOLDERS ARE VOTED IN FAVOR OF THE ACQUISITION AND LESS THAN 20% OF THE PUBLIC STOCKHOLDERS BOTH VOTE AGAINST THE PROPOSED ACQUISITION AND EXERCISE THEIR CONVERSION RIGHTS; AND

      O UNLESS EXPRESSLY STATED TO THE CONTRARY, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS WILL NOT EXERCISE THEIR OVER-ALLOTMENT OPTION.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

                                  OUR BUSINESS

OVERVIEW

      We are a blank check development stage company organized under the laws of the State of Delaware on September 29, 2006. We were formed to acquire or acquire control of, through a merger, capital stock exchange, asset acquisition, exchangeable share transaction, stock purchase or other similar business combination, one or more banks, thrifts and their respective holding companies, which we refer to in this prospectus as "banking organizations," and other financial services organizations located in and around California. Currently, we intend to focus primarily on banking organizations in the attractive central and southern California banking market, including the counties of San Bernardino, Riverside, Orange, Los Angeles and Ventura, which we feel are characterized by strong economic and demographic trends. We intend to supplement such transactions with the acquisition of related financial services organizations, such as insurance brokers or wealth management companies. We do not currently have any specific business combination or specific target under consideration. Additionally, we have not engaged or retained any agent or other representative to identify or locate any suitable target, although we may do so following this offering. To date, our efforts have been limited to organizational activities, including the private placement of 2,000,000 shares of our common stock and 62,500 units to our founders and management team, and activities related to this offering. We believe that our management team and board of directors have the industry knowledge and relationships to source and execute appropriate acquisitions.

MARKET OPPORTUNITY

      We believe the five counties that we intend primarily to target offer some of the most attractive banking demographics in the U.S. These attractive attributes include:

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      o     POPULATION -- according to the U.S. Department of Commerce, Bureau of Census, in 2005 the five-county area had a total estimated population of 18 million, which was larger than all states except California, Texas and New York;


      o STRONG ECONOMIC BASE -- according to the Los Angeles County Economic Development Corporation and the California Department of Finance, for 2005 the five-county area had a gross product of $754.8 billion, or 6% of the entire U.S. gross product;


      o HIGH ECONOMIC GROWTH RATE -- according to the Los Angeles County Economic Development Corporation, or LAEDC, and the California Department of Finance, for 2005 the five-county area showed a nominal (unadjusted for inflation) 7.4% year-on-year growth rate for gross product compared to the national average of 6.4%;


      o STRONG MANUFACTURING BASE -- according to the U.S. Department of Labor, Bureau of Labor Statistics, during the last 15 years including 2005, the five-county area ranked as a leading center for manufacturing, as measured by average employment and, according to the Los Angeles District Office of Small Business Administration, the Los Angeles District ranked as the number one market in the U.S. for Small Business Administration, or SBA, loans and grants; and


      o HIGH EMPLOYMENT -- according to the U.S. Department of Labor, Bureau of Labor Statistics, if viewed as a stand-alone state, the five-county area in 2005 had more manufacturing jobs than any other state in the U.S. except for California, Texas and Ohio.

      We believe there is an opportunity to create, through the acquisition of other financial institutions, a full-service regional commercial financial institution, whose mission is to provide "one-stop shopping" for the lending, insurance asset management and other financial service needs of small businesses, defined as businesses with less than 500 employees, and their owners--particularly those small businesses in the industrial and service sectors. We intend to serve this market through a staff offering a high level of personalized service, consistency and relationship management that we believe is not currently provided to small businesses by money center banks.

      We believe this opportunity is further enhanced by the following factors that are characteristic of the current market for California-based banking organizations:

      o A large number of relatively small banks, where for example, as of June 30, 2006, approximately 186, or 69% of the total, state or federally chartered commercial banks had less than $500 million in assets.

      o Bank consolidation that exceeds new bank formation, where for example, since 2000, a total of 86 banks have been chartered while 117 have been sold.

      o A narrow product line with a high concentration in real estate lending, particularly for smaller institutions, where for example, as of June 30, 2006, real estate loans approached 80% of gross loans for institutions with less than $1 billion in assets.

      o Financial performance of smaller banks that is substantially lower than that of large banks, where for example, as of June 30, 2006, return on average assets, or ROAA, and return on average equity, or ROAE, for institutions with less than $500 million in assets averaged 1.12% and 8.38%, respectively, compared to 1.49% and 15.12%, respectively, for their larger counterparts.


      We believe that these pressures, coupled with continued margin compression due to an ongoing flat or inverted yield curve and exacerbated by a softening economic and real estate environment, are triggering another cycle of community bank consolidation in California that will last several years. As a result, independent community banks, particularly the newer ones, will struggle to increase their revenue and become

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more efficient through traditional organic loan growth. These market dynamics, characterized by a very large and growing market for small businesses in our targeted regions of central and southern California, which are serviced by a large number of relatively small and young banks with limited service offerings and poor operating efficiencies, add to the opportunity for Western United.


BUSINESS STRATEGY


      Western united was formed to take advantage of this market opportunity by creating a financial services organization that will acquire and integrate small community banking organizations and associated fee income businesses, such as registered investment advisors or insurance brokers. In doing so, we will endeavor to create scale and operating efficiencies, greater loan diversification (with emphasis on larger commercial and industrial portfolios, and increased lending to high net worth individuals) and improved fee income that could not be achieved as a small, stand-alone banking organization. In addition to the scale and product breadth advantages over our smaller competitors, we will attempt to differentiate ourselves from money center and larger regional bank competitors through our ability to deliver financial products with a significantly higher level of customer service than larger banks are able to provide. Our long-term goal is to create a diversified financial services company exceeding $2 billion in assets with a balanced and diversified loan portfolio and advisory services.

      We initially intend to focus on acquiring banking organizations with assets ranging from $100 million to $750 million in southern and central California. As of June 30, 2006, there were at least 79 banking organizations that fit those criteria. We intend to focus on three market segments: privately owned businesses in the lower end of the middle market; small and medium size real estate developers with an expertise in regional housing, condominium, shopping mall, apartment and office development; and specialty groups such as medical, legal, accounting, family offices, municipalities, not-for-profits and pension funds. These businesses have a variety of financial needs, from commercial and industrial and commercial real estate lending to insurance and investment advisory services.


COMPETITIVE ADVANTAGES

      We believe that we will have several key advantages in executing our business strategy, including: an experienced and highly motivated Chief Executive Officer with a proven track record for executing a similar business strategy in southern California, a plan to carefully tailor our product line to fit current market opportunities, the flexibility to offer potential acquisition targets cash or stock consideration to meet their liquidity or estate planning needs, the willingness to buy underperforming or undervalued banking organizations or financial service organizations that are below the size or scale that would be attractive to most regional banks, and access to much greater capital resources than would typically be available for a community bank in California.


      Charles Jackson, our Chief Executive Officer, has over thirty years of management experience in commercial banking, private banking and wealth management. Dick Alston, our Chief Financial Officer, brings experience as both a commercial lender in Los Angeles and Chief Operating Officer of two mid-sized businesses in Los Angeles and Orange County. In addition to their acquisition and operational experience, Messrs. Jackson and Alston bring a commitment to the success of Western United as an operating company. Both have dedicated themselves full time to our success and have expressed their commitment to remain with us following a business combination. They intend to supplement their expertise by drawing upon the pool of talent they have identified over their many years in southern California, and believe they will be able to quickly leverage this talent in the management of the acquired banking organizations in order to implement our strategic vision and rapidly increase growth opportunities.


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BUSINESS COMBINATION

      While we may seek to consummate a business combination with more than one target, our initial business combination must be with a target or targets whose fair market value is at least equal to 80% of our net assets (excluding the amount held in the trust account representing a portion of the underwriters' discount) at the time of such acquisition. Consequently, it is possible that we will have the ability to consummate only a single business combination. However, we have no limitation on our ability to raise additional funds through the sale of securities or the incurrence of additional indebtedness that would enable us to consummate a business combination with an operating business having a fair market value in excess of 80% of our net assets (excluding the amount held in the trust account representing a portion of the underwriters' discount) at the time of such an acquisition. Since we have no specific business combination under consideration, we have not entered into any such fund raising agreement and have no current intention of doing so.

      None of our officers, directors or our special advisor will receive any compensation prior to the consummation of our initial business combination, except for reimbursement of out-of-pocket expenses incurred by them on our behalf and repayment of a loan for up to $200,000, plus interest, made by our Chief Financial Officer to fund a portion of the expenses owed by Western United to third parties relating to the offering contemplated by this prospectus. See "Use of Proceeds."

      Our executive offices are located at 70 South Lake Avenue, Suite 900, Pasadena, California 91101, and our telephone number is (626) 796-8366.

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                                  THE OFFERING

Securities offered .........  10,000,000 units, at $8.00 per unit, each unit consisting of:

                              o  one share of common stock; and

                              o  one warrant.

                              The units will begin trading on or promptly after the effective date of the registration statement. Each of the common stock and warrants, without any securityholder having to take any action, may trade separately from and after the 90th day after the effective date of the registration statement unless the representative of the underwriters determines that an earlier date is acceptable (based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular). In no event will the common stock and warrants trade separately until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K with the SEC, including an audited balance sheet, promptly following the consummation of this offering. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option only if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file a subsequent Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option. We also will include in a Form 8-K, or amendment thereto, information indicating if the underwriters have allowed separate trading of the common stock and warrants prior to the 90th day after the effective date of the registration statement. Following the date the common stock and warrants are eligible to trade separately, the units will continue to be listed for trading, and any securityholder may elect to break apart a unit and trade the common stock or warrants separately or as a unit. Even if the component parts of the units are broken apart and traded separately, the units will continue to be listed as a separate security, and consequently, any subsequent securityholder owning common stock and warrants may elect to combine them together and trade them as a unit. Securityholders will have the ability to trade our securities as units until such time as the warrants expire or are redeemed.

Common stock:

  Number outstanding
  before this offering
  and the private
  placement of units .......  2,000,000 shares

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  Number to be outstanding
  after this offering and
  the private placement of
  units ....................  12,062,500 shares

Warrants:

  Number outstanding
  before this offering and
  the private placement of
  units ....................  0 warrants

  Number to be outstanding
  after this offering and
  the private placement of
  units ....................  10,062,500 warrants

Exercisability .............  Each warrant is exercisable for one share of common stock.

Exercise price .............  $6.00, subject to adjustment

Exercise period ............  The warrants will become exercisable on the later of:

                              o  the consummation of a business combination, and


                              o [ ], 2008 [ONE YEAR FROM THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT].

                              The warrants will expire at 5:00 p.m., New York City time, on [ ], 2011 [FOUR YEARS FROM THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT] or earlier upon redemption.

                              The warrants may expire worthless if we fail to maintain an effective registration statement covering the shares of common stock underlying the warrants or if we are forced to dissolve and liquidate before the consummation of a business combination.


Redemption .................  We may redeem the outstanding warrants:

                              o  in whole and not in part,

                              o at a price of $0.01 per warrant at any time after the warrants become exercisable,

                              o upon a minimum of 30 days' prior written notice of redemption, and

                              o if, and only if, the last sales price of our common stock equals or exceeds $11.50 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

                              In addition, we may not call the warrants unless the warrants and the shares of common stock underlying the warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for redemption.

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                              If the foregoing conditions are satisfied and we
                              call the warrants for redemption, each warrant holder shall then be entitled to exercise its warrants prior to the date scheduled for redemption.

                              In the event we call the warrants for redemption, we have agreed that any warrants purchased by Western United Funding, LLC during the forty (40) trading day period following the later of the separate trading of the warrants and sixty (60) calendar days after the end of the "restricted" period under Regulation M promulgated by the SEC will be exercisable by them on a cashless basis.

                              The redemption provisions for our warrants have been established at a price which is intended to provide warrant holders a premium to the initial exercise price. There can be no assurance, however, that the price of the common stock will exceed either the redemption trigger price of $11.50 or the warrant exercise price of $6.00 after we call the warrants for redemption.


Units to be sold to Western
United Funding, LLC ........  Immediately prior to the consummation of this offering, we will privately sell 62,500 units to Western United Funding, LLC at a price of $8.00 per unit, for an aggregate of $500,000. This $500,000 will be retained by us for working capital. The privately placed units will be identical to the units offered by this prospectus except that they cannot be sold or transferred until 90 days after the consummation of a business combination. Prior to the consummation of this offering, Western United Funding, LLC will waive its right to receive distributions upon our dissolution and liquidation prior to a business combination with respect to the shares of common stock that are part of the units.

Warrants to be purchased by
Western United Funding, LLC   Western United Funding, LLC has agreed with the
                              underwriters that after this offering is completed and during the first forty (40) trading days beginning on the later of the date separate trading of the warrants has commenced and sixty
                              (60) calendar days after the end of the
                              "restricted period" under Regulation M, to place an irrevocable order with an independent third-party broker-dealer to purchase, to the extent available, up to $1,000,000 of our warrants in the public marketplace on behalf of Western
                              United Funding, LLC if the public marketplace price is $0.70 or less per warrant. Western United
                              Funding, LLC has agreed to purchase such warrants pursuant to an agreement in accordance with the guidelines specified by Rule 10b5-1 and Rule
                              10b-18 under the Securities Exchange Act of 1934 through an independent broker-dealer registered under Section 15 of the Exchange Act, which is not affiliated with us nor part of the underwriting or selling group. While Western United Funding, LLC is not required to make any particular open market warrant purchases, Western United Funding, LLC will not have any discretion or influence with respect to such purchases, as the purchases of the warrants on behalf of Western


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                                       7
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                              United Funding, LLC will be made by a
                              broker-dealer who has not participated in this offering in such amounts and at such times as that broker-dealer may determine, in its sole discretion, subject to any regulatory restrictions. In addition, Western United Funding, LLC has further agreed that any warrants purchased by it will not be sold or transferred until 90 days after the completion of a business combination. In the event that Western United Funding, LLC is not required to expend this entire $1,000,000 on the purchase of warrants in accordance with its agreement, then any residual amount will be used to purchase from us shares of our common stock at $8.00 per share. The proceeds from the sale of such shares will be placed in trust for the benefit of our public stockholders. Western United Funding, LLC has agreed that any such shares will not be sold or transferred until 90 days after the completion of a business combination. Western United Funding, LLC has agreed to waive its right to receive distributions upon our dissolution and liquidation prior to business combination with respect to such shares of common stock.

Proposed American Stock
Exchange symbols for our: ..  Units [      ]
                              Common stock [      ]
                              Warrants [      ]


Offering proceeds to be held
in trust ...................  Of the proceeds of this offering, $75,500,000
                              (approximately $7.55 per unit) will be placed in trust. This amount reflects the $80,000,000 raised in this offering, less estimated offering expenses of $500,000, the non-deferred portion of the underwriting discounts and commissions and non-accountable expense allowance of $4,000,000. The trust amount includes the underwriters' deferred discount of $1,600,000 (approximately $0.16 per unit). The $75,500,000 trust amount will be held in an account maintained by Wells Fargo Bank, National Association, acting as trustee pursuant to an agreement to be signed on the effective date of the registration statement. We believe that the deferment of a portion of the underwriters' discount and the placement of such deferred discount in a trust account is a benefit to our public stockholders because such money is available for possible distribution to our public stockholders if a dissolution and liquidation of Western United occurs prior to the consummation of a business combination. These proceeds will not be released until the earlier of the consummation of a business combination or our dissolution and liquidation; provided, however, a portion of the interest earned on funds held in the trust account (net of taxes payable on such interest) will be released to us to cover a portion of our operating expenses. We will withdraw such interest no more frequently than monthly and in amounts not to exceed $200,000 per month, until a maximum of $1,000,000 of such interest has been released from the trust account. Therefore, unless and until a business combination is consummated, the remaining proceeds held in the trust account will


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                                       8
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                              not be available for our use for any expenses
                              related to this offering (except as described above) or expenses which we may incur related to the investigation and selection of a target acquisition and the negotiation of an agreement to acquire a target acquisition. These expenses, related to and incurred prior to a possible business combination, will be paid by us from the proceeds of the $500,000 private placement of units and from the $1,000,000 of interest earned and withdrawn by us from the trust account. The underwriters have agreed to defer $1,600,000 of their underwriting discount, equal to 2% of the gross proceeds of this offering, until the consummation of a business combination. Upon the consummation of a business combination, such deferred discount shall be released to the underwriters out of the gross proceeds of this offering held in the trust account. The underwriters will not be entitled to any interest accrued on the deferred discount.


                              None of the warrants may be exercised until after the consummation of our business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.

Stockholders must approve
business combination .......  We will seek stockholder approval before we consummate our business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for our business combination, our private stockholders have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders; however, they may cast votes with respect to any shares of common stock acquired in or following this offering in any manner as they may determine in their sole discretion. As a result, a private stockholder who acquires shares in or after this offering, and is therefore a public stockholder with respect to such shares of common stock, may vote against the proposed business combination with respect to such shares, and retain the right to exercise the conversion rights attributable to such shares in the event that a business combination transaction is approved by a majority of our public stockholders. We will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights described below.

                              Following the consummation of our initial business combination, unless required by Delaware law, the federal securities laws and the rules and regulations promulgated thereunder, or the rules and regulations of an exchange upon which our securities are listed, we

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                                       9
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                              do not presently intend to seek stockholder
                              approval for any subsequent acquisitions.


                              We will not enter into a business combination with any of our private stockholders, officers or directors, or any of their affiliates.


Conversion rights for
stockholders voting to
reject a business
combination ................  If our initial business combination is approved and consummated, public stockholders voting against our initial business combination will be entitled to convert their shares of common stock into a pro rata share of the aggregate amount then on deposit in the trust account, including interest income earned on the trust account, net of (1) interest amounts previously distributed to us, up to a maximum of $1,000,000, (2) income taxes payable on the interest income on the trust account and (3) the deferred underwriting discount. Our private stockholders will not have such conversion rights with respect to any shares of common stock owned by them, directly or indirectly, prior to this offering or with respect to shares purchased from us with residual amounts not expended to purchase warrants as described above under the caption "Warrants to be purchased by Western United Funding, LLC." Public stockholders who convert their stock into their share of the trust account will continue to have the right to exercise any warrants they may hold.

Dissolution and liquidation
if no business combination .  If we do not consummate a business combination within 24 months after the consummation of this offering, our amended and restated certificate of incorporation provides that we will liquidate, and we will not be able to engage in any other business activities.

                              Upon our dissolution, holders of our common stock sold in this offering will be entitled to receive their proportionate share of the amount then in our trust account (which amount would not include the $1,000,000 of interest to be released to us), net of taxes. They also will be entitled to receive a pro rata portion of our remaining assets not held in trust, less amounts we pay, or reserve to pay, for all of our liabilities and obligations.

                              Holders of our common stock sold in this offering may receive less than their proportional share of our trust account if and to the extent that creditors that have claims that cannot be satisfied by our remaining assets not held in trust reach into the trust account for settlement of their claims. In addition, such holders may be held liable for claims by creditors against us to the extent of distributions received by them in dissolution. While we will seek waivers from all target acquisitions, vendors and service providers to make claims against the trust account, we cannot guarantee that we will be able to obtain any such waiver or that any such waiver will be held valid and enforceable. We will set aside $100,000 of our initial working capital to pay any such potential claims from vendors, target

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                                       10
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                              acquisitions or service providers, as well as to
                              pay the costs of liquidation and dissolution, if necessary, as described below. In addition, Western United Funding, LLC has agreed that, if we dissolve and liquidate prior to a business combination, it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of vendors for services rendered or products sold to us, as well as claims of prospective target acquisitions for fees and expenses of third parties that we agree in writing to pay in the event we do not consummate a combination with such business. However, there is no guarantee that the assets of Western United Funding, LLC will be sufficient to satisfy any such claims.

                              Our private stockholders have agreed to vote the shares beneficially owned by them in favor of our dissolution in the event we are unable to timely consummate a business combination. Our private stockholders have waived their right to receive distributions upon our dissolution and liquidation prior to a business combination with respect to all shares owned by them prior to this offering and with respect to shares purchased as described above under "Warrants to be purchased by Western United Funding, LLC." In addition, the underwriters have agreed to waive their rights to $1,600,000, or $1,840,000 if the over-allotment option is exercised in full, of deferred underwriting discounts and commissions deposited in the trust account in the event we dissolve prior to the consummation of a business combination. We will pay the costs of dissolution and liquidation, which we currently estimate to be approximately $50,000 to $75,000, from our remaining assets outside of the trust account. We will set aside $100,000 of our initial working capital to pay such costs, as well as to pay potential claims from vendors, target acquisitions or service providers as described above. In addition, Western United Funding, LLC has agreed to pay the costs of dissolution and liquidation in the event our remaining assets outside of the trust account are insufficient to pay those costs; however, there is no guarantee that the assets of Western United Funding, LLC will be sufficient to satisfy our dissolution and liquidation expenses.


Escrow of management and
private stockholders' shares  On the effective date of the registration statement, Western United Funding, LLC, and our officers, directors and special advisor will place the shares and units they owned before this offering into an escrow account maintained by Wells Fargo Bank, National Association, acting as escrow agent. Subject to certain limited exceptions (such as transfers to relatives and trusts for estate planning purposes, while remaining in escrow), none of the 2,000,000 shares issued to our private stockholders prior to this offering can be sold or transferred until one year following the consummation of our initial business combination. The units issued to Western United Funding, LLC may be transferred 90 days from our initial business combination.


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                                       11
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Underwriters' purchase
option .....................  We have also agreed to sell to the underwriters for $100, as additional compensation, an option to purchase up to a total of 500,000 units at $10.00 per unit. The units issuable upon exercise of this option are identical to the other units offered by this prospectus except that the warrants included in the option have an exercise price of $7.50 per share (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $10.00 per unit, commencing on the later of the consummation of a business combination and one year from the effective date of the registration statement and expiring four years from the effective date of the registration statement. The option may be exercised on a cashless basis, such that in lieu of paying the aggregate exercise price for the shares of common stock being purchased upon exercise of the warrant in cash, the holder will relinquish a number of shares underlying the warrant with a market value equal to such aggregate exercise price. Accordingly, we would not receive additional proceeds to the extent the warrants are exercised on a cashless basis and the exercise price, if any, with respect to the warrants will be paid directly to us. The option and the 500,000 units, the 500,000 shares of common stock and the 500,000 warrants underlying such units, and the 500,000 shares of common stock underlying such warrants, have been deemed compensation by the National Association of Securities Dealers, Inc., or NASD, and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below the exercise price of the warrants included in the option.

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                                       12
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                                      RISKS


      IN MAKING YOUR DECISION ON WHETHER TO INVEST IN OUR SECURITIES, YOU SHOULD TAKE INTO ACCOUNT THE SPECIAL RISKS WE FACE AS A BLANK CHECK DEVELOPMENT STAGE COMPANY, AS WELL AS THE FACT THAT THIS OFFERING IS NOT BEING CONDUCTED IN COMPLIANCE WITH RULE 419 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, THEREFORE, YOU WILL NOT BE ENTITLED TO PROTECTIONS NORMALLY AFFORDED TO INVESTORS IN RULE 419 BLANK CHECK OFFERINGS. YOU SHOULD CAREFULLY CONSIDER THESE AND THE OTHER RISKS SET FORTH IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROSPECTUS. SOME OF OUR OTHER RISKS INCLUDE THE FOLLOWING:


      O WE ARE A DEVELOPMENT STAGE COMPANY WITH NO OPERATING HISTORY AND, ACCORDINGLY, YOU WILL NOT HAVE ANY BASIS ON WHICH TO EVALUATE OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVE.

      O OUR ABILITY TO CONTINUE AS A GOING CONCERN IS DEPENDENT ON US RAISING FUNDS IN THIS OFFERING.


      O IF WE ARE FORCED TO DISSOLVE AND LIQUIDATE BEFORE A BUSINESS COMBINATION AND DISTRIBUTE THE AMOUNTS HELD IN THE TRUST ACCOUNT, OUR PUBLIC STOCKHOLDERS WILL RECEIVE LESS THAN $8.00 PER SHARE AND OUR WARRANTS WILL EXPIRE WORTHLESS.


      O IF THIRD PARTIES BRING CLAIMS AGAINST US, THE PROCEEDS HELD IN TRUST COULD BE REDUCED AND THE PER-SHARE LIQUIDATION PRICE RECEIVED BY STOCKHOLDERS WILL BE LESS THAN THE APPROXIMATELY $7.55 PER SHARE HELD IN TRUST AT THE CLOSING OF THIS OFFERING.

      O SINCE WE HAVE NOT YET SELECTED ANY TARGET ACQUISITION WITH WHICH TO CONSUMMATE A BUSINESS COMBINATION, WE ARE UNABLE TO CURRENTLY ASCERTAIN THE MERITS OR RISKS OF THE BUSINESS' OPERATIONS.

      O OUR ABILITY TO SUCCESSFULLY CONSUMMATE A BUSINESS COMBINATION AND TO BE SUCCESSFUL THEREAFTER WILL BE LARGELY DEPENDENT UPON THE EFFORTS OF OUR OFFICERS.

      O INITIALLY, WE MAY ONLY BE ABLE TO CONSUMMATE ONE BUSINESS COMBINATION, WHICH MAY CAUSE US TO BE SOLELY DEPENDENT ON A SINGLE BUSINESS AND A LIMITED NUMBER OF PRODUCTS OR SERVICES.

      O THERE ARE SUBSTANTIAL REGULATORY LIMITATIONS ON INVESTMENTS IN BANKS AND THRIFTS THAT LIMIT INVESTOR CONTROL.

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                                       13
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                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      The following table is derived from and summarizes the relevant financial data for our business and should be read in conjunction with our audited financial statements and the related notes, which are included elsewhere in this prospectus. We have not had any significant operations to date; therefore, only balance sheet data are presented.

                                                                  October 17, 2006
                                                           ------------------------------
                                                             Actual       As Adjusted (1)
                                                           -----------    ---------------
Balance Sheet Data:
   Working capital (deficit) ..........................    $   (36,234)    $74,415,766
   Total assets .......................................    $   126,985     $74,415,766
   Total liabilities (2) ..............................    $   111,219     $        --
   Value of common stock which may be converted to cash
     (approximately $7.39 per share) ..................    $        --     $14,779,993
   Stockholders' equity (3) ...........................    $    15,766     $59,635,773

----------
(1) Excludes the $100 purchase price for the purchase option issued to the underwriters.
(2) Excludes deferred underwriting fees equal to 2% of the gross proceeds of this offering that the underwriters have agreed to defer until the consummation of a business combination.
(3) Excludes 1,999,999 shares of common stock, at an initial per-share conversion price of approximately $7.39, subject to possible conversion.

      The "as adjusted" information gives effect to the sale of the units we are offering (other than pursuant to the underwriters' over-allotment option), including the application of the related gross proceeds. This also includes $1,600,000 of deferred underwriting fees which are payable only upon the consummation of a business combination.

      The as adjusted working capital and total assets amounts include the $75,500,000 trust amount, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus; provided, however, that the interest earned on funds held in the trust account, net of taxes payable on such interest, will be released to us monthly to cover a portion of our operating expenses. Such interest amounts released to us from the trust account will not exceed $200,000 per month and will not exceed in the aggregate $1,000,000. The $75,500,000 trust amount includes the $1,600,000 being held in the trust account representing the underwriters' deferred discount. If a business combination is not consummated within 24 months after the consummation of this offering, then our corporate existence will terminate and we will take all action necessary to dissolve. Upon dissolution, the proceeds then held in the trust account, including the deferred underwriting discounts and commissions, and interest thereon, net of income taxes on such interest and the $1,000,000 of such interest distributed to us for expenses, will be distributed as soon as practicable solely to our public stockholders. In addition, such holders will be entitled to receive a pro rata portion of our remaining assets not held in trust, less amounts we pay, or reserve to pay, for all of our liabilities and obligations. These liabilities and obligations include our corporate expenses arising during our remaining existence, including the costs of our dissolution and liquidation. Our private stockholders have agreed to waive their respective rights to participate in any liquidating distributions occurring upon our failure to consummate a business combination and subsequent dissolution with respect to the shares of common stock owned by them immediately prior to this offering including the shares of common stock underlying the privately placed units.

      We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Each public

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                                       14
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stockholder will only be able to convert its shares if such holder elects to do so; voting against the business combination alone will not result in a pro rata distribution of the trust account. Accordingly, we may still consummate a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurs and a business combination is consummated, we could be required to convert to cash from the trust account up to approximately 19.99999% of the 10,000,000 shares sold in this offering, or 1,999,999 shares of common stock, at an initial per-share conversion price of approximately $7.39, without taking into account interest earned on the trust account or rights of creditors to funds held in the trust account, if any. The actual per-share conversion price will be equal to:

      o the amount in the trust account (excluding the amount held in the trust account representing a portion of the underwriters' discount), including interest (net of taxes payable and $1,000,000 of such interest distributed to us for expenses) earned on the trust account, as of two business days prior to the proposed consummation of the business combination,

      o divided by the number of shares of common stock sold in this offering.

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                                       15

                                  RISK FACTORS

      INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE MAKING A DECISION TO INVEST IN OUR UNITS. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ALTHOUGH OUR INITIAL OBJECTIVE IS TO ACQUIRE ONE OR MORE BANKING ORGANIZATIONS AND FINANCIAL SERVICES ORGANIZATIONS LOCATED IN AND AROUND CALIFORNIA, WE HAVE NOT YET SELECTED A SPECIFIC TARGET OR TARGETS WITH WHICH TO CONSUMMATE A BUSINESS COMBINATION. AS A RESULT, WE ARE UNABLE TO ASCERTAIN THE MERITS OR RISKS OF THE BUSINESS IN WHICH WE MAY ULTIMATELY OPERATE. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF, OR THAT WE CURRENTLY DEEM IMMATERIAL, ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS MAY BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT EVENT, THE TRADING PRICE OF OUR SECURITIES COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE ARE A DEVELOPMENT STAGE COMPANY WITH NO OPERATING HISTORY AND, ACCORDINGLY, YOU WILL NOT HAVE ANY BASIS ON WHICH TO EVALUATE OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVE.

      We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to consummate a business combination. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates.

OUR ABILITY TO CONTINUE AS A GOING CONCERN IS DEPENDENT ON US RAISING FUNDS IN THIS OFFERING.


      We have no present revenue and will not generate any revenue until, at the earliest, after the consummation of a business combination. We have a very limited amount of available cash and working capital. The report of our independent registered public accountants on our financial statements includes an explanatory paragraph expressing a substantial doubt regarding our ability to continue as a going concern due to the facts that we have no present revenues, our business plan is dependent on the consummation of this offering, and our cash and working capital as of October 17, 2006 are not sufficient to complete our planned activities for the upcoming year unless we consummate this offering. The financial statements do not include any adjustments that might result from our inability to consummate this offering or our ability to continue as a going concern.


IF WE ARE FORCED TO DISSOLVE AND LIQUIDATE BEFORE A BUSINESS COMBINATION AND DISTRIBUTE THE AMOUNTS HELD IN THE TRUST ACCOUNT, OUR PUBLIC STOCKHOLDERS WILL RECEIVE LESS THAN $8.00 PER SHARE AND OUR WARRANTS WILL EXPIRE WORTHLESS.

      We must consummate a business combination with a fair market value of at least 80% of our net assets (excluding the amount held in the trust account representing a portion of the underwriters' discount) at the time of acquisition within 24 months after the consummation of this offering. If we are unable to consummate a business combination within the prescribed time frame and are forced to dissolve and liquidate our assets, the per-share liquidation distribution will be less than $8.00 because of the expenses paid in this offering, because $1,000,000 of the interest (net of taxes) on the trust account will be withdrawn from the trust account for use by us as working capital, and because taxes on interest on the trust account will be paid out of the trust account. Furthermore, there will be no distribution from the trust account with respect to our outstanding warrants, which will expire worthless if we dissolve and liquidate before the consummation of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to consummate a business combination, see the section below entitled "Proposed Business--Consummating a Business Combination--Dissolution and liquidation if no business combination." You will not be entitled to protections normally afforded to investors of blank check companies.

UPON DISTRIBUTION OF THE TRUST ACCOUNT, OUR STOCKHOLDERS MAY BE HELD LIABLE FOR CLAIMS OF THIRD PARTIES AGAINST US TO THE EXTENT OF DISTRIBUTIONS RECEIVED BY THEM.


      Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If a corporation complies with certain statutory procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that the corporation makes reasonable provision for all claims against it, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. The procedures in Section 280 include a 60-day notice period during which any third-party claims may be brought against the liquidating company, a 90-day period during which the company may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions may be made to stockholders. In the alternative, we may seek stockholder approval to make liquidating distributions to our holders of common stock sold in this offering as soon as reasonably practicable following our dissolution in accordance with Section 281(b) of the Delaware statute. Therefore, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of our holders of common stock sold in this offering may extend beyond the third anniversary of such dissolution. For further information on the statutory dissolution procedures, see "Proposed Business--Consummating a Business Combination--Dissolution and liquidation if no business combination."


IF THE NET PROCEEDS TO US FROM THE PRIVATE PLACEMENT OF THE UNITS AND THE $1,000,000 OF INTEREST INCOME FROM THE TRUST ARE INSUFFICIENT TO ALLOW US TO OPERATE FOR AT LEAST THE NEXT 24 MONTHS, WE MAY NOT BE ABLE TO CONSUMMATE A BUSINESS COMBINATION.

      We currently believe that, upon consummation of this offering, the $500,000 available to us from the proceeds of the private placement of the units and the $1,000,000 (net of taxes) of the interest earned on the trust account which will be released to us to cover a portion of our operating expenses will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. However, we cannot assure you that our estimates will be accurate. We could use a portion of these funds to pay due diligence costs in connection with a potential business combination or to pay fees to consultants to assist us with our search for a target acquisition. We could also use a portion of these funds as a down payment or to fund a "no-shop" provision (a provision in letters of intent designed to keep target acquisitions from "shopping" around for transactions with others on terms more favorable to such target acquisitions) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into such a letter of intent where we paid for the right to receive exclusivity from a target acquisition and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to any other potential target acquisitions. For a comparison, see "Proposed Business--Comparison to offerings of blank check companies."

YOU WILL NOT BE ENTITLED TO PROTECTIONS NORMALLY AFFORDED TO INVESTORS OF BLANK CHECK COMPANIES.

      Since the net proceeds of this offering are intended to be used to consummate a business combination, we may be deemed to be a "blank check" company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering, and will file a Current Report on Form 8-K with the SEC promptly following consummation of this offering including an audited balance sheet demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors of blank check companies, such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to these rules, including Rule 419, our units will be immediately tradable and we have a longer period of time to consummate a business combination in certain circumstances than we would if we were subject to such rule.

IF THIRD PARTIES BRING CLAIMS AGAINST US, THE PROCEEDS HELD IN TRUST COULD BE REDUCED AND THE PER-SHARE LIQUIDATION PRICE RECEIVED BY STOCKHOLDERS WILL BE LESS THAN THE APPROXIMATELY $7.55 PER SHARE HELD IN TRUST.


      Our placing of funds in trust may not protect those funds from third party claims against us. Upon our dissolution, we will be required, pursuant to Delaware General Corporate Law Sections 280 and 281, to pay or make reasonable provision to pay all of our claims and obligations, including contingent or conditional claims, which we intend to pay, to the extent sufficient to do so, from our funds not held in trust. Although we will seek to have all vendors, prospective target acquisitions or other entities with which we execute agreements waive any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements, or even if they execute such agreements that they would be prevented from bringing claims against the trust account. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims.


      Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party's engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and not seek recourse against the trust account for any reason. In addition, creditors may seek to interfere with the distribution process under state or federal creditor and bankruptcy laws. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of our public stockholders. We cannot assure you that the per-share distribution from the trust account will not be less than approximately $7.55 (of which approximately $0.16 per share is attributable to the deferred underwriters' discount) plus interest income earned on the trust account, net of income taxes payable on such income and the $1,000,000 of interest income distributable to us, due to such claims, or that there will not be delays in addition to those imposed by our duties to comply with Delaware General Corporation Law procedures and federal securities laws and regulations. If we liquidate before the completion of a business combination and distribute the proceeds held in trust to our public stockholders, Western United Funding, LLC has agreed that it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target acquisitions or vendors or other entities that are owed money by us or for services rendered or contracted for or products sold to us, or who have executed waivers that are held to be invalid or unenforceable. However, we cannot assure you that they will be able to satisfy those obligations.

SINCE WE HAVE NOT YET SELECTED ANY TARGET ACQUISITION WITH WHICH TO CONSUMMATE A BUSINESS COMBINATION, WE ARE UNABLE TO CURRENTLY ASCERTAIN THE MERITS OR RISKS OF THE BUSINESS' OPERATIONS.

      Because we have not yet identified any prospective target acquisitions, investors in this offering currently have no basis to evaluate the possible merits or risks of any such target acquisition. Although our management will evaluate the risks inherent in a particular target acquisition, we cannot assure you that they will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will ultimately prove to be more favorable to investors than a direct investment, if such opportunity were available, in a target acquisition. Except for the limitation that our initial business combination have a fair market value of at least 80% of our net assets (excluding the amount held in the trust account representing a portion of the underwriters' discount) at the time of the acquisition, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate.

WE MAY ISSUE SHARES OF OUR CAPITAL STOCK, INCLUDING THROUGH CONVERTIBLE DEBT SECURITIES, TO CONSUMMATE A BUSINESS COMBINATION, WHICH WOULD REDUCE THE EQUITY INTEREST OF OUR STOCKHOLDERS AND LIKELY CAUSE A CHANGE IN CONTROL OF OUR OWNERSHIP.

      Our amended and restated certificate of incorporation authorizes the issuance of up to 75,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Immediately after this offering (assuming no exercise of the underwriters' over-allotment option), there will be 51,875,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the unit purchase option granted to the underwriters) and the 1,000,000 shares of preferred stock available for issuance. Although we have no commitment as of the effective date of the registration statement, we are likely to issue a substantial number of additional shares of our common or preferred stock, or a combination of common and preferred stock, to consummate a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

      o     may significantly reduce the equity interest of our stockholders;

      o may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

      o may cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

      o may adversely affect prevailing market prices for our common stock and warrants.

      In addition, we may incur substantial debt to complete a business combination. The incurrence of debt could result in:

      o default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

      o acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and such covenant is breached without a waiver or renegotiations of that covenant;

      o our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

      o our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding;

      o     our inability to pay dividends on our common stock;

      o using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock, working capital, capital expenditures, acquisitions and other general corporate purposes;

      o limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

      o increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

      o     other disadvantages compared to our competitors who have less debt.

OUR ABILITY TO SUCCESSFULLY CONSUMMATE A BUSINESS COMBINATION AND TO BE SUCCESSFUL THEREAFTER WILL BE LARGELY DEPENDENT UPON THE EFFORTS OF OUR OFFICERS.

      Our ability to successfully consummate a business combination is largely dependent upon the efforts of our officers. We have not entered into employment or consultant agreements with our officers, nor have we obtained "key man" life insurance on their lives. While it is the intent of our officers to dedicate themselves to achieving a business combination, the loss of the services of our officers could have a material adverse effect on our ability to successfully achieve our business objectives, including seeking suitable target acquisitions to consummate a business combination.

OUR OFFICERS AND DIRECTORS MAY IN THE FUTURE BECOME AFFILIATED WITH ADDITIONAL ENTITIES THAT ARE ENGAGED IN BUSINESS ACTIVITIES SIMILAR TO THOSE INTENDED TO BE CONDUCTED BY US AND, ACCORDINGLY, MAY HAVE CONFLICTS OF INTEREST IN DETERMINING TO WHICH ENTITY A PARTICULAR BUSINESS OPPORTUNITY SHOULD BE PRESENTED.

      None of our officers or directors has been or currently is a principal of, or affiliated or associated with, a blank check company, and each of our officers has expressed his full time commitment to our success. However, all of our directors currently are, and all of our officers may in the future become, affiliated with additional entities, including other "blank check" companies, which may be engaged in activities similar to those we intend to conduct. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe fiduciary duties or other contractual obligations. Accordingly, our officers and directors may have a conflict of interest in determining when a particular business opportunity will be presented to us and when it will be presented to such other entity. We cannot assure you that any of these conflicts will be resolved in our favor.

THE ROLE OF OUR FOUNDING OFFICERS IN THE TARGET BUSINESS MAY CHANGE UPON CONSUMMATION OF A BUSINESS COMBINATION.

      While we currently expect that our founding officers will remain in senior management positions following a business combination, we will also employ other personnel following a business combination. If a business combination were structured as a merger whereby the stockholders of the target company were to acquire significant influence over the combined company, our founding officers may be less likely to retain primary management responsibility for the combined company after the acquisition. In making the determination as to whether current management should remain with us following the business combination, we will analyze the experience and skill set of the target acquisition's management. If we believe it would be in the best interests of the combined company after the consummation of the business combination, then we will negotiate as part of the business combination that certain of our founding officers and directors remain with the combined entity. Although we intend to closely scrutinize any additional individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct.

THE UNITS, SHARES OF COMMON STOCK AND WARRANTS OWNED BY OUR OFFICERS, DIRECTORS, OUR SPECIAL ADVISOR AND THEIR RESPECTIVE AFFILIATES WILL NOT PARTICIPATE IN LIQUIDATION DISTRIBUTIONS, AND A CONFLICT OF INTEREST MAY ARISE IN DETERMINING WHETHER A PARTICULAR TARGET ACQUISITION IS APPROPRIATE FOR A BUSINESS COMBINATION.


      Immediately prior to the consummation of this offering, our officers, directors, our special advisor and their respective affiliates will own, in the aggregate, 2,062,500 shares of our common stock (including shares acquired through the private placement of the units) but have waived their right to receive distributions (other than with respect to units they purchase in this offering or common stock they purchase in the aftermarket) upon our dissolution and liquidation prior to a business combination. After this offering and the private placement, our officers, directors, special advisor and their affiliates will own an aggregate of 17.1% of our common stock. Additionally, Western United Funding, LLC has agreed with the underwriters that it will place an irrevocable order with an independent third-party broker-dealer to purchase, to the extent available, up to $1,000,000 of our warrants in the public marketplace if the public marketplace price is $0.70 or less per warrant during the forty (40) trading day period following the later of the separate trading of the warrants and sixty (60) calendar days after the end of the "restricted period" under Regulation M promulgated by the SEC. The shares (other than those purchased as part of units in this offering or in the aftermarket) and warrants owned by our officers, directors and special advisor and their respective affiliates will be worthless if we do not consummate a business combination. The personal and financial interests of our officers, directors and special advisor and their respective affiliates may influence their motivation in identifying and selecting target acquisitions and completing a business combination in a timely manner. Consequently, the discretion of our management in identifying and selecting suitable target acquisitions may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our public stockholders' best interest.

IF OUR COMMON STOCK BECOMES SUBJECT TO THE SEC'S PENNY STOCK RULES, BROKER-DEALERS MAY EXPERIENCE DIFFICULTY IN COMPLETING CUSTOMER TRANSACTIONS AND TRADING ACTIVITY IN OUR SECURITIES MAY BE ADVERSELY AFFECTED.

      If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock will be subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

      o     make a special written suitability determination for the purchaser;

      o receive the purchaser's written agreement to the transaction prior to sale;

      o provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

      o obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

      If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

INITIALLY, WE MAY ONLY BE ABLE TO CONSUMMATE ONE BUSINESS COMBINATION, WHICH MAY CAUSE US TO BE SOLELY DEPENDENT ON A SINGLE BUSINESS AND A LIMITED NUMBER OF PRODUCTS OR SERVICES.

      After payment of an estimated $500,000 of expenses associated with the offering, the net proceeds from this offering and the private placement units will provide us with approximately $75,500,000, including $1,600,000 of the underwriters' discount, which will be held in trust and may be used by us to consummate a business combination. Our initial business combination must be with one or more businesses having a fair market value of at least 80% of our net assets (excluding the amount held in the trust account representing a portion of the underwriters' discount) at the time of such acquisition. We have no limitation on our ability to raise additional funds through the sale of securities or the incurrence of indebtedness that would enable us to consummate a business combination having a total fair market value in excess of 80% of our net assets (excluding the amount held in the trust account representing a portion of the underwriters' discount) at the time of such an acquisition. Since we have no specific business combination under consideration, we have not entered into any such fundraising arrangement and have no current intention of doing so. Consequently, initially it is possible that we will have the ability to consummate only a single business combination. We may not be able to consummate more than one target acquisition because of various factors, including insufficient financing or the difficulties involved in consummating the contemporaneous acquisition of more than one operating company. Therefore, it is possible that we will have the ability to consummate a business combination with only a single banking organization or financial services organization, which may have only a limited number of products or services. The resulting lack of diversification may:

      o result in our dependency upon the performance of a single banking organization or financial services organization;


      o result in our dependency upon a limited number of products or services; and


      o subject us to economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular banking organization or financial services organization which we may operate subsequent to a business combination.


In this case, we will not be able to fully reach and serve our target market, diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities that may have the resources to consummate several business combinations. Further, the prospects for our success may be entirely dependent upon the future performance of the initial target acquisition or acquisitions we acquire.

THE ABILITY OF OUR STOCKHOLDERS TO EXERCISE THEIR CONVERSION RIGHTS MAY NOT ALLOW US TO CONSUMMATE THE MOST DESIRABLE BUSINESS COMBINATION OR OPTIMIZE OUR CAPITAL STRUCTURE.

      When we seek stockholder approval of any business combination, we will offer each public stockholder (but not our private stockholders with respect to any shares they owned prior to the consummation of this offering) the right to have his, her or its shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and consummated. Such holder must both vote against such business combination and then exercise his, her or its conversion rights to receive a pro rata share of the trust account. Accordingly, if our business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many stockholders may exercise such conversion rights, we may either need to reserve part of the trust account for possible payment upon such conversion, or we may need to arrange third party financing to help fund our business combination in case a larger percentage of stockholders exercise their conversion rights than we expect. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or we may end up having to incur an amount of leverage that is not optimal for our business combination. This may limit our ability to consummate the most attractive business combination available to us.

BECAUSE OF OUR LIMITED RESOURCES AND THE SIGNIFICANT COMPETITION FOR BUSINESS COMBINATION OPPORTUNITIES, WE MAY NOT BE ABLE TO CONSUMMATE A BUSINESS COMBINATION DURING THE PRESCRIBED TIME PERIOD.

      We expect to encounter intense competition from other entities having a business objective similar to ours, including private investors (which may be individuals or investment partnerships), other blank check companies, and operating businesses competing for the types of businesses that we intend to primarily focus on. Many of these individuals and entities are well established and have extensive experience in identifying and consummating, directly or indirectly, acquisitions of banking organizations and financial services organizations. Many of these competitors possess greater technical, human and other resources, or more local industry knowledge, than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous target acquisitions that we could potentially acquire with the net proceeds of this offering, our ability to compete with respect to the acquisition of certain target acquisitions that are sizable will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target acquisitions. Furthermore, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction. Additionally, our outstanding warrants and the future dilution they potentially represent may not be viewed favorably by certain target acquisitions. Also, our obligation to convert into cash the shares of common stock in certain instances may reduce the resources available for a business combination. Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination.

      Based upon publicly available information as of October 18, 2006, we have identified approximately 69 blank check companies that have gone public since August 2003. Of these companies, only nine have actually consummated a business combination, while 22 other companies have announced that they have entered into definitive agreements or letters of intent with respect to potential business combinations but have not yet consummated business combinations. Accordingly, there are approximately 37 blank check companies with approximately $3.3 billion in trust and potentially an additional 51 blank check companies with approximately $4.3 billion in trust that have filed registration statements and are seeking, or will be seeking, to consummate business combinations. Furthermore, the fact that only nine of such companies have consummated business combinations and only 22 other of such companies have entered into definitive agreements for business combinations may be an indication that there are only a limited number of attractive targets available to such entities or that many targets are not inclined to enter into a transaction with a blank check company, and therefore we also may not be able to consummate a business combination within the prescribed time period. If we are unable to consummate an initial transaction within the prescribed time period, we will be forced to dissolve and liquidate.

WE WILL DEPEND ON THE PROCEEDS OF THIS OFFERING NOT PLACED IN THE TRUST ACCOUNT TO FUND OUR SEARCH FOR A TARGET ACQUISITION OR ACQUISITIONS AND TO CONSUMMATE OUR INITIAL BUSINESS COMBINATION.

      We will depend on the $500,000 proceeds of the private placement of units plus $1,000,000 (net of taxes) from interest earned on the trust account distributable to us to provide us with the working capital we may require to identify one or more target acquisitions and to consummate our initial business combination. As a result, we may have insufficient funds available with which to structure, negotiate or close an initial business combination. In such event, we would need to obtain additional funds from our initial stockholders or another source to continue operations.

OUR PRIVATE STOCKHOLDERS, INCLUDING OUR OFFICERS, DIRECTORS AND OUR SPECIAL ADVISOR AND THEIR AFFILIATES, CONTROL A SUBSTANTIAL INTEREST IN US AND THUS MAY INFLUENCE CERTAIN ACTIONS REQUIRING A STOCKHOLDER VOTE.

      Upon consummation of our offering, our private stockholders (including our officers, directors, special advisor and their affiliates) will collectively own approximately 17.1% of our issued and outstanding shares of common stock (assuming there are no other purchases of units in this offering). In connection with the stockholder vote required for a business combination, all of our private stockholders have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders. Any common stock acquired by private stockholders in the offering or aftermarket will be considered part of the holdings of the public stockholders. These private stockholders will have the same rights as other public stockholders, including voting and conversion rights in connection with a potential business combination. Accordingly, they may vote such shares on a proposed business combination any way they choose.


BECAUSE OUR ACQUISITION STRATEGY WILL FOCUS ON CENTRAL AND SOUTHERN CALIFORNIA, WE ARE DEPENDENT ON THE CENTRAL AND SOUTHERN CALIFORNIA ECONOMIES.


      Because our acquisition strategy will focus on central and southern California, we are exposed to greater economic risks than if we focused on a more geographically dispersed area. We are susceptible to adverse developments in the California economic and regulatory environment (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, costs of complying with governmental regulations or increased regulation and other factors) as well as natural disasters that occur in this area (such as earthquakes, floods and other events). A deterioration in economic conditions, whether caused by national or local concerns, in particular an economic slowdown in central or southern California, could result in the following consequences, any of which could hurt our business materially: loan delinquencies may increase; problem assets and foreclosures may increase; demand for our products and services may decrease; low cost or noninterest bearing deposits may decrease; and collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with our existing loans. These circumstances may lead to an increase in nonaccrual and classified loans, which generally results in a provision for credit losses and in turn reduces our net earnings. The State of California continues to face fiscal challenges upon which the long term impact on the State's economy cannot be predicted. In addition, the State of California is also regarded as more litigious and more highly regulated and taxed than many states, which may adversely impact the results of any business we acquire.

OUR STAGGERED BOARD MAY ENTRENCH MANAGEMENT AND DISCOURAGE UNSOLICITED STOCKHOLDER PROPOSALS THAT MAY BE IN THE BEST INTERESTS OF STOCKHOLDERS.

      Our charter provides that our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. As a result, at any annual meeting only a minority of the board of directors will be considered for election. Since our "staggered board" would prevent our stockholders from replacing a majority of our board of directors at any annual meeting, it may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders.

PRIOR TO THE CONSUMMATION OF THIS OFFERING, OUR STOCKHOLDERS WILL HAVE PAID AN AGGREGATE OF $25,000, OR $0.0125 PER SHARE, FOR THEIR INITIAL SHARES AND, ACCORDINGLY, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION FROM THE PURCHASE OF OUR COMMON STOCK.

      In connection with our formation we also issued to our private stockholders 2,000,000 shares of common stock at $0.0125 per share, a total of $25,000, which will cause dilution to investors in this offering. The difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to the investors in this offering. Our private stockholders acquired their initial shares of common stock at a nominal price, significantly contributing to this dilution. Assuming the offering is consummated, you and the other new investors will incur an immediate and substantial dilution of approximately 25.9% or $2.07 per share (the difference between the pro forma net tangible book value per share of $5.93, and the initial offering price of $8.00 per unit).

OUR OUTSTANDING WARRANTS AND PURCHASE OPTION MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF COMMON STOCK AND MAKE IT MORE DIFFICULT TO CONSUMMATE A BUSINESS COMBINATION.

      In connection with this offering, as part of the units, we will be issuing warrants to purchase up to 10,000,000 shares of common stock and have agreed to sell to the underwriters an option to purchase up to a total of 500,000 units. We have also agreed to issue up to 1,500,000 warrants to purchase additional shares of common stock if the over-allotment option that we granted to the underwriters is exercised in full. To the extent we issue shares of common stock to consummate a business combination, the potential for the issuance of a substantial number of additional shares upon exercise of these warrants and the option could make us a less attractive acquisition vehicle in the eyes of a target acquisition. Such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to consummate the business combination. Therefore, our warrants and this option may make it more difficult to consummate a business combination or increase the cost of acquiring the target acquisition. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and this option could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

IF OUR PRIVATE STOCKHOLDERS EXERCISE THEIR REGISTRATION RIGHTS, OR IF THE UNDERWRITERS ELECT TO EXERCISE THEIR UNIT PURCHASE OPTION, IT MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK AND THE EXISTENCE OF THE REGISTRATION RIGHTS AND THE PURCHASE OPTION MAY MAKE IT MORE DIFFICULT TO CONSUMMATE A BUSINESS COMBINATION.

      Our private stockholders are entitled to make a demand that we register the resale of their shares of common stock at any time commencing three months prior to the date on which their shares are released from escrow. If our private stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 2,000,000 shares of common stock eligible for trading in the public market. In addition, we have agreed to sell to the underwriters a unit purchase option to purchase up to a total of 500,000 units identical to those units offered by this prospectus, except that the warrants issued as part of the unit purchase option will be exercisable at $7.50 per share. If this unit purchase option is exercised, and all of the underlying warrants are also exercised, there will be an additional 1,000,000 shares of our common stock eligible for trading in the public market. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of the registration rights and the purchase option may make it more difficult to consummate a business combination or increase the cost of acquiring the target acquisition, as the stockholders of the target acquisition may be discouraged from entering into a business combination with us or will request a higher price for their securities because of the potential effect the exercise of the registration rights and the purchase option may have on the trading market for our common stock.

IF WE ARE DEEMED TO BE AN INVESTMENT COMPANY, WE MAY BE REQUIRED TO INSTITUTE BURDENSOME COMPLIANCE REQUIREMENTS AND OUR ACTIVITIES MAY BE RESTRICTED, WHICH MAY MAKE IT DIFFICULT FOR US TO CONSUMMATE A BUSINESS COMBINATION, OR WE MAY BE REQUIRED TO INCUR ADDITIONAL EXPENSES IF WE ARE UNABLE TO DISSOLVE AFTER THE EXPIRATION OF THE ALLOTTED TIME PERIODS.

      If we are deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions that may make it more difficult for us to consummate a business combination, including:

      o     restrictions on the nature of our investments; and

      o     restrictions on the issuance of securities.

      In addition, we may have imposed upon us certain burdensome requirements, including:

      o     registration as an investment company;

      o     adoption of a specific form of corporate structure; and

      o reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

      To this end, the proceeds held in trust may be invested by the trust agent only in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940.

      If we are deemed to be an investment company at any time, we will be required to comply with additional regulatory requirements under the Investment Company Act of 1940 which would require additional expenses for which we have not budgeted.

THE DETERMINATION OF THE OFFERING PRICE OF OUR UNITS IS MORE ARBITRARY THAN THE PRICING OF SECURITIES FOR AN OPERATING COMPANY IN A PARTICULAR INDUSTRY.

      Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative of the underwriters. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

      o the history and prospects of companies whose principal business is the acquisition of other companies;

      o     prior offerings of those companies;

      o our prospects for acquiring an operating business at attractive values;

      o     our capital structure;

      o an assessment of our management and our management's experience in identifying operating companies;

      o general conditions of the securities markets at the time of the offering; and

      o     other factors as were deemed relevant.

      However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since we have no historical operations or financial results to compare them to.

WE MAY OR MAY NOT OBTAIN AN OPINION FROM AN UNAFFILIATED THIRD PARTY AS TO THE FAIR MARKET VALUE OF THE TARGET ACQUISITION OR THAT THE PRICE WE ARE PAYING FOR THE BUSINESS IS FAIR TO OUR STOCKHOLDERS.

      We are not required to obtain an opinion from an unaffiliated third party that either the target acquisition or acquisitions we select have a total fair market value in excess of 80% of our net assets (excluding the amount held in the trust account representing a portion of the underwriters' discount) or that the price we are paying is fair to stockholders. If no opinion is obtained, our stockholders will be relying on the judgment or our board of directors, whose collective experience in business evaluations is not significant.

IN THE EVENT THAT OUR SECURITIES ARE LISTED ON THE AMERICAN STOCK EXCHANGE, THE AMERICAN STOCK EXCHANGE MAY DELIST OUR SECURITIES FROM TRADING ON ITS EXCHANGE, WHICH COULD LIMIT INVESTORS' ABILITY TO EFFECT TRANSACTIONS IN OUR SECURITIES AND SUBJECT US TO ADDITIONAL TRADING RESTRICTIONS.

      We anticipate that our securities will be listed on the American Stock Exchange, a national securities exchange, upon consummation of this offering. We cannot assure you that our securities, if listed, will continue to be listed on the American Stock Exchange in the future. In addition, in connection with a business combination, it is likely that the American Stock Exchange may require us to file a new listing application and meet its initial listing requirements, as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time.

      If the American Stock Exchange delists our securities from trading on its exchange in the future, we could face significant material adverse consequences, including:

      o     a limited availability of market quotations for our securities;

      o a determination that our common stock is a "penny stock," which would require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

      o     a more limited amount of news and analyst coverage for our company;

      o a decreased ability to issue additional securities or obtain additional financing in the future;

      o a decreased ability of our securityholders to sell their securities in certain states; and

      o     restrictions on the nature of our investments.

IF WE ARE UNABLE TO MAINTAIN A CURRENT PROSPECTUS RELATING TO THE COMMON STOCK UNDERLYING OUR WARRANTS, OUR WARRANTS MAY HAVE LITTLE OR NO VALUE AND THE MARKET FOR OUR WARRANTS MAY BE LIMITED.


      Our warrants are not exercisable unless, at the time of exercise, a post-effective amendment to the registration statement is effective which includes a current prospectus relating to the common stock issuable upon exercise of the warrants and the common stock underlying the warrants has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holders of our warrants. Under the terms of the warrant agreement between Wells Fargo Bank, National Association, as warrant agent, and us, we have agreed to use our best efforts to maintain a current prospectus relating to the common stock issuable upon exercise of our warrants until the expiration of our warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. In addition, the warrant agreement provides that we are not required to allow holders of warrants to exercise them on a cashless basis if we are unable to maintain a current prospectus. If the prospectus relating to the common stock issuable upon exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, our warrants may not be exercisable before they expire. Thus, our warrants may be deprived of any value and the market for our warrants may be limited.


OUR OBLIGATIONS UNDER LAWS, REGULATIONS AND STANDARDS RELATING TO CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE, INCLUDING THE SARBANES-OXLEY ACT OF 2002 AND RELATED REGULATIONS, MAY INCREASE OUR COST OF COMPLETING A BUSINESS COMBINATION.

      As a public company registered with the SEC, we will be obligated to comply with laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the SEC and any other applicable self-regulatory organization. These laws and regulations may impose obligations that will increase the legal and financial costs required to consummate a business combination and increase the time required to complete a transaction.

BECAUSE ANY TARGET ACQUISITION WITH WHICH WE ATTEMPT TO COMPLETE A BUSINESS COMBINATION WILL BE REQUIRED TO PROVIDE OUR STOCKHOLDERS WITH AUDITED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH AND RECONCILED TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THE POOL OF PROSPECTIVE TARGET ACQUISITIONS MAY BE LIMITED.

      In accordance with the requirements of United States federal securities laws, in order to seek stockholder approval of a business combination, a proposed target acquisition will be required to have certain audited financial statements which are prepared in accordance with, or which can be reconciled to, U.S. generally accepted accounting principles, or U.S. GAAP, and audited in accordance with U.S. generally accepted auditing standards or auditing standards of the Public Company Accounting Oversight Board (United States). In particular, audited balance sheets for the last three years and audited statements of income and cash flows for each of the last two years are required. To the extent that a proposed target acquisition does not have audited financial statements which have been prepared with, or which can be reconciled to, U.S. GAAP, and audited in accordance with U.S. GAAP, we will not be able to acquire that proposed target acquisition . These financial statement requirements may limit the pool of potential target acquisitions.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER OF US, WHICH COULD LIMIT THE PRICE INVESTORS MIGHT BE WILLING TO PAY IN THE FUTURE FOR OUR COMMON STOCK AND COULD ENTRENCH MANAGEMENT.

      Our charter and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred stock.

      We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.


RISKS RELATED TO BANKING AND BANKING REGULATION


BANKING ORGANIZATIONS ARE SUBJECT TO INTEREST RATE RISK AND VARIATIONS IN INTEREST RATES MAY NEGATIVELY AFFECT OUR FINANCIAL PERFORMANCE.

      Changes in the interest rate environment may reduce our profits. After our initial business combination, we expect that we will realize income from the differential, or "spread," between the interest earned on loans, securities and other interest earning assets, and interest paid on deposits, borrowings and other interest bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest earning assets and interest bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. Since June 30, 2004, the federal funds rate and other short-term market interest rates, which are used to guide deposit pricing in most banking organizations, have increased, while intermediate- and long-term market interest rates, which are used by many banking organizations to guide loan pricing, have not increased proportionately. This has led to a "flattening" of the market yield curve, which has even "inverted" recently as short-term rates have exceeded long-term rates over an intermediate maturity horizon. The flat yield curve may hurt interest rate spread and net interest margin because the interest rates paid on deposits are likely to reprice upwards faster than the interest rates earned on loans and investments. If short-term interest rates continue to rise so that the yield curve remains relatively flat or inverts further, we would expect that net interest spread and net interest margin would continue to compress, which would hurt net interest income. We cannot assure you that we can minimize our interest rate risk. In addition, while an increase in the general level of interest rates may increase our net interest margins and loan yield, it may adversely affect the ability of certain borrowers with variable rate loans to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume and overall profitability.

BANKING ORGANIZATIONS FACE CREDIT RISKS WHICH, IF NOT PROPERLY MANAGED, COULD CAUSE REVENUES AND NET INCOME TO DECREASE.

      Banks and thrifts lend funds to their customers. Among the risks all lenders face is the risk that some of their borrowers will not repay their loans. The ability of borrowers to repay their obligations may be adversely affected by factors beyond our control, including local and general economic and market conditions. A substantial portion of the loans may be secured by liens on real estate or securities. These same factors may adversely affect the value of real estate and securities as collateral. We expect, following our initial business combination, to maintain an allowance for loan losses to reflect the level of losses determined by management to be inherent in the loan portfolio. However, the level of the allowance and the amount of the provisions would only be estimates based on management's judgment, and actual losses incurred could materially exceed the amount of the allowance or require substantial additional provisions to the allowance, either of which would likely have a material adverse effect on our revenues and net income.

AFTER THE CONSUMMATION OF OUR INITIAL BUSINESS COMBINATION, WE WILL FACE STRONG COMPETITION FROM BANKING ORGANIZATIONS AND OTHER FINANCIAL SERVICES FIRMS, MANY OF WHOM HAVE THE ABILITY TO OFFER CLIENTS A WIDER RANGE OF PRODUCTS AND SERVICES THAN WE MAY BE ABLE TO OFFER, WHICH COULD LEAD TO PRICING PRESSURES THAT COULD MATERIALLY ADVERSELY AFFECT OUR REVENUE AND PROFITABILITY.

      After consummation of our initial business combination, we will compete with other firms--both domestic and foreign--on a number of factors, including the quality of our employees, transaction execution, our products and services, innovation, reputation and price. We may fail to attract new business and we may lose clients if, among other reasons, we are not able to compete effectively. We will also face significant competition as result of a recent trend toward consolidation in this industry. In the past several years, there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many competitors offer the same banking services that we expect to offer in our service area. These competitors include national banks, regional banks and other community banks. We will also face competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology driven products and services. Many of these firms have the ability to offer a wide range of products such as loans, deposit-taking and insurance, brokerage, investment management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking with commercial banking, insurance and other financial services revenue in an effort to gain market share, which could result in pricing pressure on other businesses. The passage of the Gramm-Leach-Bliley Act in 1999 reduced barriers to large institutions providing a wide range of financial services products and services. We believe, in light of increasing industry consolidation and the regulatory overhaul of the financial services industry, that competition will continue to increase from providers of financial services products.


WE MAY BE SUBJECT TO SIGNIFICANT REGULATORY REQUIREMENTS IN CONNECTION WITH OUR EFFORTS TO ACQUIRE A BANKING ORGANIZATION, WHICH MAY RESULT IN OUR FAILURE TO CONSUMMATE OUR INITIAL ACQUISITION WITHIN THE REQUIRED TIME FRAME AND MAY FORCE US TO LIQUIDATE.

      Acquisitions of banking organizations are often subject to significant supervisory approval requirements, and we will not be able to consummate a business combination with a banking organization without complying with applicable laws and regulations. To acquire a banking organization we would be required to obtain approvals from one or more of the Board of Governors of the Federal Reserve System, or Federal Reserve, the Federal Deposit Insurance Corporation, or FDIC, the Office of the Comptroller of the Currency, or OCC, the Director of the Office of Thrift Supervision, or OTS, and/or state banking supervisors. Such approvals are time-consuming to obtain, require the submission of extensive information regarding investors, and are subject to considerations of safety and soundness and public convenience and needs, among others. We may not receive any such required approvals or we may not receive them in a timely manner, including as a result of factors or matters beyond our control. Satisfying any requirements of banking supervisors may delay the date of our completion of our initial business combination beyond the required time frame (24 months after the consummation of this offering). If we fail to consummate our initial business combination within the required time frame we may be forced to liquidate.

WE WILL BE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION FOLLOWING THE ACQUISITION OF A BANKING ORGANIZATION.

      Following the acquisition of a banking organization, we will operate in a highly regulated environment and will be subject to supervision and regulation by a number of governmental agencies, including one or more of the Federal Reserve, the OCC, and the FDIC, the OTS and/or state banking supervisors. Regulations adopted by these agencies, which are generally intended to provide protection for depositors and customers rather than for the benefit of stockholders, govern a comprehensive range of matters relating to the ownership and control of stockholders, acquisition of other companies and businesses, permissible activities we may engage in, maintenance of adequate capital levels, sales practices, anti-money-laundering requirements, and other aspects of our operations. The appropriate banking supervisors will perform detailed examinations of us and our subsidiaries on a regular basis. Banking supervisors possess broad authority to prevent or remedy unsafe or unsound practices or violations of law and to require robust and detailed policies, procedures, and systems for risk management and legal compliance. Any failure of such policies, procedures, and systems (including actions by a banking organization prior to our acquisition of it), or any failure by us or our subsidiaries to maintain satisfactory examination ratings for any reason, could result in substantial penalties, requirements, and/or restrictions on our ability to conduct business. In addition, future legislation and government policy could adversely affect our results of operations.

OUR ABILITY TO PAY DIVIDENDS OR REPURCHASE SHARES OF OUR COMMON STOCK WILL BE SUBJECT TO RESTRICTIONS UNDER APPLICABLE BANKING LAWS AND REGULATIONS.

      Our ability to pay dividends or repurchase shares of our common stock will depend on the ability of our subsidiary banks or thrifts to pay dividends to us. Banks and thrifts are subject to certain regulatory restrictions on the payment of dividends or repurchase of stock. A national bank or a thrift generally may pay dividends without regulatory approval in any calendar year to the extent of the total of its net profits (as defined) for such year combined with its retained net profits for the preceding two years, less any required transfers to surplus. State banks or thrifts may be subject to similar limitations. The ability of a bank or thrift to pay dividends is also restricted by the requirement that it maintain adequate levels of regulatory capital. Federal bank regulatory agencies also have the authority to prohibit a bank or thrift from engaging in unsafe or unsound practices, and the payment of dividends or the repurchase of stock could be deemed an unsafe or unsound practice depending on the financial condition or supervisory status of the institution.

SUBSTANTIAL REGULATORY LIMITATIONS ON INVESTMENTS IN BANKS AND THRIFTS MAY LIMIT INVESTORS' ABILITY TO PURCHASE OUR STOCK.

      With limited exceptions, federal regulations require the approval of the appropriate federal banking supervisor before a person or company or a group of persons or companies deemed to be "acting in concert" may directly or indirectly acquire more than 10% (5% if the acquirer is a bank or thrift holding company) of any class of a banking organization's voting stock, or direct or indirectly obtain the ability to control in any manner the election of a majority of directors or otherwise direct the management or policies of a banking organization. Prospective investors must comply with these requirements, if applicable, in connection with any purchase of our units in this offering, any subsequent exercise of warrants, or any subsequent trading of units. These requirements may limit potential purchasers, and therefore the value, of our stock.

RISKS RELATED TO OTHER FINANCIAL SERVICES ORGANIZATIONS

AFTER OUR INITIAL BUSINESS COMBINATION, WE MAY BE SUBJECT TO SIGNIFICANT REGULATORY REQUIREMENTS IN CONNECTION WITH OUR EFFORTS TO ACQUIRE ADDITIONAL FINANCIAL SERVICES ORGANIZATIONS.

      Acquisitions of financial services organizations are often subject to significant regulatory requirements and consents, and we will not be able to consummate a business combination with certain types of financial services organizations without complying with applicable laws and regulations and obtaining required governmental or client consents. For example, if we were to attempt to acquire or acquire control of an investment management firm, we would have to obtain consents of the firm's investment management clients or enter into new contracts with them, and there is no assurance that we would be able to obtain such consents or enter into new contracts. If our acquisition target were an insurance company, state insurance commissioners in the states where the insurance company does business would review an acquisition transaction and could prevent it by withholding their consent. The acquisition of a business in other sectors of the financial services industry may require similar approvals or consents. We may not receive any such required approvals or we may not receive them in a timely manner, including as a result of factors or matters beyond our control.

FINANCIAL SERVICES ORGANIZATIONS FACE SUBSTANTIAL ON-GOING REGULATION AND, AFTER ACQUIRING A FINANCIAL SERVICES ORGANIZATION, WE MAY FACE LEGAL LIABILITY AND REDUCED REVENUES AND PROFITABILITY IF OUR SERVICES ARE NOT REGARDED AS COMPLIANT OR FOR OTHER REASONS.

      In addition to the regulatory requirements for banking organizations, other financial services organizations are subject to extensive regulation. Many regulators, including U.S. government agencies and self-regulatory organizations, as well as state securities commissions and attorneys general, are empowered to conduct administrative proceedings and investigations that can result in, among other things, censure, fine, the issuance of cease-and-desist orders, prohibitions against engaging in some lines of business or the suspension or expulsion of a broker-dealer or investment adviser. The requirements imposed by regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with financial services firms and are not designed to protect our stockholders.

      Governmental and self-regulatory organizations impose and enforce regulations on financial services companies. U.S. self-regulatory organizations adopt rules, subject to approval by the SEC, that govern aspects of the financial services industry and conduct periodic examinations of the operations of registered broker-dealers and investment advisers. For example, U.S. broker-dealers are subject to rules and regulations that cover all aspects of the securities business including sales methods and trade practices, use and safekeeping of customer funds and securities, capital structures, recordkeeping, the preparation of research, the extension of credit, and the conduct of officers and employees. The types of regulations to which investment advisers are subject are also extensive and include recordkeeping, fee arrangements, client disclosure, custody of customer assets, and the conduct of officers and employees.

      Various regulatory agencies also have stringent rules with respect to the maintenance of specific levels of net capital by securities brokerage firms. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion from the NASD and other regulatory bodies, which ultimately could prevent any broker-dealers that we acquire or acquire control of from performing as a broker-dealer. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit the operations of broker-dealers, which could harm our business if we were to consummate a business combination with a securities brokerage firm.

      This regulatory environment is also subject to modifications and further regulations. New laws or regulations or changes in the enforcement of existing laws or regulations applicable to us also may adversely affect our business, and our ability to function in this environment will depend on our ability to constantly monitor and react to these changes. For example, recently the insurance industry has been subject to a significant level of scrutiny by various regulatory bodies, including state attorneys general and insurance departments, concerning certain practices within the insurance industry. These practices include, without limitation, the receipt of contingent commissions by insurance brokers and agents from insurance companies and the extent to which such compensation has been disclosed, bid rigging and related matters. As a result of these and related matters, including actions taken by the New York State Attorney General, there have been a number of proposals to modify various state laws and regulations regarding insurance agents and brokers, including proposals by the National Association of Insurance Commissioners, that could impose additional legal obligations, including disclosure obligations, on us if we were to offer insurance or other financial products.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among others, (a) our expectations about possible business combinations, (b) our growth strategies, (c) our future financing plans, and (d) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "approximate," "estimate," "believe," "intend," "plan," or "project," or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found in this prospectus. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may or may not occur.

      Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

      o     our status as a development stage company;

      o     our dissolution or liquidation prior to a business combination;

      o the reduction of the proceeds held in trust due to third party claims;

      o our selection of a prospective target acquisition or acquisitions or asset;

      o our issuance of our capital shares or incurrence of debt to consummate a business combination;

      o our ability to consummate an attractive business combination due to our limited resources and the significant competition for business combination opportunities;

      o     our dependence on our officers;

      o     potential conflicts of interest of our officers and directors;

      o potential future affiliations of our officers and directors with competing entities;

      o the control by our private stockholders of a substantial interest in us;

      o     our common stock becoming subject to the SEC's penny stock rules;

      o the adverse effect the outstanding warrants and options may have on the market price of our common shares;

      o the existence of registration rights with respect to the securities owned by our private stockholders;

      o     our being deemed an investment company;

      o     the lack of a market for our securities;

      o costs of complying with United States securities laws and regulations;

      o     complying with banking or thrift industry laws and regulations;

      o     complying with other financial services organization regulations;

      o     market risks; and

      o     regulatory risks and operational risks.

      These risks and others described under "Risk Factors" are not exhaustive.

      Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it, and is expressly qualified in its entirety by the foregoing cautionary statements. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

                                 USE OF PROCEEDS

      We estimate that the net proceeds of this offering and the private placements of the units will be as set forth in the following table:


                                                                                               Over-Allotment
                                                                         Without Over-      Option Exercised in
                                                                       Allotment Option             Full
                                                                      ------------------     ------------------
GROSS PROCEEDS
   Proceeds from units offered to the public .....................    $       80,000,000     $       92,000,000
   Proceeds from private placement of units ......................               500,000                500,000
                                                                      ------------------     ------------------
     Total gross proceeds ........................................    $       80,500,000     $       92,500,000
                                                                      ==================     ==================

OFFERING EXPENSES (1)
   Underwriting discount (6% of gross proceeds from units
     offered to the public) (2) ..................................    $        4,800,000     $        5,520,000
   Non-accountable expense allowance .............................               800,000                800,000
   Legal fees and expenses .......................................               260,000                260,000
   Printing and engraving expenses ...............................                40,000                 40,000
   Accounting fees and expenses ..................................                43,000                 43,000
   SEC registration fee ..........................................                18,164                 18,164
   NASD registration fee .........................................                17,475                 17,475
   American Stock Exchange application and listing fees ..........                70,000                 70,000
   Blue sky fees .................................................                15,000                 15,000
   Payment of initial fee to trustee .............................                 1,000                  1,000
   Miscellaneous expenses ........................................                35,361                 35,361
                                                                      ------------------     ------------------
     Total offering expenses .....................................    $        6,100,000     $        6,820,000
     Initial working capital (3) .................................    $          500,000     $          500,000
                             ==                                       ==================     ==================

NET PROCEEDS HELD IN TRUST ACCOUNT
   Net proceeds from the public offering and private placement
     of units ....................................................    $       73,900,000     $       85,180,000
   Deferred underwriting fees ....................................             1,600,000              1,840,000
                                                                      ------------------     ------------------
     Total proceeds held in trust account (4) ....................    $       75,500,000     $       87,020,000
                                          ==                          ==================     ==================
     Percentage of public offering held in trust account .........                  94.4%                  94.5%

                                                                             Amount              Percentage
                                                                      ------------------     ------------------
USE OF NET PROCEEDS NOT HELD IN TRUST
   Due diligence (excluding accounting and legal due diligence)
     of prospective target(s) ....................................    $          400,000                  (26.7)%
   Legal and accounting expenses attendant to the due diligence investigations, structuring and negotiations of an initial
     transaction .................................................               300,000                  (20.0)
   Payment of administrative fee to Wells Fargo Bank,
     National Association ........................................                35,000                   (2.3)
   Payment of administrative services fee to Western United
     Management, LLC ($7,500 per month for two years) ............               180,000                  (12.0)
   Legal and accounting fees relating to SEC reporting obligations                80,000                   (5.3)
   Working capital to cover miscellaneous expenses, D&O
     insurance, taxes and reserves ...............................               505,000                  (33.7)
   Total net proceeds not held in trust (3) ......................    $        1,500,000                 (100.0)%


----------
(1) A portion of the offering expenses have been funded with the proceeds of a loan from our Chief Financial Officer, as described below. These funds will be repaid out of the proceeds of this offering not being placed in the trust account upon consummation of this offering.

(2) The underwriters have agreed to defer a portion of their underwriting discount, equal to 2% of the gross proceeds of this offering, until the consummation of a business combination. Upon the consummation of a business combination, such deferred discount shall be released to the underwriters out of the gross proceeds of this offering held in a trust account maintained by Wells Fargo Bank, National Association, acting as trustee. The underwriters will not be entitled to any interest accrued on the deferred discount.


(3) Working capital consists of the amount of net proceeds to us from the private placement of units ($500,000). Amount excludes the interest earned on the trust account, of which up to but not more than $200,000 per month (net of taxes payable on such interest) will be released to us to cover a portion of our operating expenses until a maximum of $1,000,000 has been released from the trust account. Of this total amount, which equals $1,500,000, we intend to set aside $100,000 for potential vendor, target acquisitions and service provider claims and expenses of dissolution and liquidation.

(4) $7.55 per unit or $7.56 per unit if the over-allotment option is exercised.


      The $75,500,000 trust amount (or $87,020,000 if the over-allotment option is exercised in full) will be placed in a trust account maintained by Wells Fargo Bank, National Association, as trustee. The $75,500,000 trust amount includes $1,600,000 of the proceeds attributable to the underwriters' discount. The funds held in trust will be invested only in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less, or in money market funds meeting the conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, so that we are not deemed to be an investment company under the Investment Company Act. The proceeds will not be released from the trust account until the earlier of the consummation of a business combination or our dissolution and liquidation; provided, however, a portion of the interest earned on the trust account (net of taxes payable on such interest) will be released to us to cover a portion of our operating expenses. We will withdraw such interest no more frequently than monthly and in amounts not to exceed $200,000 per month, until a maximum of $1,000,000 of such interest has been released from the trust account. If we are required to dissolve, we will pay for the costs of dissolution from our remaining assets outside the trust account. We will set aside $100,000 of our initial working capital to pay the costs, if any, of liquidation and dissolution, if necessary, as well as any potential vendor, target acquisitions and service provider claims. If insufficient, Western United Funding, LLC will pay the costs of dissolution and liquidation, which we currently estimate to be approximately $50,000 to $75,000. While we will seek waivers from all target acquisitions, vendors and service providers to claims to amounts in the trust account, we cannot guarantee that we will be able to obtain any such waiver or that any such waiver will be held valid and enforceable. Western United Funding, LLC has agreed that, if we dissolve and liquidate prior to a business combination, it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of vendors for services rendered or products sold to us, as well as claims of prospective target acquisitions for fees and expenses of third parties that we agree in writing to pay in the event we do not consummate a combination with such business. However, we cannot assure you that Western United Funding, LLC will be able to satisfy those obligations. The proceeds held in the trust account may be used as consideration to pay the sellers of a target acquisition with which we consummate a business combination (excluding the amount held in the trust account representing a portion of the underwriters' discount). Any amounts not paid as consideration to the sellers of the target acquisition will be used to finance our operations, which may include the target acquisition(s) we acquired on the consummation of the business combination, to consummate other acquisitions, or for working capital, as determined by our board of directors at that time.


      We have agreed to pay Western United Management, LLC, an entity affiliated with our Chief Executive Officer and Chief Financial Officer, a monthly fee of $7,500 for general and administrative services, including office space, utilities and administrative support. This arrangement is being agreed to by Western United Management, LLC for our benefit and is not intended to provide to our officers compensation in lieu of a salary. We believe, based on fees for similar services in the Los Angeles, California metropolitan area, that the fee charged by Western United Management, LLC is at least as favorable as we could have obtained from an unaffiliated person. This arrangement will terminate upon completion of our business combination or the distribution of the trust account to our public stockholders.

      Regardless of whether the underwriters exercise their over-allotment option in full, the net proceeds available to us out of the trust for our search for a business combination will consist of $500,000 derived from the private placement of units plus $1,000,000 of interest earned on the trust account. We intend to use this amount for corporate franchise tax payments, American Stock Exchange listing fees, due diligence, legal, accounting and other expenses of structuring and negotiating a business combination, as well as a possible down payment, lock-up or "no-shop" provision (a provision in letters of intent designed to keep target acquisitions from "shopping" around for transactions with other companies on terms more favorable to such target acquisitions), if necessary, to bear the costs of liquidation and dissolution if in the event we are unable to consummate a business combination within 24 months after the consummation of this offering. While we do not have any current intention to use these funds as a down payment or to fund a "no-shop" provision with respect to a particular proposed business combination, if we were to enter into such a letter of intent where we paid for the right to receive exclusivity from a target acquisition, the amount that would be used as a down payment or to fund a "no-shop" provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, potential target acquisitions. In addition to the use of funds described above, we could also use a portion of these funds to pay fees to consultants to assist us with our search for a target acquisition or acquisitions. We believe that this amount will be sufficient to cover the foregoing expenses.

      To the extent that our capital stock or debt securities are used in whole or in part as consideration to consummate a business combination, the proceeds held in the trust account which are not used to consummate a business combination will be disbursed to the combined company and will, along with any other net proceeds not expended, be used as working capital to finance our operations.

      We may not use all of the proceeds in the trust in connection with a business combination, either because the consideration for the business combination is less than the proceeds in trust or because we finance a portion of the consideration with our capital stock or debt securities. In such event, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance our operations, which may include the target acquisition or acquisitions that we acquire in the business combination, to consummate other acquisitions, or for working capital, as determined by our board of directors at that time.

      Our Chief Financial Officer, Richard Alston, has loaned up to a total of $200,000 to us to fund a portion of the offering expenses owed by us to third parties. The loan bears interest at a rate of 3.60% per year and will be payable on the earlier of March 28, 2007 or the consummation of this offering. The loan will be repaid out of the proceeds used to pay the offering expenses.

      The net proceeds of this offering not held in the trust account and not immediately required for the purposes set forth above will be invested only in "government securities" or in money market funds meeting the conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 so that we are not deemed to be an investment company under the Investment Company Act. The income derived from investment of these net proceeds during this period that is not otherwise returned to public stockholders who vote against a business combination will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is consummated.


      We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, as we seek to consummate a business combination during that time. We will only consummate a business combination if, at the time of the acquisition, we expect to have sufficient cash and working capital to operate the target acquisition on a forward-looking basis.

      Commencing on the effective date of this prospectus through the consummation of a business combination, we will pay Western United Management, LLC the administrative services fee described above. Other than this $7,500 per month fee, no compensation of any kind (including finders, consulting or other similar fees) will be paid to any of our existing officers, directors or private stockholders, or any of their affiliates, prior to, or for any services that they render in order to consummate, or in connection with the consummation of the business combination. However, such individuals will receive reimbursement, subject to board approval, for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target acquisitions, performing business due diligence on suitable target acquisitions and business combinations, as well as traveling to and from the offices, plants or similar locations of prospective target acquisitions to examine their operations.

      A public stockholder (but not our private stockholders with respect to any shares of our common stock owned by them immediately before this offering) will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account) only in the event of our dissolution and subsequent liquidation of the trust account pursuant to the trust agreement or if that public stockholder (but not our private stockholders with respect to any shares of our common stock owned by them immediately before this offering) converts such shares into cash in connection with a business combination that the public stockholder voted against and that we consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

      Upon the consummation of a business combination, the underwriters will be entitled to receive the deferred discount. In the event that we are unable to consummate a business combination and the trustee is forced to dissolve and liquidate the trust account, the underwriters have agreed that: (i) they will forfeit any rights or claims to such deferred discount and any accrued interest thereon; and (ii) the proceeds attributable to the underwriters' deferred discount will be distributed on a pro-rata basis among the public stockholders along with any accrued interest thereon.

                                    DILUTION

      The difference between the public offering price per share of our common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

      On October 17, 2006, our net tangible book value was a deficiency of $36,234, or approximately $0.02 per share of common stock. After giving effect to the sale of 10,062,500 shares of common stock included in the units and the private placement of units, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at October 17, 2006 would have been $59,635,773 or $5.93 per share, representing an immediate increase in net tangible book value (as decreased by the value of the 1,999,999 shares of common stock which may be converted to cash) of $5.95 per share to the private stockholders and an immediate dilution of $2.07 per share or 25.9% to new investors not exercising their conversion rights.

      For purposes of presentation, our pro forma net tangible book value after this offering could potentially be reduced by approximately $14,779,993 because if we consummate a business combination, the conversion rights of our public stockholders, other than our private stockholders, officers and directors, may result in the conversion into cash of up to approximately 19.99999% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account (including the amount representing the deferred portion of the underwriters' fee and non-accountable expense) calculated as of two business days prior to the consummation of the proposed business combination, net of taxes payable, divided by the number of shares of common stock sold in this offering.

      The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price ....................................                 $8.00
   Net tangible book value before this offering ..........   $(0.02)
   Increase attributable to new investors ................    $5.95
Pro forma net tangible book value after this offering ....                 $5.93
Dilution to new investors ................................                 $2.07

      The following table sets forth information with respect to our private stockholders and additional stockholders from our private placements and the new public investors:

                                               Shares Purchased                Total Consideration
                                        -----------------------------     -----------------------------
                                                                                                               Average
                                                                                                              Price Per
                                           Number         Percentage         Amount         Percentage          Share
                                        ------------     ------------     ------------     ------------     ------------
Existing private stockholders ......       2,000,000             16.6%    $     25,000             0.01%    $     0.0125
Investors of private placement units          62,500              0.5%         500,000              0.6%    $       8.00
New public investors ...............      10,000,000             82.9%      80,000,000            99.93%    $       8.00
                                        ------------     ------------     ------------     ------------
                                          12,062,500            100.0%    $ 80,525,000            100.0%

      The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
   Net tangible book value before this offering ................   $    (36,234)
   Proceeds from this offering .................................     74,400,000
   Offering costs paid in advance and excluded from net tangible
     book value before this offering ...........................         52,000
   Less: Proceeds held in trust subject to conversion to cash
     ($7.39 x 1,999,999 shares) ................................    (14,779,993)
                                                                   ------------
                                                                   $ 59,635,773
                                                                   ============
Denominator:
   Shares of common stock outstanding prior to this offering ...   $  2,062,500
   Shares of common stock included in the units offered ........     10,000,000
   Less: Shares subject to conversion (10,000,000 x 19.99999%) .     (1,999,999)
                                                                   ------------
                                                                   $ 10,062,501
                                                                   ============

                                 CAPITALIZATION

      The following table sets forth our capitalization as of October 17, 2006 and our capitalization as adjusted to give effect to the sale of our units in this offering and in our sale of private placement units and the application of the estimated net proceeds derived from sales:

                                                                           Actual      As Adjusted (1)
                                                                       ------------    ---------------
TOTAL DEBT (2) ....................................................    $     75,030     $         --
                                                                       ============     ============
Common Stock, $0.01 par value, 1,999,999 shares, as adjusted, subject to possible conversion (at conversion value of $7.39
  per share) ......................................................    $         --     $ 14,779,993
                                                                       ============     ============
Stockholders' equity:
Preferred Stock, $0.01 par value, 1,000,000 shares authorized; none
  issued or outstanding ...........................................    $         --     $         --
Common Stock, $0.01 par value, 75,000,000 shares authorized;
  2,000,000 shares issued and outstanding, actual; and 12,062,500, including 1,999,999 shares which are subject to possible
  conversion, as adjusted .........................................    $     20,000     $    120,625
Additional paid-in capital ........................................    $      5,000     $ 59,524,382
Deficit accumulated during the development stage ..................    $     (9,234)    $     (9,234)
                                                                       ------------     ------------
   TOTAL STOCKHOLDERS' EQUITY .....................................    $     15,766     $ 59,635,773
                                                                       ============     ============
   TOTAL CAPITALIZATION ...........................................    $     90,796     $ 74,415,766
                                                                       ============     ============

----------
(1) Excludes the $100 purchase price for the purchase option issued to the underwriters.
(2) Excludes deferred underwriting fees equal to 2% of the gross proceeds of this offering that the underwriters have agreed to defer until the consummation of a business combination.

      If we consummate a business combination, the conversion rights afforded to our stockholders may result in the conversion into cash of up to approximately 19.99999% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account as of two business days prior to the consummation of the proposed business combination divided by the number of shares sold in this offering.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

      We were formed on September 29, 2006 to consummate a merger, capital stock exchange, asset acquisition, exchangeable share transaction or other similar business combination with one or more banking organizations and financial services organizations located in and around California. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in consummating one or more business combinations.

      We have not engaged in any operations that generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through our initial public offering of our equity securities.

      The $75,500,000 trust amount, or $87,020,000 if the underwriters' over-allotment option is exercised in full, respectively, will be deposited in the trust account. These amounts include $1,600,000, or $1,840,000 if the underwriters' over-allotment option is exercised in full, of the proceeds attributable to the underwriters' discount.

      We intend to use substantially all of the funds held in the trust account, less the payment still due the underwriters for the deferred underwriting discount, to consummate a business combination. To the extent that our capital stock or debt is used in whole or in part as consideration to consummate a business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target acquisition, make other acquisitions and pursue our growth strategies.

      We believe that, upon consummation of this offering, the proceeds of the private placement of units ($500,000) and the $1,000,000 of interest earned on the trust account net of taxes paid on such interest which will be released to us to cover a portion of our operating expenses will be sufficient to allow us to operate for the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we will be using these funds to identify and evaluate prospective acquisition candidates, to perform business due diligence on prospective target acquisitions, to travel to and from offices of prospective target acquisitions, to select the target acquisition to acquire and to structure, negotiate, and consummate the business combination.

      Our Chief Financial Officer has agreed to lend us up to a total of $200,000 to fund the payment of a portion of our offering expenses. The loan bears interest at a rate of 3.6% per year and will be payable on the earlier of March 28, 2007 or the consummation of this offering. The loan will be repaid out of the proceeds used to pay the offering expenses.


      We anticipate that we will incur approximately $300,000 of expenses for legal and accounting expenses attendant to the due diligence investigation, structuring and negotiating of one or more business combinations, $400,000 of other expenses related to due diligence of target acquisitions, $180,000 for the administrative services fee payable to Western United Management, LLC, $35,000 for payment of an administrative fee to Wells Fargo Bank, National Association, $80,000 of expenses in legal and accounting fees relating to our SEC reporting obligations, and $505,000 for director and officer liability insurance premiums, and general working capital that can be used to cover fairness opinions in connection with our acquisition plans, and other miscellaneous expenses and reserves. We do not believe that we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through an offering of debt or equity securities if funds are required to consummate a business combination that is presented to us, although we have not entered into any such arrangements and have no current intention of doing so.


      We have agreed to issue to the underwriters, for $100, upon consummation of this offering, as additional compensation, an option to purchase up to a total of 500,000 units. The units issuable upon exercise of this option will be identical to those sold in this offering, except that the warrants included in the option will have an exercise price of $7.50 per share (125% of the price of the warrants to be sold in this offering). The option will be exercisable by the underwriters at $10.00 per unit (125% of the price of the units to be sold in this offering) upon the later of the consummation of a business combination with a target acquisition or the first anniversary of the effective date of this registration statement and will expire in four years from the consummation of this offering. We have determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale would be $704,516 using an expected life of four years, volatility of 24.8% and a risk-free interest rate of 4.43%. The expected volatility of approximately 24.8% was estimated by management based on an evaluation of the historical volatilities of publicly traded community banks in our target markets. For a more complete description of the purchase option, see the section appearing elsewhere in this prospectus entitled "Underwriting--Purchase Option."

      As indicated in the accompanying financial statements, at October 17, 2006, we had $71,235 in cash. Further, we have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Management's plans to address this uncertainty through this offering are discussed above. We cannot assure you that our plans to raise capital will be successful. These factors, among others, raise substantial doubt as to our ability to continue as a going concern.

      The issuance of additional shares of our common stock or any number of shares of our preferred stock:

      o     may significantly reduce the equity interest of our stockholders;

      o may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

      o may cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

      o may adversely affect prevailing market prices of our common stock and warrants.

      Similarly, if we issue debt securities, it could result in:

      o default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

      o acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and such covenant is breached without a waiver or renegotiations of that covenant;

      o our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

      o our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding;

      o     our inability to pay dividends on our common stock;

      o using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock, working capital, capital expenditures, acquisitions and other general corporate purposes;

      o limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

      o increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

      o     other disadvantages compared to our competitors who have less debt.

                                PROPOSED BUSINESS

Overview

      We are a blank check development stage company organized under the laws of the State of Delaware on September 29, 2006. We were formed to acquire or acquire control of, through a merger, capital stock exchange, asset acquisition, exchangeable share transaction, stock purchase or other similar business combination, one or more banks, thrifts and their respective holding companies, which we refer to in this prospectus as "banking organizations," and other financial services organizations located in and around California. Currently, we intend to focus primarily on banking organizations in the attractive central and southern California banking market, including the counties of San Bernardino, Riverside, Orange, Los Angeles, and Ventura, which we feel are characterized by strong economic and demographic trends. We intend to supplement such transactions with the acquisition of related financial services organizations, such as insurance brokers or wealth management companies. We do not currently have any specific business combination or specific target under consideration. Additionally, we have not engaged or retained any agent or other representative to identify or locate any suitable target, although we may do so following this offering. To date, our efforts have been limited to organizational activities, including the private placement of 2,000,000 shares of our common stock and 62,500 units to our founders and management team, and activities related to this offering. We believe that our management team and board of directors have the industry knowledge and relationships to source and execute appropriate acquisitions.

Market Opportunity

      We believe the five counties that we intend primarily to target offer some of the most attractive banking demographics in the U.S. These attractive attributes include:


      o POPULATION -- according to the U.S. Department of Commerce, Bureau of Census in 2005 the five-county area had a total estimated population of 18 million, which was larger than all states except California, Texas and New York;


      o STRONG ECONOMIC BASE -- according to the Los Angeles County Economic Development Corporation and the California Department of Finance, for 2005 the five-county area had a gross product of $754.8 billion, or 6% of the entire U.S. gross product;


      o HIGH ECONOMIC GROWTH RATE -- according to the Los Angeles County Economic Development Corporation, or LAEDC, and the California Department of Finance, for 2005 the five-county area showed a nominal (unadjusted for inflation) 7.4% year-on-year growth rate for gross product compared to the national average of 6.4%;


      o STRONG MANUFACTURING BASE -- according to the U.S. Department of Labor, Bureau of Labor Statistics, during the last 15 years including 2005, the five-county area ranked as a leading center for manufacturing, as measured by average employment and, according to the Los Angeles District Office of the Small Business Administration, the Los Angeles District ranked as the number one market in the U.S. for SBA, loans and grants; and


      o HIGH EMPLOYMENT -- according to the U.S. Department of Labor, Bureau of Labor Statistics, if viewed as a stand-alone state, the five-county area had more manufacturing jobs than any other state in the U.S. except for California, Texas and Ohio. According to data published by the LAEDC in its Economic Forecast report dated July 2006, the unemployment rate in the United States was 5.1% in 2005. According to the same LAEDC report, the 2005 annual average unemployment rates in the five county area we intend to target are:
            Los Angeles - 5.3%, Orange - 3.8%, Riverside-San Bernardino - 5.3% and Ventura - 4.7%.


      Due to a large and fast growing population, the economic output of this region is likewise both large and fast growing. According to the U.S. Department of Labor, in 2005, Los Angeles County was the nation's largest manufacturing center with an average of 470,400 jobs, with the next largest center being Chicago with 396,100 jobs. With an estimated 36.1 million people in 2005, according to the U.S. Department of Commerce, Bureau of the Census, California has the largest population of any state in the U.S. and is 58% larger that the next largest state, Texas.

      Small businesses are well represented in our target market and represent an important part of our strategic plan as a regional commercial financial institution. According to the Office of Advocacy of the SBA, in 2005 these businesses represented 99.7% of all businesses in the U.S. and employed approximately 57.4 million people, representing more than half the non-farm private sector work force. California had approximately 3.6 million small businesses in 2005 according to this SBA report. The strength and size of the small business base in southern California is reflected by the fact that the Los Angeles District office of the SBA led the nation by providing more than $1 billion to nearly 5,000 businesses during 2005.

      We believe there is an opportunity to create a full service regional commercial financial institution through the acquisition of other institutions. Furthermore, we believe this opportunity is enhanced by the following factors that characterize the current market for California-based banking organizations: a large number of relatively small banks, bank consolidation that exceeds new bank formation, a large number of relatively new banks, a narrow product line with a high concentration in real estate lending, and financial performance of smaller banks that is substantially lower than that of larger banks. According to the FDIC as of June 30, 2006, there were 269 state and federally chartered commercial banks in California, of which 186, or over 69%, had less than $500 million in assets. Of this total number of banks, 86 banks have been started since 2000, while 117 were sold during the same period, resulting in a net reduction of 31 in the number of California-based banks as of June 30, 2006. Also as of June 30, 2006, there were 27 thrifts in California.


      Nationwide, based on Federal Deposit Insurance Corporation, or FDIC, data as of June 30, 2006, real estate loans made up about 56% of gross loans and leases for commercial banks, but in California, real estate loans comprised about 71% of gross loans. For those commercial banks in California with less than $1 billion in assets, the concentration in real estate loans reached approximately 80% of gross loans. This narrow product line, combined with increasing regulatory and auditing fees have contributed to lower financial returns for small banks. As of June 30, 2006, banks with less than $500 million in assets averaged a return on average assets, or ROAA, of 1.12% and a return on average equity, or ROAE, of 8.38%, as compared to a ROAA of 1.49% and a ROAE of 15.12% for larger banks with asset sizes of between $500 million and $2 billion.

      We believe that these pressures, coupled with continued margin compression due to an ongoing flat or inverted yield curve and exacerbated by a softening economic and real estate environment, are triggering another cycle of community bank consolidation in California that will last several years. As a result, independent community banks, particularly the newer ones, will struggle to increase their revenue and become more efficient through traditional organic loan growth. These market dynamics, characterized by a very large and growing market for small businesses in our targeted regions of central and southern California, which are serviced by a large number of relatively small and young banks with limited service offerings and poor operating efficiencies, add to the opportunity for Western United. Our ultimate mission is to provide "one-stop shopping" for the lending, insurance, asset management and other financial service needs of small, privately held industrial and service businesses and their owners through a staff offering a high level of personalized service, consistency and relationship management that we believe is not currently provided to small businesses by money center banks.

Business Strategy

      Western United was formed to take advantage of this market opportunity by creating a financial services organization that will acquire and integrate small community banking organizations and associated fee income businesses. In doing so, we will create scale and operating efficiencies, loan diversification (with emphasis on larger commercial and Industrial portfolios, and increased lending to high net worth individuals) and improved fee income that could not be achieved as a stand alone, small banking organization. The consolidated financial services company formed out of this strategy will be positioned attractively versus its competitors. It will have the scale and service product breadth not possessed by small community banks. In addition it will be differentiated from money center and larger regional bank competitors by its ability to deliver its financial products with a significantly higher level of customer service than larger banks are able to provide. The cost reductions, loan diversification, and augmented fees associated with this type of integration strategy will create enhanced future shareholder value which will be attractive to both the selling shareholders of the target institutions and Western United's investors.


      We initially intend to focus on acquiring banking organizations with assets ranging from $100 million to $750 million in southern and central California. As of June 30, 2006, there were at least 79 banking organizations that fit those criteria in our target market.


      When aggregating such banking organizations, we will emphasize creating a diverse physical footprint with presence in the dense industrial and service areas of southern and central California, such as San Bernardino, Riverside, Orange, Los Angeles, Ventura and selected central California counties, and opportunistically, in other attractive regions of California and adjoining states. In addition to targeting banking organizations, we ultimately expect to target fee income businesses that sell effectively to those banking organizations' target customers, rapidly integrating such acquisitions and cross-selling their services into the banking organization customer base. Our goal is to build fee income so that non-interest income as a percentage of total revenue exceeds the national average of approximately 16%.

      We intend to focus on three market segments: privately-owned businesses in the lower end of the middle market; small and medium size real estate developers with an expertise in regional housing, condominium, shopping mall, apartment and office development; and specialty groups such as medical, legal, accounting, family offices, municipalities, not-for-profits and pension funds. These businesses have a variety of financial needs beginning with working capital lines of credit (receivables and inventory advances), equipment loans, financing of their plants and offices (owner-occupied real estate), SBA loans, property/casualty, health benefit and worker's compensation insurance, investment advisory needs for their 401(k) plans, ESOP financing as well as management of the owner's personal wealth and business acquisition advice. In addition, they may require cash management, merchant card processing and international trade services.

      Our long-term goal is to create a diversified financial services company exceeding $2 billion in assets with a balanced and diversified loan portfolio made up of commercial and industrial loans (accounts receivable, inventory and equipment financing as well as owner-occupied real estate), investor/developer commercial real estate, service provider loans and high net worth individual lending and advisory services. Crucial to the success of our overall strategy will be the offering of a variety of ancillary financial services such as business insurance brokerage, which would entail the placement of property and casualty, workers compensation and health benefit insurance, all of which are required by most businesses. In addition, investment advisory services will be important because the vast majority of lower middle market companies are privately held and require careful advice at the time of wealth creation and transfer within families or with third parties.

Competitive Advantages

      We believe that we will have several key advantages in executing our business strategy, including: an experienced and highly motivated Chief Executive Officer with a proven track record for executing a similar business strategy in southern California, a plan to carefully tailor our product line to fit current market opportunities, the flexibility to offer potential acquisition targets cash or stock consideration to meet their liquidity or estate planning needs, the willingness to buy underperforming or undervalued banking organizations or financial service organizations that are below the size or scale that would be attractive to most regional banks, and access to much greater capital resources than would typically be available for a community bank in California.

      Our combined organization will be distinguished from other small community banks by our ability to provide the lower end of the middle market with "one-stop-shopping" for most of the financial services required by small, privately held industrial and service businesses and their owners. We will also distinguish ourselves from larger regional and national competitors by competing effectively against their multi-product array, while providing the high level of personalized service, consistency and relationship management for which community banks have been historically known. This advantage will be enhanced by the retention of exceptional and highly experienced business bankers who will be attracted to the organization.


      Charles Jackson, our Chief Executive Officer, has over thirty years of management experience in commercial banking, private banking and wealth management. Mr. Jackson was previously a member of Mellon Bank's Senior Management Committee. From May 2002 to February 2006, Mr. Jackson was President, Chief Executive Officer and a member of the Board of Directors of Community Bank, which is a $2.1 billion asset bank headquartered in Pasadena, California. While Chief Executive Officer of Community Bank, it had an average return on beginning equity of approximately 15%, and net income grew at a 12.2% compounded annual growth rate, or CAGR. Deposits, 70% of which were core deposits, grew at a 14.2% CAGR, while net loans increased at an 8.5% CAGR. At December 31, 2005, the bank had a $1.23 billion loan portfolio, approximately 35% of which was in commercial and industrial loans, leases and loans to individuals, and approximately 65% of which was primarily in commercial owner occupied and investor/developer real estate loans. Loan loss reserves were maintained at 1.8%, capital was augmented by not paying dividends, and real estate loans were held to approximately 62% of total loans. During those four years, the bank initiated a number of fee income products resulting in the broad enhancement of the cash management and merchant card offerings, the initiation of wealth management and insurance brokerage services, as well as the development of payroll debit cards, foreign receivable purchases through export-import bank insurance, CDARS (a product providing FDIC insurance for deposits up to $20 million), ESOP financing, and courtesy overdraft. During this period, the bank successfully attracted many highly qualified senior and mid-level individuals, despite an exceptionally competitive marketplace and the inability to provide customary equity incentives generally offered by publicly listed banks.

      Mr. Jackson has a proven track record over many years in southern California of assembling exceptional teams of financial services professionals that have consistently distinguished themselves in this regional marketplace. Unlike the single focus strategies of most small community banks, which have recently relied almost exclusively on organic real estate loan growth, Mr. Jackson has successfully attracted high performance executives because of his strategic vision of diversified, broadly based, multi-product growth, achieved both organically and through acquisitions. He offers participation in the implementation of this strategic vision which he combines with well defined, aggressive but attainable goals, for which his team members are competitively compensated. After the initial acquisition is completed and one or more banking organizations are acquired, compensation will include equity participation, providing successful managers with the opportunity to share in our anticipated robust growth. Small community banks typically cannot offer this multi-faceted, growth-oriented and financially rewarding environment, leaving them disadvantaged from a recruiting perspective.


      Dick Alston, our Chief Financial Officer, brings experience as both a commercial lender in Los Angeles and Chief Operating Officer of two mid-sized businesses in Los Angeles and Orange County. Mr. Alston also has deep experience with public company management, having conducted two initial public offerings and having overseen all facets of public company financial management, including Securities and Exchange Commission, or SEC, reporting, investor relations, arranging of debt financing and compliance with regulatory requirements such as certification under the Sarbanes-Oxley Act of 2002. Mr. Alston is also a skilled acquisitions negotiator, having personally overseen the purchase and integration of 15 businesses.

      As Western United proceeds with acquiring banking organizations, Mr. Jackson has identified a pool of potential team members that will ensure the successful roll-out of loan diversification initiatives, fee based service offerings and the integration plan needed to achieve rational cost reductions. Two of the most important executives will be a seasoned Chief Credit Officer and a Sales and Marketing Officer, a number of whom Mr. Jackson recruited and worked with in the past.

      As economic conditions soften and growth prospects for small banks deteriorate, it is generally recognized in the marketplace that small, stand alone banks will find it increasingly challenging to staff their management and sales staffs with high caliber employees. A number of recent surveys, including Grant Thornton's 2006, 13th Annual Survey of Bank Executives, indicate that a significant number of bank Chief Executive Officers view this as a serious challenge in the future. Mr. Jackson expects to be able to draw upon the pool of talent he has identified over his many years in southern California, and will be able to quickly leverage this talent in the management of the acquired banking organizations in order to implement our strategic vision and rapidly increase growth opportunities. Mr. Jackson is subject to a non-solicitation agreement with Community Bank that prohibits him from soliciting employees of Community Bank until March 2, 2007.

CONSUMMATING A BUSINESS COMBINATION

      GENERAL

      We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock or a combination of these in consummating a business combination. Although substantially all of the net proceeds of this offering are intended to be applied generally toward consummating a business combination as described in this prospectus, the proceeds are not otherwise designated for any more specific purposes. Accordingly, investors in this offering are investing without first having an opportunity to evaluate the specific merits or risks of any one or more business combinations.

      Subject to the requirement that our business combination must be with one or more target acquisitions having a total fair market value that is at least 80% of our net assets (excluding the amount held in the trust account representing a portion of the underwriters' discount) at the time of such acquisition, there are no limitations on the type of investments we can make or the percentage of our total assets that may be invested in any one investment. Accordingly, other than the 80% requirement at the time of such acquisition, our investment policies may be changed from time to time at the discretion of our board of directors, without a vote of our stockholders. Additionally, no limits have been set on the concentration of investments in any location or type of market.

      Prior to consummation of our initial business combination, we will seek to have all third parties, including any vendors, prospective target acquisitions and other entities with whom we engage in business, enter into agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders. In the event that a third party were to refuse to enter into such a waiver, our decision to engage such third party would be based on our management's determination that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another entity willing to enter into such a waiver.

      We do not have any specific merger, capital stock exchange, asset acquisition, exchangeable share transaction, stock purchase or other similar business combination under consideration and neither we nor any of our affiliates, attorneys, agents or representatives have had any discussions, formal or otherwise, with any target acquisition or any intermediary regarding such a transaction.

      WE HAVE NOT IDENTIFIED A TARGET ACQUISITION

      To date, we have not selected any target acquisition on which to concentrate our search for a business combination. None of our officers or directors is currently engaged in discussions on our behalf with representatives of other companies regarding the possibility of a potential merger, capital stock exchange, asset acquisition, exchangeable share transaction, stock purchase or other similar business combination with us, nor have we, nor any of our agents or affiliates, been approached by any candidates (or representatives of any candidates) with respect to a possible acquisition transaction with us. Additionally, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any suitable target acquisition, nor have we engaged or retained any agent or other representative to identify or locate an acquisition candidate. We also have not conducted any research with respect to identifying the number and characteristics of potential acquisition candidates. As a result, we cannot assure you that we will be able to locate a target acquisition or that we will be able to engage in a business combination on favorable terms.

      Subject to the limitation that a business combination have a fair market value that is at least 80% of our net assets (excluding the amount held in the trust account representing a portion of the underwriters' discount) at the time of the transaction, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective transaction candidate. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target acquisitions. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of any target acquisition with which we may ultimately consummate a business combination. To the extent we consummate a business combination with entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of such financially unstable businesses. Although our management will endeavor to evaluate the risks inherent in a particular target acquisition, we cannot assure you that we will properly ascertain or assess all significant risk factors.

      SOURCES OF TARGET ACQUISITION

      While we have not yet identified any candidates for a business combination, we believe that there are numerous banking and financial services organizations in central and southern California that we intend to target. Unaffiliated sources may introduce us to target acquisitions they think we may be interested in on an unsolicited basis. Our officers and directors, as well as their affiliates, may bring to our attention target candidates of which they become aware through their business contacts as a result of formal or informal inquiries or discussions they may have. In no event will any of our existing officers, directors or private stockholders or any entity with which they are affiliated, be paid any finder's fee, consulting fee or other compensation prior to, or for any services they render in order to consummate a business combination.

      SELECTION OF A TARGET ACQUISITION AND STRUCTURING OF A BUSINESS
COMBINATION

      Subject to the requirement that our business combination must be with one or more target acquisitions having a total fair market value that is at least 80% of our net assets (excluding the amount held in the trust account representing a portion of the underwriters' discount) at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting prospective target acquisitions. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target acquisitions.

      Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on considerations deemed relevant by our management in consummating a business combination consistent with our business objective. In the case of all possible acquisitions, we will seek to determine whether the transaction is advisable and in the best interests of us and our stockholders. We believe it is possible that our attractiveness as a potential buyer of businesses may increase after the consummation of an initial transaction and there may or may not be additional acquisition opportunities as we grow and integrate our acquisitions. To the extent we are able to identify multiple acquisition targets and have options as to which business to acquire as part of an initial transaction, we intend to seek to consummate the acquisition which is most attractive and provides the greatest opportunity for creating stockholder value. The determination of which entity is the most attractive would be based on our analysis of a variety of factors, including whether such acquisition would be in the best interests of our securityholders, the purchase price, the terms of the sale, the perceived quality of the assets and the likelihood that the transaction will close.

      The time and costs required to select and evaluate a target acquisition and to structure and consummate the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target acquisition with which a business combination is not ultimately consummated will result in a loss to us and reduce the amount of capital available to otherwise consummate a business combination. None of our officers or directors will receive any compensation prior to the consummation of our initial business combination, except for out-of-pocket expenses incurred by them on our behalf.

      FAIR MARKET VALUE OF TARGET ACQUISITION

      Our initial business combination must have a total fair market value equal to at least 80% of our net assets (including the funds held in the trust account other than the portion representing our underwriters' deferred discount) at the time of such acquisition, subject to the conversion rights described below, although we may acquire one or more target acquisitions whose total fair market value significantly exceeds 80% of our net assets. To accomplish this, we may seek to raise additional funds through credit facilities or other secured financings or a private offering of debt or equity securities if such funds are required to consummate such a business combination, although we have not entered into any such fund raising arrangement and do not currently anticipate effecting such a financing other than in connection with the consummation of the business combination. The fair market value of such business combination will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target acquisition has a sufficient fair market value, we may obtain an opinion from an unaffiliated, independent third party appraiser, which may or may not be an investment banking firm that is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders. We will not be required to obtain an opinion from a third party as to the fair market value if our board of directors independently determines that the business combination complies with the 80% threshold. Nevertheless we reserve the right to obtain an opinion from an unaffiliated, independent third party appraiser if we deem it appropriate, for example, in the event of an actual or perceived conflict of interest.

      POSSIBLE LACK OF BUSINESS DIVERSIFICATION

      Our business combination must satisfy the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, it is possible that we may only have the ability to consummate a business combination with a single organization. Therefore, at least initially, the prospects for our success may be entirely dependent upon the future performance of a single business operation. Unlike other entities that may have the resources to consummate several business combinations of entities or assets operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

      o subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination; and

      o result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

      In the event we ultimately determine to simultaneously acquire several enterprises and those enterprises are owned by different sellers, we may need for each of those sellers to agree that our purchase of such enterprise is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to consummate the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the properties or assets into a single operating business.

      LIMITED ABILITY TO EVALUATE THE TARGET ACQUISITION'S MANAGEMENT

      Although we intend to closely scrutinize the management of a prospective target acquisition when evaluating the desirability of consummating a business combination, we cannot assure you that our assessment of the target acquisition's management will prove to be correct. Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target acquisition. We cannot assure you that we will have the ability to recruit additional managers, or that any such additional managers we do recruit will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

      OPPORTUNITY FOR STOCKHOLDER APPROVAL OF BUSINESS COMBINATION

      Prior to the consummation of our business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the securities exchange act of 1934, as amended, which, among other matters, will include a description of the operations of the target acquisition and historical financial statements of the business.

      In connection with the vote required for any business combination, our private stockholders will have agreed prior to the consummation of this offering, pursuant to letter agreements entered into prior to this offering, to vote all of their shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by our private stockholders. Accordingly, they may vote these shares on a proposed business combination any way they choose. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both exercise their conversion rights and vote against the business combination.

      Following the consummation of our business combination, unless required by Delaware law, the federal securities laws, and the rules and regulations promulgated thereunder, or the rules and regulations of an exchange upon which our securities are listed, we do not presently intend to seek stockholder approval for any subsequent acquisitions.

      CONVERSION RIGHTS

      At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have his, her or its shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and consummated. Our private stockholders will not have such conversion rights with respect to any shares of common stock owned by them, directly or indirectly, prior to this offering; they will have the right with respect to any shares of our common stock that they may acquire in connection with or following this offering. The actual per-share conversion price will be equal to the amount in the trust account (excluding the amount held in the trust account representing the deferred underwriters' discount), inclusive of any interest (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares sold in this offering. Without taking into any account interest earned on the trust account, the initial per-share conversion price would be approximately $7.39 or $0.61 less than the per-unit offering price of $8.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and consummated. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after consummation of a business combination. Public stockholders who convert their stock into their share of the trust account still have the right to exercise any warrants that they still hold. We will not consummate any business combination if public stockholders, owning 20% or more of the shares sold in this offering, both exercise their conversion rights and vote against the business combination.

      DISSOLUTION AND LIQUIDATION IF NO BUSINESS COMBINATION

      If we do not consummate a business combination within 24 months after the consummation of this offering, our amended and restated certificate of incorporation provides that our corporate existence will terminate, and we will liquidate and not be able to engage in any other business activities.

      Upon our dissolution and liquidation, holders of our common stock sold in this offering will be entitled to receive their proportionate share of the trust account (including any remaining interest, net of taxes, and the deferred underwriting discount). In addition, such holders will be entitled to receive a pro rata portion of our remaining assets not held in trust, less amounts we pay, or reserve to pay, for all of our liabilities and obligations. These liabilities and obligations include our corporate expenses arising during our remaining existence and the costs associated with our dissolution and liquidation. Our corporate expenses are expected to be primarily associated with preparation for and conduct of our special meeting of stockholders and our continuing public reporting obligations, including legal services, proxy soliciting firms, services of our independent public accounting firm as well as legal fees we may incur in the event of disputes with any claimants or creditors. To the extent that funds reserved to pay liabilities or obligations are not subsequently used for such purpose, the funds will be available for distribution to our holders of common stock sold in this offering or for ongoing corporate expenses including costs of our dissolution and liquidation during our remaining existence.


      Our private stockholders have waived their rights to participate in any distribution with respect to shares of common stock and units owned by them immediately prior to this offering as well as shares purchased by them with any residual of the $1,000,000 million to be used to purchase warrants upon our dissolution and liquidation prior to a business combination. In addition, the underwriters have agreed to waive their rights to $1,600,000 (or $1,840,000 if the over-allotment is exercised in full) of deferred underwriting discounts and commissions deposited in the trust account in the event we do not timely consummate a business combination and dissolve and distribute the funds held in the trust account upon our dissolution. There will be no distribution from the trust account with respect to our outstanding warrants, which will expire worthless if we dissolve and liquidate before the consummation of a business combination.


      Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If a corporation following its dissolution complies with the statutory procedures set forth in Section 280 of the Delaware General Corporation Law, intended to ensure that the corporation makes reasonable provision for all claims against it, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of that stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. The procedures in Section 280 include a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions may be made to stockholders. In the alternative, we may seek stockholder approval to make liquidating distributions to our holders of common stock sold in this offering as soon as reasonably practicable following our dissolution in accordance with
Section 281(b) of the Delaware statute. Therefore, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of our holders of common stock sold in this offering may extend beyond the third anniversary of such dissolution.

      If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be approximately $7.55 (of which approximately $0.16 per share is attributable to the underwriters' discount), or $0.45 less than the per-unit offering price of $8.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors, if any, which could have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share liquidation price will not be less than approximately $7.55, plus interest, net of income taxes on such interest and the $1,000,000 of interest that will be released to us, due to claims of creditors. Although we will seek to have all vendors, prospective target acquisitions or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would examine the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would analyze the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party's engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Western United Funding, LLC has agreed in writing that if we dissolve and liquidate prior to a business combination, it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of vendors for services rendered or products sold to us, as well as claims of prospective target acquisitions for fees and expenses of third parties that we agree in writing to pay in the event we do not consummate a combination with such business in excess of the net proceeds of this offering not held in the trust account. Additionally, the underwriters have agreed to forfeit any rights or claims against the proceeds held in the trust account which includes a portion of their underwriters' discount. We cannot assure you, however, that Western United Funding, LLC would be able to satisfy such obligations.


      Our public stockholders will be entitled to receive funds from the trust account only in the event of our dissolution and liquidation or if they seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is consummated by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. Voting against the business combination alone will not result in conversion of a stockholder's shares into a pro rata share of the trust account. The stockholder must have also exercised his or her conversion rights described above.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

      Our amended and restated certificate of incorporation will set forth certain requirements and restrictions relating to this offering that will apply to us until the consummation of a business combination. Pursuant to our amended and restated certificate of incorporation, these conditions cannot be amended without the consent of our stockholders. Specifically, our amended and restated certificate of incorporation will provide, among other things, that:

      o upon consummation of this offering, a certain amount of the offering proceeds will be placed into the trust account, which proceeds may not be disbursed from the trust account except in connection with a business combination or thereafter, upon our dissolution and liquidation or as otherwise permitted in the amended and restated certificate of incorporation;

      o prior to the consummation of a business combination, we will submit the business combination to our stockholders for approval;

      o we may consummate the business combination if approved and public stockholders owning less than 20% of the shares sold in this offering vote against the business combination and exercise their conversion rights;

      o if a business combination is approved and consummated, public stockholders who voted against the business combination may exercise their conversion rights and receive their pro rata share of the trust account;


      o if a business combination is not consummated within 24 months after the consummation of this offering, we will liquidate and we will not be able to engage in any other business activities;


      o upon our dissolution, we will distribute to our public stockholders their pro rata share of the trust account in accordance with the trust agreement and the requirements of the Delaware General Corporation Law; and

      o we may not consummate any other merger, acquisition, asset purchase or similar transaction prior to the business combination.


      Pursuant to the underwriting agreement that we will enter into with the underwriters in connection with this offering, we will agree not to take any action to amend or modify the provisions set forth in the foregoing paragraph prior to the consummation of a business combination. We believe these provisions to be obligations of Western United to our stockholders and that investors will make an investment in us relying, at least in part, on the enforceability of the rights and obligations set forth in these provisions including, without limitation, the agreement regarding any amendment or modification of such provisions. As a result, the board of directors will not, and pursuant to the underwriting agreement cannot, at any time prior to the consummation of a business combination, propose any amendment to or modification of our amended and restated certificate of incorporation relating to any of the foregoing provisions and will not support, directly or indirectly, or in any way endorse or recommend that stockholders approve an amendment or modification to such provisions.


COMPETITION

      We expect to encounter intense competition from other entities having a business objective similar to ours, including private investors (which may be individuals or investment partnerships), and other blank check companies. Many of these individuals and entities are well established and have extensive experience identifying and consummating business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there may be numerous potential target acquisitions that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target acquisitions will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target. Further, the following may not be viewed favorably by certain targets:

      o our obligation to seek stockholder approval of a business combination may delay the consummation of a transaction;

      o our obligation to convert into cash shares of common stock held by our public stockholders to such holders that both vote against the business combination and exercise their conversion rights may reduce the resources available to us for a business combination; and

      o our outstanding warrants and representative purchase option, and the potential future dilution they represent.


      Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately held entities having a similar business objective as ours in acquiring a target acquisition with significant growth potential on favorable terms.


      If we succeed in consummating a business combination, there will be, in all likelihood, intense competition from competitors of the target acquisition. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

FACILITIES

      We maintain our principal executive offices at 70 South Lake Avenue, Suite 900, Pasadena, California 91101. The cost for this space is included in the $7,500 monthly fee that Western United Management, LLC will charge us for general and administrative services, including office space, utilities and administrative support, commencing on the effective date of the proposed offering and terminating upon completion of our business combination or the distribution of the trust account to our public stockholders. We believe, based on fees for similar services in the Los Angeles, California metropolitan area, that the fee charged by Western United Management, LLC is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space, combined with the other office space otherwise available to our officers, adequate for our current operations.

EMPLOYEES

      We have two officers. None of our officers, upon whom we will be dependant prior to consummating a business combination, have entered into an employment agreement with us. Our officers intend to devote themselves full time to our affairs, but the amount of time they will devote in any time period will vary based on whether a target acquisition has been selected for the business combination and the stage of the business combination process we are in. Accordingly, once management locates a suitable target acquisition to acquire they will spend more time investigating such target acquisition and negotiating and processing the business combination (and consequently more time to our affairs) than they would prior to locating a suitable target acquisition. We do not intend to have any full time employees prior to the consummation of a business combination, other than potentially one administrative assistant. As we near consummation of a business combination, we intend to draw upon the pool of talent that Mr. Jackson has identified over his many years in southern California, to be able to quickly leverage this talent in the management of the acquired banking organizations in order to implement our strategic vision and rapidly increase growth opportunities.

PERIODIC REPORTING AND AUDITED FINANCIAL STATEMENTS

      We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

      Our management will provide stockholders with audited financial statements of the businesses to be acquired as part of the proxy solicitation materials sent to stockholders to assist them in assessing each specific target acquisition we seek to acquire. While the requirement of having available financial information for the target acquisition may limit the pool of potential acquisition candidates, given the broad range of target acquisitions we may consummate a business combination with, we do not believe that the narrowing of the pool will be material.

LEGAL PROCEEDINGS

      To the knowledge of management, there is no litigation currently pending or contemplated against us or any of our officers or directors in their capacity as such.

CODE OF ETHICS

      We will adopt a code of ethics that applies to directors, officers and employees.

COMPARISON TO OFFERINGS OF BLANK CHECK COMPANIES

      The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.


                                           TERMS OF OUR OFFERING           TERMS UNDER A RULE 419 OFFERING
                                    ----------------------------------    ---------------------------------
Escrow of offering proceeds         $75,500,000 of the offering and       $66,960,000 of the offering
                                    private placement proceeds will be    proceeds would be required to be
                                    deposited into a trust account,       deposited into either an escrow
                                    maintained by Wells Fargo Bank,       account with an insured depositary
                                    National Association, acting as       institution or in a separate bank
                                    trustee.                              account established by a broker-
                                                                          dealer in which the broker-dealer
                                                                          acts as trustee for persons having
                                                                          the beneficial interests in the
                                                                          account.


Investment of net proceeds          The $75,500,000 of offering and       Proceeds could be invested only in
                                    private placement proceeds held in    specified securities such as a
                                    trust will only be invested in        money market fund meeting
                                    United States' government             conditions of the Investment
                                    securities' within the meaning of     Company Act of 1940 or in
                                    Section 2(a)(16) of the Investment    securities that are direct
                                    Company Act of with a maturity of     obligations of, or obligations
                                    180 days or less, or in money         guaranteed as to principal or
                                    market funds meeting the conditions   interest by, the United States.
                                    under Rule 2a-7 promulgated under
                                    the Investment Company Act
                                    of 1940.


Limitation on fair value or net     The initial target acquisition or     We would be restricted from
assets of acquisition candidates    acquisitions that we acquire must     acquiring a target acquisition
                                    have a total fair market value        unless the fair value of such
                                    equal to at least 80% of our net      business or net assets to be
                                    assets (excluding the amount held     acquired represent at least 80% of
                                    in the trust account representing a   the maximum offering proceeds.
                                    portion of the underwriters'
                                    discount) at the time of such
                                    acquisition.

                                           Terms of Our Offering           Terms under a Rule 419 Offering
                                    ----------------------------------    ---------------------------------
Trading of securities issued        The units may commence trading        No trading of the units or the
                                    on or promptly after the effective    underlying common stock and
                                    date of the registration              warrants would be permitted until
                                    statement. The common stock and       the consummation of a business
                                    warrants comprising the units,        combination. During this period,
                                    without any securityholder having     the securities would be held in
                                    to take any action, may trade         the escrow or trust account.
                                    separately on the 90th day after
                                    the effective date of the
                                    registration statement unless the
                                    representative of the underwriters
                                    informs us of their decision to
                                    allow earlier separate trading
                                    (based upon its assessment of the
                                    relative strengths of the
                                    securities markets and small
                                    capitalization companies in
                                    general, and the trading pattern
                                    of, and demand for, our securities
                                    in particular), provided we have
                                    filed with the SEC a Current
                                    Report on Form 8-K, which includes
                                    an audited balance sheet
                                    reflecting our receipt of the
                                    proceeds of this offering,
                                    including any proceeds we receive
                                    from the exercise of the
                                    over-allotment option, if such
                                    option is exercised prior to the
                                    filing of the Form 8-K. Following
                                    the date the common stock and
                                    warrants are eligible to trade
                                    separately, the units will
                                    continue to be listed for trading
                                    on the American Stock Exchange,
                                    and any securityholder may elect
                                    to trade the common stock or
                                    warrants separately or as a unit.

Exercise of the warrants            The warrants cannot be exercised      The warrants could be exercised
                                    until the later of the consummation   prior to the consummation of a
                                    of a business combination and one     business combination, but
                                    year from the effective date of the   securities received and cash paid
                                    registration statement and,           in connection with the exercise
                                    accordingly, will be exercised only   would be deposited in the escrow
                                    after the trust account has been      or trust account.
                                    terminated and distributed.

                                           Terms of Our Offering           Terms under a Rule 419 Offering
                                    ----------------------------------    ---------------------------------
Election to remain an investor      We will give our stockholders the     A prospectus containing
                                    opportunity to vote on our business   information required by the SEC
                                    combination, and in the event that    would be sent to each investor.
                                    a majority of the shares sold in      Each investor would be given the
                                    this offering vote in favor of the    opportunity to notify the company,
                                    proposed business combination, the    in writing, within a period of no
                                    business combination will be          less than 20 business days and no
                                    approved. In connection with          more than 45 business days from
                                    seeking stockholder approval, we      the effective date of the post-effective
                                    will send each stockholder a proxy    amendment, to decide whether he or
                                    statement containing information      she elects to remain a stockholder of
                                    required by the SEC. A stockholder    the company or require the return of
                                    following the procedures described    his or her investment. If the company
                                    in this prospectus is given the       has not received the notification by
                                    right to convert his or her shares    the end of the 45th business day,
                                    into his or her pro rata share of     funds and interest or dividends, if any,
                                    the trust account (excluding the      held in the trust or escrow account
                                    amount held in the trust account      would automatically be returned to
                                    representing a portion of the         the stockholder. Unless a sufficient
                                    underwriters' discount). However, a   number of investors elect to remain
                                    stockholder who does not follow       investors, all of the deposited funds
                                    these procedures or a stockholder     in the escrow account must be
                                    who does not take any action would    returned to all investors and none of
                                    not be entitled to the return of      the securities will be issued.
                                    any funds.

Business combination deadline       A business combination must occur     If an acquisition has not been
                                    within 24 months after the            consummated within 18 months after
                                    consummation of this offering.        the effective date of the
                                                                          registration statement, funds held
                                                                          in the trust or escrow account
                                                                          would be returned to investors.

Release of funds                    The proceeds held in the trust        The proceeds held in the escrow
                                    account will not be released until    account would not be released until
                                    the earlier of the consummation of    the earlier of the consummation of
                                    a business combination or our         a business combination or the
                                    dissolution and liquidation upon      failure to consummate a business
                                    failure to consummate a business      combination within the allotted time.
                                    combination within the allotted
                                    time.

                                           Terms of Our Offering           Terms under a Rule 419 Offering
                                    ----------------------------------    ---------------------------------
Interest on deposited proceeds      The interest earned on the trust      Interest or dividends on proceeds
                                    account will be held in the trust     held in the escrow account, if
                                    account for use in completing a       any, would be held for the sole
                                    business combination or released      benefit of the purchasers of the
                                    to investors pro rata upon            securities.
                                    exercise of their conversion
                                    rights or to investors upon our
                                    liquidation in the event of our
                                    failure to timely effect a
                                    business combination; provided,
                                    however, a portion of the interest
                                    earned on the trust account (net
                                    of taxes payable on such interest)
                                    will be released to us to cover a
                                    portion of our operating expenses.
                                    We will withdraw such interest no
                                    more frequently than monthly and
                                    in amounts not to exceed $200,000
                                    per month, until a maximum of
                                    $1,000,000 of such interest has
                                    been released from the trust
                                    account.

                           REGULATION AND SUPERVISION

SUPERVISION AND REGULATION OF BANKING ORGANIZATIONS


      The banking industry is a complex, highly regulated industry. Consequently, our growth and earnings performance following a business combination with a banking organization can be affected, not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations, policies, interpretations and guidance from, various banking supervisors. These laws and regulations are generally intended for the protection of depositors, the deposit insurance funds of the FDIC, and the banking system as a whole, rather than for the protection of stockholders. Banking organizations are subject to extensive restrictions on the types of activities in which they may engage and to a range of regulatory and supervisory requirements. Banking supervisors have broad examination and enforcement powers over banking organizations and their affiliates, including the power to direct various actions, to restrict activities and operations, and to impose large fines and other penalties for violations of laws and regulations. Any change in regulatory requirements, whether by Congress or by banking supervisors, could have a material impact on any banking organization we acquire and thus on our operations. The following is a brief summary of certain laws and regulations to which we expect to become subject upon completion of a business combination with a banking organization.


      ACQUISITIONS OF BANKING ORGANIZATIONS. Subject to various exceptions, the Bank Holding Company Act, the Savings and Loan Holding Company Amendments of 1967, and the Change in Bank Control Act of 1978, as amended, together with related regulations, require prior supervisory approval before any person or company may acquire "control" of a banking organization. Control exists if an individual or company acquires 25% or more of any class of voting securities of the banking organization. Subject to limited exceptions, control is also rebuttably presumed to exist if an individual or company acting alone or in concert with others acquires 10% or more of any class of voting securities of the bank holding company.

      The Bank Holding Company Act and the Savings and Loan Holding Company Amendments also require prior supervisory approval before an existing bank or thrift holding company may acquire more than 5% of any class of voting securities of a banking organization.

      In evaluating applications to acquire banking organizations, federal banking supervisors consider the financial and managerial resources and future prospects of the acquiror and the target, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community, and competitive factors. Acquisitions by or resulting in interstate banking organizations are further regulated at the federal and often the state level.

      BANKING ORGANIZATIONS AND SUPERVISORS. A banking organization may be a bank, a thrift, a bank holding company, or a thrift holding company. Following our acquisition of a banking organization, we may be a bank or thrift holding company. Banking organizations are subject to federal supervision and regulation both at the holding company level and at the bank or thrift level.

      The primary federal supervisor of a bank holding company is the Federal Reserve. The primary federal supervisor of a thrift holding company is the OTS. A company that owns both banks and thrifts is a bank holding company and is supervised and regulated by the Federal Reserve and not the OTS.

      The primary federal supervisor of a bank or thrift may be the OCC, the FDIC, the Federal Reserve, or the OTS. The FDIC also has backup supervisory authority over all FDIC insured banks and thrifts. Almost every aspect of the operations and financial condition of a bank or thrift is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law. Deposits in a bank or thrift are insured by the FDIC generally up to $100,000 per depositor.

State banks and thrifts, and sometimes their holding companies, are also subject to state law and are supervised and regulated by state banking supervisors.

      SUPERVISORY AUTHORITY. Federal banking laws subject banking organizations to restrictions on the types of activities in which they may directly or indirectly engage, to restrictions on the types of investments they may make and to a range of supervisory requirements and activities, including minimum capital requirements and regulatory enforcement actions for violations of laws and regulations. Federal banking supervisors have broad oversight authority with respect to many aspects of the activities, operations and expansion of banking organizations.

      Federal banking supervisors are vested with broad enforcement powers over banking organizations to forestall or terminate activities that represent unsafe or unsound practices or constitute violations of law. These powers may be exercised through the issuance of memoranda of understanding, written agreements, cease and desist orders or other actions. Federal banking supervisors are also empowered to assess civil money penalties against companies or individuals that violate federal banking law, to terminate activities of subsidiaries of banking organizations, and to terminate ownership and control of subsidiaries by banking organizations.


      Federal banking regulators may prohibit activities of banking organizations and their subsidiaries that represent unsafe and unsound banking practices or which constitute violations of laws or regulations. Federal banking supervisors may bring actions against an institution and certain institution-affiliated parties for actions that cause a substantial loss to a depository institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can range from $25,000 per day to $1,000,000 per day. Federal law also establishes criminal penalties for certain violations.


      Banking organizations are required to file annual and other reports with, and furnish detailed information regarding their business to, federal banking supervisors. Banks, thrifts, and bank holding companies are regularly examined by their respective supervisors; thrift holding companies are also subject to examination by the OTS. Examinations focus on a number of issues, including safety and soundness, financial condition, quality of management, policies and procedures for risk management and legal compliance, and serving the needs of the community. A banking organization will receive a composite examination rating as well as component rating in several categories. Examination results are not generally publicly available. A low examination rating or issues identified in examination can have serious adverse consequences for a banking organization.

      HOLDING COMPANY LIABILITY. Federal Reserve regulations require a bank holding company to act as a source of financial strength to each of its depository institution subsidiaries and commit resources to their support. Such support may be required at times when a bank holding company may not otherwise be inclined to provide it.

      As discussed below, a bank or thrift holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized depository institution subsidiary in order for it to be accepted by the regulators. In the event of a bank or thrift holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an FDIC insured bank or thrift, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

      Because a bank or thrift holding company is a legal entity separate and distinct from its bank or thrift subsidiaries, our right to participate in the distribution of assets of a bank or thrift subsidiary upon its liquidation or reorganization will be subject to the prior claims of the creditors of the bank or thrift. In the event of liquidation or other resolution of an FDIC insured bank or thrift subsidiary, the claims of depositors and other general or subordinated creditors of the bank or thrift are entitled to a priority of payment over the claims of the holders of any obligation of the bank or thrift to its stockholders, which would include us or our stockholders or creditors. The liquidation or other resolution of an FDIC insured bank or thrift is subject to the Federal Deposit Insurance Act, not the federal Bankruptcy Code.

      CROSS-GUARANTEE LIABILITY. An FDIC insured bank or thrift may be held liable for any loss incurred by the FDIC in connection with any assistance provided by the FDIC to a "commonly controlled" FDIC insured bank or thrift in default or in danger of default. Banks or thrifts are "commonly controlled" if the two institutions share a parent holding company or if one institution controls the other.

      DIVIDENDS. Our ability to pay dividends on our units will depend primarily on the ability of our subsidiary banks or thrifts to pay dividends to us.

      The ability of national banks to pay dividends is restricted under the National Bank Act and applicable OCC regulations and may be subject to dividend restrictions imposed by the OCC. The prior approval of the OCC is required for any dividend by any national bank if the total of all dividends, including any proposed dividend, declared by the national bank in any calendar year exceeds the total of its net profits (as defined) for such year combined with its retained net profits for the preceding two years, less any required transfers to surplus. A national bank may not pay a dividend that would cause it to become undercapitalized, and may also be expected to refrain from paying dividends that would reduce its capital below some amount in excess of the required minimum. The OCC has the authority to prohibit a national bank from paying a dividend that, in its opinion, constitutes an unsafe or unsound practice in conducting the bank's business.

      OTS regulations require that a thrift submit prior notice to the OTS before making a capital distribution if (a) it would not be well capitalized after the distribution, (b) the distribution would result in the retirement of any of the thrift's common or preferred stock or debt counted as its regulatory capital, or (c) the thrift is a subsidiary of a holding company. A thrift must apply to the OTS to pay a capital distribution if (a) the thrift would not be adequately capitalized following the distribution, (b) the thrift's total distributions for the calendar year exceeds the institution's net income for the calendar year to date plus its net income (less distributions) for the preceding two years, or (c) the distribution would otherwise violate applicable law or regulation or an agreement with or condition imposed by the OTS. The OTS may disapprove or deny a capital distribution if, in its view, the capital distribution would constitute an unsafe or unsound practice.

      State banks and thrifts are usually subject to similar limitations on dividend payments under state law and regulations.


      The Federal Reserve's stated policy is that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition. The Federal Reserve's Regulation Y also requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of a company's consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. The ability of a bank holding company to pay dividends is further restricted by the source of strength requirement discussed above and by the requirement that it maintain an adequate level of regulatory capital.


      The ability of a thrift holding company to pay dividends is not specifically regulated but could be limited by the OTS on grounds of safety and soundness.

      CAPITAL ADEQUACY. Banks, thrifts, and bank holding companies are required to maintain certain ratios of (i) "tier 1" or "primary" capital to total balance sheet assets, (ii) "tier 1" or "core" capital to risk-weighted assets, and (iii) "total" capital (i.e., tier 1 or core capital plus "tier 2" or "supplementary" capital) to risk-weighted assets. Capital standards for banks, thrifts, and bank holding companies are generally similar, although each banking supervisor has implemented its standards somewhat differently. Thrift holding companies are not subject to regulatory capital standards but must ensure that their thrift subsidiaries are adequately capitalized.

      Generally, tier 1 or core capital consists primarily of the sum of common stock and perpetual noncumulative preferred stock less goodwill and certain percentages of other intangible assets. (Bank holding companies may include perpetual cumulative preferred stock.) Tier 2 or supplementary capital consists primarily of perpetual preferred stock not qualifying as tier 1 capital, perpetual debt, mandatory convertible securities, subordinated debt, convertible preferred stock with an original weighted average maturity of at least five years and the allowance for loan and lease losses up to a maximum of 1.25% of risk weighted assets. The sum of tier 1 and tier 2 capital constitutes qualifying total capital. The tier 1 component must comprise at least 50% of qualifying total capital (i.e., tier 2 capital may not exceed tier 1 capital).

      Risk-based capital ratios are calculated using risk-weighted assets. A weighted risk factor from 0% to 100% is applied to the amount of each on-balance-sheet asset and to a "credit-equivalent amount" of each off-balance-sheet item.

      Banks, thrifts, and bank holding companies are required to maintain a ratio of total capital to risk-weighted assets, or Total Capital Ratio, of at least 8.0%, and a ratio of tier 1 capital to risk weighted assets, or Tier 1 Capital Ratio, of at least 4.0%.

      Banks, thrifts, and bank holding companies are also required to maintain a minimum leverage ratio of tier 1 capital to average total consolidated assets, or Leverage Capital Ratio of at least 3.0% for the most highly-rated, financially sound banks and bank holding companies and a minimum Leverage Capital Ratio of at least 4.0% for all other banks. Tier 1 capital is defined in the same manner for both the leverage ratio and the risk-based capital ratio. Adjusted total assets comprise total assets less intangible assets.

      In addition, by statute and under the OTS capital standards, thrifts must maintain "tangible" capital equal to 1.5% of adjusted total assets. The Federal Reserve may also consider a "Tangible Tier 1 Leverage Ratio" in evaluating proposals for expansion or new activities. The Tangible Tier 1 Leverage Ratio is the ratio of tier 1 capital, less intangible assets not deducted from tier 1 capital, to quarterly average total assets.

      The risk-based and leverage capital ratios given above are minimum ratios generally applicable to banking organizations meeting certain specified criteria including having the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. Banking supervisors may set capital requirements for particular banking organizations that are higher than the minimum ratios where circumstances warrant. Banking supervisors may take account of a wide range of factors in evaluating an organization's overall capital adequacy, including a high degree of exposure to interest rate risk, prepayment risk, credit risk, concentration of credit risk, and certain risks arising from nontraditional activities. Banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory level, without significant reliance on intangible assets. Federal banking supervisors may treat the failure of any bank, thrift, or bank holding company to maintain capital at or above such level as an unsafe or unsound practice and may issue a directive requiring any such banking organization that fails to maintain capital at or above the minimum level required to submit and adhere to a plan for increasing capital.

      PROMPT CORRECTIVE ACTION FOR CAPITAL DEFICIENCIES. Federal banking supervisors are required to take "prompt corrective action" with respect to banks or thrifts that do not meet regulatory capital requirements. Banks and thrifts are assigned to one of five capital categories: "well capitalized", "adequately capitalized",

"undercapitalized", "significantly undercapitalized", and "critically undercapitalized". Under certain circumstances, a well capitalized, adequately capitalized, or undercapitalized bank or thrift may be treated as if the institution were in the next lower capital category. Banks and thrifts are subjected to an increasingly stringent array of restrictions, requirements and prohibitions as capital levels deteriorate and supervisory problems mount. Banking supervisors have limited discretion in dealing with a critically undercapitalized bank or thrift and are generally required to appoint a receiver or conservator if the capital deficiency is not corrected promptly.

      Banking supervisors are permitted, or in certain cases required, to take certain actions with respect to institutions falling in one of the three undercapitalized categories. Depending on the level of a bank or thrift's capital, the restrictions that are required or that may be imposed by banking supervisors include, among other things, prohibiting a bank holding company from making distributions without prior regulatory approval, prohibiting the bank or thrift from paying dividends or management fees to control persons, prohibiting payment of principal and interest on subordinated debt, requiring prior regulatory approval for acquisitions, branching and new lines of business, limiting asset growth and activities, placing additional restrictions on transactions with affiliates, restricting interest rates payable on deposits, prohibiting the acceptance of brokered deposits, requiring the raising of additional capital, removing management, and appointing a conservator or receiver for the institution.

      Undercapitalized banks or thrifts are required to submit a capital restoration plan, which must include a guarantee by the institution's holding company under which the holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the bank or thrift into capital compliance as of the date it failed to comply with the capital restoration plan.

      Banks or thrifts with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions including restrictions on business and the termination of deposit insurance.

      SAFETY AND SOUNDNESS GUIDELINES. The federal banking agencies have released Interagency Guidelines Establishing Standards for Safety and Soundness, which created deadlines for submission and review of safety and soundness compliance plans. The guidelines require banking organizations to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature, and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that banking organizations should maintain safeguards to prevent the payment of compensation, fees, and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. Additionally, the federal banking agencies have established standards relating to the asset quality and earnings that the agencies determine to be appropriate. Under these guidelines, a thrift should maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets, as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. If the appropriate federal supervisor determines that a banking organization is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A banking organization must submit an acceptable compliance plan within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the banking organization to regulatory sanctions. Federal regulations also require that banking organizations adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits, that are clear and measurable, loan administration procedures and documentation, approval, and reporting requirements. A thrift's real estate lending policy must reflect consideration of the Interagency

Guidelines for Real Estate Lending Policies (the "Real Estate Lending Guidelines") that have been adopted by the federal banking regulators.

      INTERNATIONAL MONEY LAUNDERING ABATEMENT AND FINANCIAL ANTI-TERRORISM ACT OF 2001. The USA PATRIOT Act of 2001, or the PATRIOT Act, contains the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, or IMLAFA. IMLAFA contains anti-money laundering measures affecting insured banking organizations, broker-dealers, and certain other financial institutions. IMLAFA requires U.S. financial institutions to adopt written policies and procedures to combat money laundering and grants the Secretary of the U.S. Department of the Treasury broad authority to establish regulations and to impose requirements and restrictions on financial institutions' operations. Until we identify a business combination, we cannot determine the precise impact that IMLAFA will have on our operations. Any failure to meet the requirements of IMLAFA, however, could have adverse consequences on our business.

      COMMUNITY REINVESTMENT ACT. Banks and thrifts are subject to the Community Reinvestment Act, or CRA. The CRA and the regulations issued thereunder are intended to encourage banks and thrifts to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of banks and thrifts. These regulations also provide for supervisory assessment of a bank's or thrift's record in meeting the needs of its service area when considering applications to establish branches, merger applications, and applications to acquire the assets and assume the liabilities of another bank or thrift. Federal banking supervisors are required to make public a rating of a bank's or thrift's performance under the CRA. In the case of a bank or thrift holding company, the CRA performance record of its bank or thrift subsidiaries are reviewed by the relevant federal banking supervisors in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or thrift or to merge with any other bank or thrift holding company. An unsatisfactory record can substantially delay or block the transaction.

      CONSUMER PROTECTION. Loans made by a bank or thrift are also subject to numerous federal and state laws and regulations, including the Truth in Lending Act, Truth in Savings Act, Electronic Funds Transfer Act, Expedited Funds Availability Act, Equal Credit Opportunity Act, Fair Housing Act, Fair Credit Reporting Act, Federal Consumer Credit Protection Act, Real Estate Settlement Procedures Act, state consumer credit and protection codes, and adjustable rate mortgage disclosure requirements. Remedies to the borrower and penalties to a bank or thrift are provided for failure of a bank or thrift to comply with such laws and regulations.

      Banking organizations are also subject to restrictions and disclosure requirements regarding private information collected by financial institutions. Financial institutions are generally prohibited from disclosing nonpublic personal financial information to non-affiliated third parties unless customers have the opportunity to "opt out" of the disclosure.

      LENDING LIMITS. With certain limited exceptions, the maximum amount that a bank or thrift may lend to any borrower outstanding at one time may not exceed 15% of the unimpaired capital and surplus of the bank or thrift. Loans and extensions of credit fully secured by specified readily marketable collateral (having a market value at least equal to the funds outstanding) may comprise an additional 10% of unimpaired capital and surplus.

      QUALIFIED THRIFT LENDER TEST. Thrifts are subject to statutes and OTS regulations that use the concept of a qualified thrift lender, or QTL. A savings institution that does not meet the Qualified Thrift Lender Test, or QTL Test must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for both a national bank and a thrift; (ii) the branching powers of the institution shall be restricted to those of a national bank located in the institution's home state; and (iii) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. In addition, any company that controls a thrift that fails to qualify as a QTL will be required to register as, and to be deemed, a bank holding company subject to all of the provisions of the Bank Holding Company Act and other statutes applicable to bank holding companies. Upon the expiration of three years from the date the institution ceases to be a QTL, it must cease any activity and dispose of any investment not permissible for a national bank.

      To comply with the QTL Test, a thrift must either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio assets" in Qualified Thrift Investments. Portfolio assets are defined as total assets less intangibles, the value of property used by a savings institution in its business and liquidity investments in an amount not exceeding 20% of total assets. Qualified Thrift Investments include loans made to purchase, refinance, construct or improve residential or manufactured housing, home equity loans, mortgage-backed securities, education, credit card and small business loans and other specified investments. A thrift must maintain its status as a QTL on a monthly basis in nine out of every 12 months. A thrift that fails to maintain QTL status will be permitted to requalify once, and if it fails the QTL test a second time, it will become immediately subject to all penalties as if all time limits on such penalties had expired.


      BANK AND THRIFT ACTIVITIES. The activities of banks and thrifts are governed by federal law and regulations which delineate the nature and extent of the activities in which banks and thrifts may engage. Banks generally have more flexibility and are permitted to conduct the "business of banking" as interpreted by the appropriate banking supervisors. Certain lending authority for thrifts, for example, commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution's capital or assets.


      The Real Estate Lending Guidelines, among other items, call upon banks and thrifts to establish internal loan-to-value limits for real estate loans that are not in excess of the specified loan-to-value limits for the various types of real estate loans. The Real Estate Lending Guidelines state, however, that it may be appropriate in individual cases to originate or purchase loans with loan-to-value ratios in excess of the supervisory loan-to-value limits.

      BANK HOLDING COMPANY ACTIVITIES. Generally, bank holding companies are prohibited under the Bank Holding Company Act from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking. Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include making, acquiring, brokering or servicing loans and usual related activities, factoring accounts receivable, leasing personal or real property, operating a non-bank depository institution such as a savings association, trust company functions, financial and investment advisory activities, conducting discount securities brokerage activities, underwriting and dealing in government obligations and money market instruments, providing specified management consulting and counseling activities, performing selected data processing services and support services; acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and underwriting credit-related insurance. Federal Reserve approval is generally required to conduct such activities. Despite prior approval, the Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries.

      Subject to various limitations, the Bank Holding Company Act generally permits a bank holding company that meets certain management, capital, and Community Reinvestment Act criteria to elect to become a "financial holding company." A financial holding company may affiliate with securities firms, investment managers, and insurance companies and engage without Federal Reserve approval in various activities that are considered "financial in nature." Expanded financial activities of financial holding companies are generally regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators, and insurance activities by insurance regulators, with the Federal Reserve serving as the primary "umbrella" regulator. A bank holding company that falls out of compliance with the requirements to be a financial holding company may be required to cease engaging in certain activities. At this time, we cannot determine whether we will apply to operate as a financial holding company. If we do not do so, we will not be eligible to engage in the broader range of activities that are permitted by the Bank Holding Company Act.

      A thrift holding company is generally permitted to engage in the financial activities permitted for financial holding companies under the Bank Holding Company Act and certain other activities.

      TRANSACTIONS WITH AFFILIATES AND INSIDERS. Banks and thrifts are subject to Section 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder. Each company under common control with a bank or thrift, including its holding company, is deemed to be an affiliate of a bank or thrift.

      Under Section 23A, certain transactions between a bank or thrift and its affiliates may not exceed 10% of a bank's or thrift's capital and surplus per affiliate and an aggregate of 20% of its capital and surplus for covered transactions with all affiliates. Certain transactions with affiliates, such as loans, also must be secured by collateral of specific types and amounts. Finally, a bank or thrift is prohibited from purchasing low quality assets from an affiliate.

      Section 23B prohibits, among other things, a bank or thrift from engaging in transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. In the absence of such comparable transactions, any transaction between a bank or thrift and its affiliates must be on terms and under circumstances, including credit standards that in good faith would be offered or would apply to nonaffiliated companies.

      We also expect to become subject to restrictions on extensions of credit to executive officers, directors, principal stockholders, and their related interests. These restrictions contained in the Federal Reserve Act and Federal Reserve Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

      A banking organization is prohibited from tying the provision of certain services to other services offered by the banking organization or its affiliates.

      INTERSTATE BANKING AND BRANCHING. An adequately capitalized and adequately managed bank holding company, with Federal Reserve approval, is permitted to acquire or establish a bank located in a state other than the bank holding company's home state, subject to aging and deposit concentration limits that may be imposed under applicable state laws.

      National banks and state banks with different home states are permitted to merge across state lines, with the approval of the appropriate federal banking supervisor, unless the home state of a participating bank has passed legislation prior to that date that expressly prohibits interstate mergers. There are certain limitations on the ability of a national bank or state bank to establish a branch in a state other than its home state, and de novo interstate branching is permitted if the laws of the host state so authorize.

      FDIC regulations prohibit an out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities served by the out-of-state bank.

      Federal thrifts may establish branches in any state.

      ASSESSMENTS. Banking organizations are required to pay assessments to their primary federal supervisor to fund the agency's operations. Banks and thrifts are also required to pay deposit insurance premiums to the FDIC.

      STATE REGULATION OF BANKING ORGANIZATIONS. A state bank or thrift will be subject to the laws of the state under which it is formed in addition to federal regulations. Various requirements and restrictions under the laws of the state of organization and operation of the bank or thrift relate to many aspects of the operations, including levels of capital, reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices and capital requirements.

      THE SARBANES-OXLEY ACT OF 2002. President Bush signed the Sarbanes-Oxley Act into law on July 30, 2002. Regulations were issued by the SEC in connection with the new law since that date, and additional regulations are anticipated. This important law has far reaching impact on corporate affairs. It directly affects how independent public accountants and companies must interact with each other. It limits non-audit services that may be provided by public companies' independent accountants and the companies that they audit with a view to maintaining or imposing independence on public companies and their independent auditors. It creates an oversight board for all certified public accounting firms that practice before the SEC. The Sarbanes-Oxley Act also seeks to enhance both the quality and reliability of financial statements, as well as improving corporate disclosure and the timing of material disclosures. Public companies are also required to improve corporate governance, typically by establishing or reorganizing audit committees to assure audit committee independence and oversight. The law provides for restrictions on loans to officers and directors of public companies, although it appears that most bank loans to such persons are exempt so long as made pursuant to already existing federal restrictions on transactions between financial institutions and their insiders. Finally, the Sarbanes-Oxley Act imposes criminal penalties for certain violations.

REGULATION OF OTHER FINANCIAL SERVICES ORGANIZATIONS

      Acquisitions of financial services companies, other than banks and bank holding companies, are often subject to significant regulatory requirements and consents, and we will not be able to consummate a business combination with certain types of financial services companies without complying with applicable laws and regulations and obtaining required governmental or client consents. For example, if we were to attempt to acquire or acquire control of an investment management firm, we would have to obtain consents of the firm's investment management clients or enter into new contracts with them, and there is no assurance that we would be able to obtain such consents or enter into new contracts. If our acquisition target were an insurance company, state insurance commissioners in the states where the insurance company does business would review an acquisition transaction and could prevent it by withholding their consent. The acquisition of a business in other sectors of the financial services industry may require similar approvals or consents.

      In addition to the regulatory environment for banks and bank holding companies, other financial services organizations are also subject to extensive regulation. Many regulators, including U.S. and foreign government agencies and self-regulatory organizations, as well as state securities commissions and attorneys general, are empowered to conduct administrative proceedings and investigations that can result in, among other things, censure, fine, the issuance of cease-and-desist orders, prohibitions against engaging in some lines of business or the suspension or expulsion of a broker-dealer or investment adviser. The requirements imposed by regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with financial services firms and are not designed to protect our stockholders. Regulations and investigations may result in limitations on our activities such as the restrictions imposed on several leading securities firms as part of a settlement these firms reached with federal and state securities regulators and self-regulatory organizations in 2003 to resolve investigations into equity research analysts' alleged conflicts of interest.

      Governmental and self-regulatory organizations impose and enforce regulations on financial services companies. U.S. self-regulatory organizations adopt rules, subject to approval by the SEC, that govern aspects of the financial services industry and conduct periodic examinations of the operations of registered broker-dealers and investment advisers. For example, U.S. broker-dealers are subject to rules and regulations that cover all aspects of the securities business including sales methods and trade practices; use and safekeeping of customer funds and securities; capital structures; recordkeeping; the preparation of research; the extension of credit and the conduct of officers and employees. The types of regulations to which investment advisers are subject are also extensive and include: recordkeeping; fee arrangements; client disclosure; custody of customer assets; and the conduct of officers and employees.

      Various regulatory agencies also have stringent rules with respect to the maintenance of specific levels of net capital by securities brokerage firms. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion from the NASD and other regulatory bodies, which ultimately could prevent any broker-dealers that we acquire or acquire control of from performing as a broker-dealer. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit the operations of broker-dealers, which could harm our business if we were to consummate a business combination with a securities brokerage firm.

      This regulatory environment is also subject to modifications and further regulations. New laws or regulations or changes in the enforcement of existing laws or regulations applicable to us also may adversely affect our business, and our ability to function in this environment will depend on our ability to constantly monitor and react to these changes. For example, recently the insurance industry has been subject to a significant level of scrutiny by various regulatory bodies, including state attorneys general and insurance departments, concerning certain practices within the insurance industry. These practices include, without limitation, the receipt of contingent commissions by insurance brokers and agents from insurance companies and the extent to which such compensation has been disclosed, bid rigging and related matters. As a result of these and related matters, including actions taken by the New York State Attorney General, there have been a number of proposals to modify various state laws and regulations regarding insurance agents and brokers, including proposals by the National Association of Insurance Commissioners, that could impose additional legal obligations, including disclosure obligations, on us if we were to offer insurance or other financial products.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     Our current directors, officers and special advisor are as follows:

NAME                                    AGE                              POSITION
---------------------------             ---       -----------------------------------------------------
V. Charles Jackson                      62        Chief Executive Officer, Chairman of the Board
Richard Alston                          51        Chief Financial Officer, Secretary, Director
Timothy R. Chrisman                     60        Director
Peter W. Kuyper                         64        Director
Richard W. Dalbeck                      58        Director
George Strong                           59        Special Advisor to Board of Directors

V. CHARLES JACKSON, CHIEF EXECUTIVE OFFICER, CHAIRMAN OF THE BOARD

      From 2002 to 2006, Charlie Jackson was President, Chief Executive Officer and member of the Board of Directors of Community Bank headquartered in Pasadena, California. Community Bank is a $2 billion, privately held commercial bank, focusing on middle-market companies in southern California. Business banking and financial services are provided through 14 branches located throughout that area. Mr. Jackson has over thirty years of management experience in commercial banking, private banking and wealth management. Prior to Community Bank, from 1997 to 2002, Mr. Jackson held the position of Managing Director of Lipper & Co., a $5 billion wealth management and investment banking firm, headquartered in New York City. At Lipper he was responsible for all of its wealth management and investment banking activities in the west. From 1989 to 1997, Mr. Jackson held the position of Executive Director of the Mellon Financial Group - West Coast. He led Mellon Corporation's various financial services companies, which included, among others, Mellon Bank's commercial lending activities (large corporate, middle market and asset-based), Cash Management, The Boston Company, AFCO, Dreyfus Corporation, and U.S. Leasing. He also helped initiate the negotiations that ultimately led to the acquisition of First Business Bank. He was also a member of the Senior Management Committee of Mellon Bank, N.A., headquartered in Pittsburgh. In the years prior to joining Mellon he held key senior management positions at Chase Manhattan Bank and Continental Illinois National Bank and Trust, both in the United States and abroad.

      Mr. Jackson served on the board of advisors at the UCLA/John Anderson Graduate School of Management for eight years, and the board of The Boston Safe Deposit and Trust Company of California. He has also served as a member of the board of directors for the Los Angeles Master Chorale, one of the operating companies of the Los Angeles Music Center and is a former member of the Director's Council for the Institute of Theoretical Physics at the University of California, Santa Barbara. Mr. Jackson currently serves on the board and is a general partner of The Athenaeum Fund, a venture capital limited partnership, located in Pasadena, California, which provides seed funding to start-up companies primarily originating at Caltech. Mr. Jackson currently serves on, and was the former Chairman of, the Dean's Council of the Gevirtz Graduate School of Education at the University of California, Santa Barbara. He presently serves on the Board of Trustees of Woodbury University, in Burbank, California, and is currently the chairman of Woodbury's capital campaign. Mr. Jackson is a member of the California Club. He and his family have lived in La Canada, California, since 1982.

      Mr. Jackson holds a Master of Business Administration degree in international business from George Washington University, in Washington, D.C., as well as a bachelor's degree in international affairs from The School of Foreign Service at Georgetown University, also in Washington, D.C.

RICHARD ALSTON, CHIEF FINANCIAL OFFICER, SECRETARY, DIRECTOR

      Richard Alston began his career in commercial banking in 1977 at Continental Illinois National Bank in Chicago. Among his duties was the handling of small to mid-sized commercial relationships in the bank's metropolitan group. Following this relationship management work with small businesses, he handled several of the bank's lending relationships with troubled borrowers. In 1982, he assumed duties as Vice President of the bank's Oil & Gas Division, working with Mr. Jackson in Los Angeles.


      Following his experience as a commercial banker, Mr. Alston has served over the last 20 years as Chief Financial Officer and Chief Operating Officer of various public and private companies. His skill set is broad, with experience in all facets of finance and accounting. He has completed two IPOs, including one in conjunction with a roll-up of the fragmented accounts receivable collection industry. In connection with these IPOs, Mr. Alston oversaw the preparation and filing of all related SEC documents and participated in the offering road shows. Additionally, he has completed a public debt offering and numerous private bank debt financing transactions. His substantial experience in mergers and acquisitions includes 15 transactions, having been responsible for identifying, evaluating, negotiating, structuring and integrating each deal. As an experienced chief financial officer, Mr. Alston has been in the role of managing investor relations and SEC compliance for public companies, including preparation and filing of financial statements and overseeing the process for management's assessment of internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002. He has served on the boards of various portfolio companies of large private equity firms.

      From 2004 to October 2005, Mr. Alston served as Senior Vice President and Chief Financial Officer of WebMD Business Services, a public company subsidiary that provides transaction processing and business outsourcing services to the health care industry. From 2000 to 2004, he was Senior VP and Chief Financial Officer of Tibbett & Britten Group - Americas, a subsidiary of a UK logistics provider.

      Mr. Alston served as an outside director on the board of Opcode Systems, a privately held software business. Among his philanthropic efforts, he participated in a program as a tutor educating underprivileged inner-city children and for several years spent vacations in Ecuador building houses for the homeless.


      Mr. Alston earned a Masters Degree in Business from Northwestern University Kellogg Graduate School of Management. He also earned Bachelors Degrees in Economics and Political Science from Claremont McKenna College.

TIMOTHY R. CHRISMAN, DIRECTOR

      Timothy R. Chrisman is the founding principal of Chrisman & Company, Inc., a Los Angeles-based retained executive search firm, focusing on financial and related industries. His more than 900 executive searches, in 26 years within this industry, range from senior to executive management positions to corporate board appointments for a portfolio of prominent nationwide clients.

      At Chrisman, he has been instrumental in placing professionals and board members in commercial banks, savings & loans companies, equity sponsor/venture capital firms, investment banks, investment management firms, leasing companies, mortgage companies, real estate investment trusts, trust companies, insurance, among others within the financial sector.

      Mr. Chrisman also served as a director of Commercial Capital Bank and Commercial Capital Bancorp of Irvine, California until March 2005, the $5 billion, publicly traded institution that acquired Hawthorne Savings where he was Chairman of the Board from 1995 to 2004. Additionally, he is the elected Chairman of the Federal Home Loan Bank of San Francisco and Chairman of the Council of Federal Home Loan Banks, the system's 12-bank trade organization.

PETER W. KUYPER, DIRECTOR

      Peter w. Kuyper, a thirty-five year veteran motion picture industry executive, joined paramount television in 1969 as a financial executive, and subsequently held senior financial, corporate and executive positions. Mr. Kuyper managed the entry into the "ancillary rights" areas of pay television and home video for both Paramount Pictures and Metro-goldwyn-mayer Film Co.

      Mr. Kuyper has led the finance, corporate planning and acquisitions, Washington affairs, and International operations for Paramount Pictures and/or MGM/United Artists. That included serving as Vice President, Finance, Vice President, Ancillary Rights Division, and President of the MGM/UA Home Entertainment Group, Inc., which included world-wide Pay Television, Home Video, Non-Theatrical and the Merchandising & Licensing Divisions.


      Mr. Kuyper is currently Chairman of the Board, Chief Executive Officer and President of the Motion Picture Licensing Corporation, which is the industry copyright agency for the licensing and collection of royalties for the public performance of Motion Pictures from DVD's or home video cassettes. He is also the Chairman of Christian Video Licensing International, Ltd.

      Additionally, Mr. Kuyper is Managing General Partner, KFT Partners, LP which owns and controls various merchandising, licensing and publishing rights, real estate and other investments. Mr. Kuyper has been a participant on various industry Boards of Directors, and has been active in the Motion Picture Association of America and its Copyright Committee. In addition, he has served on the Boards of Directors of United International Pictures, UPITN, (the international news agency) and other international communications companies.


RICHARD W. DALBECK, DIRECTOR

      Richard W. Dalbeck is an experienced corporate finance executive with a wide range of finance and accounting experience over 24 years in industries ranging from entertainment to the oil and gas industry. He has held executive positions in the motion picture, television and entertainment technology industries including President of SONY High Definition Facilities, Inc. and Chief Operating Officer and Chief Financial Officer of Gubers-Peters Entertainment. He has also held executive positions in the oil and gas industry with the Southern California Gas Company where he was responsible for accounting and financial reporting, financial planning and management information systems for the holding company of the nation's largest gas distribution utility. He was also a Certified Public Accountant for many years. Since 2002, he has been a Senior Advisor with Cornerstone Research, Inc. where he has provided management consulting services and expert testimony in financial, accounting and business matters.

      Mr. Dalbeck earned a Masters of Business Administration, Magna Cum Laude, from the University of Southern California. He also earned his Bachelors Degree, with Honors, in Accounting and Finance from the University of Southern California. Mr. Dalbeck is a member of Beta Gamma Sigma, business honors society and received the Distinguished Alumnus Award from the School of Accounting at the University of Southern California School of Business.

GEORGE STRONG, SPECIAL ADVISOR TO BOARD OF DIRECTORS

      George G. Strong is a seasoned financial executive with a 30-year track record of accomplishments in the legal and accounting professions. His experience includes 21 years with PricewaterhouseCoopers LLP. ("PWC") where he held positions of increasing importance and was ultimately a U.S. Policy Board member and Regional Managing Partner (Western U.S.).

      He retired from PWC in 2002 and since then has been active as a management consultant providing expert testimony in complex legal and accounting cases for Cornerstone Research, Inc, where he is Managing Director and General Counsel.

      These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target acquisition, and structuring, negotiating and consummating its acquisition. None of these individuals has been or currently are principals of or affiliated with a blank check company. However, we believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transactional expertise should enable them to successfully identify and consummate an acquisition.

      The members of our board of directors are classified into three classes, one of which is elected at each meeting of the stockholders to hold office for a three-year term and until the successors of each such class have been elected and qualified. The members of each class are set forth below:

      o     Class III: _________ (term expires 2009)

      o     Class II: __________ (term expires 2008)

      o     Class I: ___________ (term expires 2007)

DIRECTOR INDEPENDENCE

      Our board of directors has determined that Messrs. Chrisman, Kuyper and Dalbeck are "independent directors" as defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and the rules of the American Stock Exchange. By "independent director," we mean a person other than an officer or employee of ours or any other individual having a relationship, which, in the opinion of our board of directors would interfere with the director's exercise of independent judgment in carrying out the responsibilities of a director. Our independent directors will have regularly scheduled meetings at which only independent directors will be present.

AUDIT COMMITTEE


      Prior to the consummation of this offering, we will establish an audit committee of the board of directors which will consist of Mr. Dalbeck, as chairman, and Mr. Chrisman and Mr. Kuyper. All members of the audit committee are independent directors. The audit committee's duties, which are specified in our Audit Committee Charter, include, but are not limited to:


      o serving as an independent and objective party to monitor our financial reporting process, audits of our financial statements and internal control system;

      o reviewing and appraising the audit efforts of our independent registered public accounting firm and internal finance department; and

      o providing an open avenue of communications among our independent registered public accounting firm, financial and senior management, our internal finance department, and the board of directors.

FINANCIAL EXPERTS ON AUDIT COMMITTEE


      The audit committee will comply with the independence requirements of Rule 10A-3 of the Securities and Exchange Act of 1934, as amended, and the rules of the American Stock Exchange (including the transition rules for companies consummation an initial public offering) and will be comprised of members who are "financially literate," meaning they are able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement.


      In addition, the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual's financial sophistication. The board of directors has determined that Mr. Dalbeck satisfies the definition of financial sophistication and also qualifies as an "audit committee financial expert," as defined under the SEC's rules and regulations.

NOMINATING COMMITTEE


      Effective upon consummation of this offering, we will establish a nominating committee of the board of directors, which will consist of Mr. Chrisman, as chairman, and Mr. Kuyper. Messrs. Chrisman and Kuyper are independent directors. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.


COMPENSATION FOR OFFICERS AND DIRECTORS

      No executive officer has received any cash compensation for services rendered to us. Commencing on the effective date of the registration statement through consummation of a business combination, we will pay to Western United Management, LLC a fee of $7,500 per month for providing us with administrative services. Other than the fee payable to Western United Management, LLC described above, no compensation of any kind, including finder's, consulting fees or other similar compensation, will be paid to any of our existing officers, directors, private stockholders or any of their respective affiliates, prior to or in connection with a business combination. However, such individuals and entities will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target acquisitions and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

CONFLICTS OF INTEREST

      Potential investors should be aware of the following potential conflicts of interest:


      o Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those we intend to conduct.


      o Since our officers and directors (or their affiliates) own 2,062,500 shares of our common stock which will be released from escrow only if a business combination is successfully consummated, they may have a conflict of interest in determining whether a particular target acquisition is appropriate to consummate a business combination. Additionally, certain members of our executive management may enter into consulting or employment agreements with us as part of a business combination, pursuant to which they may be entitled to compensation for their services. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target acquisition, timely completing a business combination and securing the release of their stock.

      o Other than with respect to the business combination, we have not adopted a policy that expressly prohibits our officers and directors from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Accordingly, such parties may have an interest in certain transactions in which we are involved, and may also compete with us.

      o Our directors and officers may purchase shares of common stock as part of the units sold in this offering or in the open market. If they did, they would be entitled to vote such shares as they choose on a proposal to approve a business combination.


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

      In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

      o     the corporation could financially undertake the opportunity;

      o     the opportunity is within the corporation's line of business; and

      o it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

      Accordingly, as a result of their multiple business affiliations, our directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.


      In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed, until the earliest of a business combination, our dissolution and liquidation or such time as he or she ceases to be an officer or director, to present to us for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law, subject to any pre-existing fiduciary obligations he or she might have.


      In connection with the vote required for any business combination, all of our private stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock which were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to those shares of common stock acquired by them prior to this offering. Any common stock acquired by private stockholders in the offering or aftermarket will be considered part of the holdings of the public stockholders. Except with respect to the conversion rights afforded to public stockholders, these private stockholders will have the same rights as other public stockholders with respect to such shares, including voting rights in connection with a potential business combination. Accordingly, they may vote such shares on a proposed business combination any way they choose.

                             PRINCIPAL STOCKHOLDERS


      The following table sets forth information regarding the beneficial ownership of our securities as of December 1, 2006 and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming none of the individuals listed purchase units in this offering), by:


      o each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

      o     each of our officers, directors and our special advisor; and

      o     all our officers, directors and our special advisor as a group.


      Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock and warrants beneficially owned by them

                                                                   COMMON STOCK AND WARRANTS
                                 ------------------------------------------------------------------------------------------------
                                   Before the Offering to Public Stockholders           As Adjusted for the Public Offering
                                 ----------------------------------------------    ----------------------------------------------
                                             Percentage                                       Percentage
                                                 of                  Percentage                   of                   Percentage
Name and Address of              Number of     Common     Number of      of        Number of     Common     Number of      of
Beneficial Owners (1)            Shares (2)     Stock     Warrants    Warrants     Shares (2)    Stock      Warrants    Warrants
-------------------------------  ---------   ---------    ---------   ---------    ---------   ---------    ---------   ---------
V. Charles Jackson(3)..........  1,200,000        58.2%     62,500          100%   1,200,000         9.9%     62,500          1.0%
Richard Alston(3)..............    675,000        32.7%     62,500          100%     675,000         5.6%     62,500          1.0%
George Strong(3)...............    125,000         6.1%     62,500          100%     125,000         1.0%     62,500          1.0%
Timothy R. Chrisman(3).........    125,000         6.1%     62,500          100%     125,000         1.0%     62,500          1.0%
Peter W. Kuyper(3).............    125,000         6.1%     62,500          100%     125,000         1.0%     62,500          1.0%
Richard W. Dalbeck(3)..........    125,000         6.1%     62,500          100%     125,000         1.0%     62,500          1.0%
All Directors, Officers
  and our special advisor
  as a Group ..................  2,062,500         100%      62,500         100%   2,062,500        17.1%     62,500          1.0%


(1) Unless otherwise indicated, the business address of each of the stockholders is 70 South Lake Avenue, Suite 900, Pasadena, California 91101.


(2)   Unless otherwise indicated, all ownership is direct beneficial ownership.

(3) Includes 62,500 units (consisting of 62,500 shares of common stock and 62,500 warrants) held by Western United Funding, LLC ("Funding"). The members of Funding are Messrs. Jackson, Alston, Chrisman, Kuyper, Dalbeck and Strong. Each of the members of Funding may be deemed to have shared dispositive power with respect to the securities held by Funding. Messrs. Jackson and Alston are the managing members of Funding and have shared power to vote the securities held by Funding. Each of Messrs. Jackson, Alston, Chrisman, Kuyper, Dalbeck and Strong disclaim beneficial ownership of any securities held by Funding except to the extent of their pecuniary interest therein.



      Immediately after this offering, our private stockholders will own 17.1% of the then issued and outstanding shares of our common stock. None of our private stockholders has indicated to us that he intends to purchase our securities in this offering. Because of the ownership block held by our private stockholders, such holders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.


      On the effective date of the registration statement, all of our private stockholders will place the shares and units they owned before this offering into an escrow account maintained by Wells Fargo Bank, National Association, acting as escrow agent. Subject to certain limited exceptions (such as transfers to relatives and trusts for estate planning purposes, while remaining in escrow), all of those shares will not be transferable until the first anniversary of our initial business combination, at which time such shares will be released from escrow. The units may be transferred 90 days from our initial business combination.

      During the escrow period, the holders of these securities will not be able to sell or transfer their securities except to their spouses and children or trusts established for their benefit, but will retain all other rights as our securityholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to consummate a business combination and dissolve and liquidate, none of our private stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the consummation of this offering.


      Each of our officers, directors and our special advisor may be considered one of our "promoters" as that term is defined under the Federal securities laws.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


      On October 17, 2006, we issued an aggregate of 2,000,000 shares of our common stock to our officers, directors and our special advisor for an aggregate of $25,000 in cash, at a purchase price of $0.0125 per share. In addition, immediately prior to the consummation of this offering, we will privately sell 62,500 units to Western United Funding, LLC, at a price of $8.00 per unit, for an aggregate of $500,000 in cash. The proceeds we receive from the sale of these units will be retained by us for working capital. The privately placed units will be identical to the units offered by this prospectus except that they cannot be sold or transferred until 90 days after the consummation of a business combination. Prior to the consummation of this offering, Western United Funding, LLC will waive its right to receive distributions upon our dissolution and liquidation prior to a business combination with respect to the shares of common stock underlying the units. Western United Funding, LLC is a California limited liability company, the members of which are our officers, directors and special advisor, and the managers of which are our Chief Executive Officer and Chief Financial Officer.

      The holders of the majority of the shares and units described above will be entitled to make up to two demands that we register these securities and the shares of common stock underlying such securities (including shares of common stock issuable upon exercise of warrants underlying the units) pursuant to an agreement to be signed prior to or on the effective date of the registration statement. The holders of the majority of these securities may elect to exercise these registration rights at any time commencing two months prior to the date on which the applicable securities are released from escrow. In addition, these securityholders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the date on which their securities are released from escrow. We will bear the expenses incurred in connection with the filing of any of these registration statements other than underwriting commissions incurred by the holders.


      Western United Funding, LLC has agreed with the underwriters that after this offering is completed and during the first forty (40) trading days beginning the later of the date separate trading of the warrants has commenced and sixty (60) calendar days after the end of the "restricted period" under Regulation M, to place an irrevocable order with an independent third-party broker-dealer to purchase, to the extent available, up to $1,000,000 of our warrants in the public marketplace at public market prices not to exceed $0.70 per warrant. Western United Funding, LLC has agreed to purchase such warrants pursuant to an agreement in accordance with the guidelines specified by Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934 through an independent broker-dealer registered under Section 15 of the Exchange Act, which is not affiliated with us nor part of the underwriting or selling group. While Western United Funding, LLC is not required to make any particular open market warrant purchases, Western United Funding, LLC will not have any discretion or influence with respect to such purchases, as the purchases of the warrants will be made by a broker-dealer who has not participated in this offering in such amounts and at such times as that broker-dealer may determine, in its sole discretion, subject to any regulatory restrictions. In addition, Western United Funding, LLC has further agreed that any warrants purchased by it will not be sold or transferred until 90 days after the completion of a business combination. We believe the agreement to purchase warrants by Western United Funding, LLC demonstrates a commitment by Western United Funding, LLC to us and confidence in our management's ultimate ability to effect a business combination because any funds expended to purchase the warrants will be lost by Western United Funding, LLC if we are unable to consummate a business combination. In the event that Western United Funding, LLC is not required to expend this entire $1,000,000 on the purchase of warrants in accordance with its agreement, then any residual amount will be used to purchase from us shares of our common stock at $8.00 per share. The proceeds from the sale of such shares will be placed in trust for the benefit of our public stockholders. Western United Funding, LLC has agreed that any such shares will not be sold or transferred until 90 days after the completion of a business combination. Western United Funding, LLC has agreed to waive its right to receive distributions upon our dissolution and liquidation prior to business combination with respect to such shares of common stock.

      We will pay to Western United Management, LLC, an entity owned and controlled by our Chief Executive Officer and Chief Financial Officer, a monthly fee of $7,500 for certain administrative services, including office space, utilities and secretarial support. This arrangement is solely for our benefit and is not intended to provide our officers with compensation in lieu of a salary. We believe, based on fees for similar services in the Los Angeles, California metropolitan area, that the fee charged by Western United Management, LLC is at least as favorable as we could have obtained from an unaffiliated person. This arrangement will terminate upon completion of our business combination or the distribution of the trust account to our public stockholders.


      We will reimburse our officers and directors, subject to board approval, for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target acquisitions and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

      Other than the $7,500 administrative fee payable to Western United Management, LLC and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder's and consulting fees, will be paid to any of our initial stockholders, officers, directors or our special advisor who owned our common stock prior to this offering, or to any of their respective affiliates or family members for services rendered to us prior to or with respect to the initial transaction.

      Our Chief Financial Officer, Richard Alston, has agreed to lend up to a total of $200,000 to us to fund a portion of the expenses owed by us to third parties. The loan bears interest at a rate of 3.60% per year and will be payable on the earlier of March 28, 2007 or the consummation of this offering. The loan will be repaid out of the proceeds used to pay the offering expenses.

      All ongoing and future transactions between us and any of our officers, directors and advisor or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our uninterested "independent" directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested "independent" directors (or, if there are no "independent" directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

      None of our directors, officers or our special advisor, nor any of their associated persons have any direct or indirect affiliation or association with a member of the National Association of Securities Dealers, Inc.

                            DESCRIPTION OF SECURITIES

GENERAL

      We are authorized to issue 75,000,000 shares of common stock, par value $0.01, and 1,000,000 shares of preferred stock, par value $0.01. Prior to the consummation of this offering, 2,000,000 shares of common stock and 62,500 units will be outstanding, held by 7 holders of record. No shares of preferred stock are currently outstanding.

UNITS

      Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants, without any securityholder having to take any action, may begin to trade separately on the 90th day after the effective date of the registration statement unless the representative of the underwriters informs us of its decision to allow earlier separate trading (based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general and the trading pattern of, and demand for, our securities in particular), provided that in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in this Form 8-K, or amendment thereto, or in a subsequent Form 8-K information indicating if the underwriters have allowed separate trading of the common stock and warrants prior to the 90th day after the effective date of the registration statement. Following the date the common stock and warrants are eligible to trade separately, the units will continue to be listed for trading, and any securityholder may elect to trade the common stock or warrants separately or as a unit. Even if the component parts of the units are broken apart and traded separately, the units will continue to be listed as a separate security, and any securityholder of our common stock and warrants may elect to combine them together and trade them as a unit. Securityholders will have the ability to trade our securities as units until such time as the warrants expire or are redeemed.

COMMON STOCK

      Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our private stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of our common stock voted by our public stockholders. This voting arrangement shall not apply to shares included in units purchased following this offering in the open market by any of our private stockholders, officers and directors. Additionally, our private stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

      In accordance with Article Sixth of our amended and restated certificate of incorporation (which Article Sixth cannot be amended except by the unanimous approval of all of our stockholders), we will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both exercise their conversion rights discussed below and vote against the business combination.

      Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to


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the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

      If we do not consummate a business combination within 24 months after the consummation of this offering, then our corporate existence will terminate and we will take all action necessary to dissolve. Upon our dissolution, the funds held in trust will be distributed to our public stockholders in accordance with the trust agreement and we will dissolve and liquidate our remaining assets as soon as possible in accordance with Delaware law. Under Delaware law, we are required to pay, or make provision for the payment of, our creditors out of our remaining assets and we are required to make liquidating distributions to our stockholders of any assets remaining after our creditors have been paid in full or amounts have been reserved and set aside for that purpose. Our private stockholders have agreed to waive their respective rights to participate in any liquidating distribution occurring upon our failure to consummate a business combination with respect to all of the shares of common stock owned by them immediately prior to this offering and with respect to any shares of common stock purchased from us with residual amounts not expended to purchase warrants as described above under the caption "Warrants to be purchased by Western United Funding, LLC."

      Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and consummated. Public stockholders who convert their stock into their pro rata share of the trust account still have the right to exercise the warrants that they received as part of the units.

PREFERRED STOCK

      Our amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to consummate a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

WARRANTS

      Prior to this offering and the private placement, no warrants are outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

      o     the consummation of a business combination; and

      o     one year from the effective date of the registration statement.

      The warrants will expire four years from the effective date of the registration statement at 5:00 p.m., New York City time. We may call the warrants for redemption (including any warrants issued upon exercise of our unit purchase option),

      o     in whole and not in part,

      o at a price of $0.01 per warrant at any time after the warrants become exercisable,


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      o     upon not less than 30 days' prior written notice of redemption to each warrant holder, and

      o if, and only if, the reported last sale price of the common stock equals or exceeds $11.50 per share, subject to adjustments as discussed below, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

      In addition, we may not call the warrants unless the warrants and the shares of common stock underlying the warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for redemption.

      If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise its warrant prior to the date scheduled for redemption. There can be no assurance, however, that the trading price of the common stock will exceed either the redemption trigger price of $11.50 or the warrant exercise price of $6.00 after we call the warrants for redemption.

      The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call.


      The warrants will be issued in registered form under a warrant agreement between Wells Fargo Bank, National Association, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.


      The exercise price, number of shares of common stock issuable on exercise of the warrants, and the redemption criteria for the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

      The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

      No warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise a warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.


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      No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

PURCHASE OPTION

      We have agreed to sell to the underwriters an option to purchase up to a total of 500,000 units at a per-unit price of $10.00 (125% of the price of the units sold in the offering). The units issuable upon exercise of this option are identical to those offered by this prospectus, except that the warrants included in the option have an exercise price of $7.50 (125% of the exercise price of the warrants included in the units sold in the offering).

DIVIDENDS

      We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the consummation of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.

OUR TRANSFER AGENT AND WARRANT AGENT


      The transfer agent for our securities and warrant agent for our warrants is Wells Fargo Bank, N.A.



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                         SHARES ELIGIBLE FOR FUTURE SALE


      Immediately after this offering, we will have 12,062,500 shares of common stock outstanding, or 13,562,500 shares if the underwriters' over-allotment option is exercised in full. Of these shares, the 10,000,000 shares sold in this offering, or 11,500,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act of 1933, as amended. All of the remaining 2,062,500 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Two million of those shares will not be eligible for sale under Rule 144 prior to October 17, 2007, and the remaining 62,500 shares will not be eligible for sale under Rule 144 prior to _____________, 2008. Notwithstanding this restriction, the 2,000,000 shares will not be transferable until the first anniversary of our initial business combination, and the 62,500 shares will not be transferable until the 90th day after our initial business combination and, in each case, will only be released prior to that date if we dissolve and liquidate following a business combination or upon a subsequent transaction resulting in our stockholders having the right to exchange their shares for cash or other securities.


      RULE 144

      In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

      o 1% of the number of shares of common stock then outstanding, which will equal 120,625 shares immediately after this offering (or 135,625 if the over-allotment option is exercised in full); and

      o if the common stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

      Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.

      RULE 144(K)

      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

      SEC POSITION ON RULE 144 SALES

      The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination act as "underwriters" under the Securities Act of 1933, as amended, when reselling the securities of a blank check company acquired prior to the consummation of its initial public offering. Accordingly, the SEC believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144. We consider Western United Funding, LLC and each of our officers, directors and our special advisor to be our promoters as such term is defined within the rules promulgated by the SEC under the Securities Act of 1933, as amended.


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      REGISTRATION RIGHTS


      The holders of our issued and outstanding shares of common stock and securities convertible into common stock immediately prior to the consummation of this offering will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the registration statement. The holders of the majority of these securities, on an as-converted basis, are entitled to make up to two demands that we register these securities. The holders of the majority of these securities can elect to exercise these registration rights at any time commencing two months prior to the date on which the applicable securities are to be released from escrow. In addition, these securityholders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the date on which these securities are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements other than underwriting commissions incurred by the holders.

      LISTING


      We have applied to have our units, common stock and warrants listed on the American Stock Exchange under the symbols [ ], [ ] and [ ], respectively. We anticipate that our units will commence trading on the American Stock Exchange on, or promptly after the effective date of the registration statement. Following the date the common stock and warrants are eligible to trade separately, we anticipate that the common stock and warrants will trade separately and as a unit on the American Stock Exchange.

DELAWARE ANTI-TAKEOVER LAW

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

      o a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder");

      o     an affiliate of an interested stockholder; or

      o an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

      A "business combination" for Section 203 purposes includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

      o our board of directors approves the transaction that made the stockholder an "interested stockholder," prior to the date of the transaction;

      o after the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or

      o on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

      This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.


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INDEMNIFICATION MATTERS


      Our amended and restated certificate of incorporation provides for indemnification of agents including directors, officers and employees to the maximum extent allowed by Delaware law. Our amended and restated certificate of incorporation requires indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent if the Board of Directors (or other committee or entity empowered to make such a determination) formally determines that he acted in good faith and in a manner reasonably deemed consistent with, or not opposed to, our best interests. With respect to any criminal action or proceeding, the Board of Directors (or other committee or entity empowered to make such a determination) must formally determine that he had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of Western United, no indemnification shall be made if such person is determined to be liable to us, unless and only to the extent that the court in which such proceeding was brought determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that a director, officer, employee or agent has prevailed in defense of any such action, suit or proceeding, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him. The indemnification provided by our amended and restated certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of uninvolved stockholders, directors or otherwise.


      Our amended and restated certificate of incorporation also provides that we may purchase and maintain insurance covering our directors, officers, employees and agents against any liability asserted against any of them and incurred by any of them, whether or not we would have the power to indemnify them against such liability under the provisions of our certificate of incorporation and applicable Delaware law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


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                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of our units, common stock and warrants. This summary is based upon United States federal income tax law in effect on the date of this prospectus, which is subject to change or different interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as common stock or warrants held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and domestic and foreign tax-exempt organizations (including private foundations)) or to persons that will hold our common stock or warrants as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any (1) United States federal income tax consequences to a Non-U.S. Holder, as defined below, that (A) is engaged in the conduct of a United States trade or business, (B) is a nonresident alien individual who is (or deemed to be) present in the United States for 183 or more days during the taxable year, or (C) owns actually and/or constructively more than 5% of the fair market value of our units, common stock or warrants and (2) state, local, or non-United States tax considerations. This summary assumes that investors will hold our common stock and warrants that comprise the units as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). No ruling from the Internal Revenue Service ("IRS") has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and non-United States income and other tax consequences of the purchase, ownership, and disposition of the units.


      For purposes of this summary, a "United States person" is, for United States federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation, partnership, or other entity created in, or organized under the law of, the United States or any state or political subdivision thereof, (3) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust (A) the administration of which is subject to the primary supervision of a United State court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A "Non-U.S. Holder" is a beneficial holder of our units, common stock and warrants that is not a U.S. Holder. If a partnership holds our units, common stock or warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our units, common stock or warrants, you should consult your tax advisor regarding the tax consequences of the purchase, ownership, and disposition of our units, common stock or warrants.


GENERAL

      Each unit should be treated for federal income tax purposes as an investment unit consisting of one share of our common stock and a warrant to acquire one share of our common stock. Each holder of a unit must allocate the purchase price paid by such holder for such unit between the share of common stock and the warrant based on their respective relative fair market values.

      Our view of the characterization of the units described above and a holder's purchase price allocation are not, however, binding on the IRS or the courts. Accordingly, prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of an investment in a unit (including alternative characterizations of a unit) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption


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that the characterization of the units and the allocation described above are accepted for United States federal tax purposes.

TAXATION OF U.S. HOLDERS

      DISTRIBUTIONS. If we pay cash distributions to holders of shares of our common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder's adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under "--SALE, EXCHANGE OR OTHER TAXABLE DISPOSITION OF COMMON STOCK OR WARRANTS" below.

      Any dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including but not limited to dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, qualified dividends received by a non-corporate U.S. holder generally will be subject to tax at the maximum tax rate accorded to capital gains for taxable years beginning on or before December 31, 2010.

      SALE, EXCHANGE OR OTHER TAXABLE DISPOSITION OF COMMON STOCK OR WARRANTS. A U.S. holder generally will recognize capital gain or loss upon a sale, exchange, or other taxable disposition of our common stock (which would include a liquidation in the event we do not consummate a business combination within the required timeframe) or warrants in an amount equal to the difference between the amount realized from the sale, exchange or other disposition and the holders adjusted tax basis in the common stock or warrants. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the disposed of common stock or warrants exceeds one year. A U.S. holder's initial tax basis in the common stock and warrants generally will equal the U.S. holder's acquisition cost (i.e., the portion of the purchase price of a unit allocated to that common stock and warrants, as the case may be). Long-term capital gain realized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010. The deductibility of capital losses is subject to various limitations.

      EXERCISE OR LAPSE OF WARRANTS. Upon the exercise of a warrant, a U.S. Holder will not recognize gain or loss and will have a tax basis in the common stock received equal to the U.S. Holder's tax basis in the warrant plus the exercise price of the warrant. The holding period for the common stock purchased pursuant to the exercise of a warrant will begin on the date following the date of exercise and will not include the period during which the U.S. Holder held the warrant. In the event that a warrant lapses unexercised, a U.S. Holder will recognize a capital loss in an amount equal to his tax basis in the warrant. Such loss will be long-term if the warrant has been held for more than one year as of the date the warrant lapsed. The deductibility of capital losses are subject to certain limitations.

      CONVERSION OF COMMON STOCK. In the event that a holder converts common stock into a right to receive cash pursuant to the exercise of a conversion right, the transaction will be treated for U.S. federal income tax purposes as a redemption of the common stock. If the conversion qualifies as a sale of common stock by a holder under Section 302 of the Code, the holder will be treated as described under "--SALE, EXCHANGE OR OTHER TAXABLE DISPOSITION OF COMMON STOCK OR WARRANTS" above. If the conversion does not qualify as a sale of common stock under Section 302, a holder will be treated as receiving a corporate distribution with the tax consequences described below. Whether the conversion qualifies for sale treatment will depend largely on the total number of shares of our common stock treated as held by the holder (including any common stock constructively owned by the holder as a result of, among other things, owning warrants). The conversion of common stock generally will be treated as a sale or exchange of the common stock (rather than as a corporate distribution) if the receipt of cash upon the conversion (1) is "substantially disproportionate" with respect to the holder, (2) results in a "complete termination" of the holder's interest in Western United or (3) is "not essentially equivalent to a dividend" with respect to the holder.

      In determining whether any of the foregoing tests are satisfied, a holder takes into account not only stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock the holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the conversion of common stock must, among other requirements, be less than 80 percent of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the conversion. There will be a complete termination of a holder's interest if either (1) all of the shares of our stock actually and constructively owned by the holder are converted or
(2) all of the shares of our stock actually owned by the holder are converted and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The conversion of the common stock will not be essentially equivalent to a dividend if a holder's conversion results in a "meaningful reduction" of the holder's proportionate interest in Western United. Whether the conversion will result in a meaningful reduction in a holder's proportionate interest will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." A holder should consult with its own tax advisors in order to determine the appropriate tax treatment to it of an exercise of a conversion right.


      If none of the foregoing tests are satisfied, then the conversion will be treated as a corporate distribution and the tax effects will be as described above under "--DISTRIBUTIONS". After the application of those rules, any remaining tax basis of the holder in the converted common stock will be added to the holder's adjusted tax basis in his remaining stock, or, if it has none, to the holder's adjusted tax basis in its warrants or possibly in other stock constructively owned by it. In addition, you should consult your tax advisor as to whether the conversion right with respect to your common stock could prevent any portion of such corporate distribution from satisfying the applicable holding period requirements with respect to the dividend received deduction for distributions received by a corporate U.S. holder and qualifying dividend income treatment for distributions received by a non-corporate U.S. holder.

      INFORMATION REPORTING AND BACKUP WITHHOLDING. A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding at the current rate of 28% with respect to the payments of dividends and the gross proceeds from the sale, redemption, or other disposition of our common stock or warrants. Certain persons are exempt from information reporting and backup withholding, including corporations and financial institutions. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact; or provides a taxpayer identification number, certifies that the U.S. Holder is not subject to backup withholding, and otherwise complies with the applicable requirements necessary to avoid backup withholding.

      A U.S. Holder who does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service ("IRS"). Any amount paid as backup withholding will be creditable against the U.S. Holder's income tax liability.


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TAXATION OF NON-U.S. HOLDERS

      DISTRIBUTIONS. Any cash distributions paid out of our earnings and profits, as determined under United States federal income tax principles, to a Non-U.S. Holder will generally be subject to withholding of United States federal income tax at a 30% rate on the gross amount of the dividend or such lower rate as may be provided by an applicable income tax treaty. In addition, if we determine that we are likely to be classified as a "United States real property holding corporation" (see "--SALE, EXCHANGE OR OTHER TAXABLE DISPOSITION OF COMMON STOCK OR WARRANTS" below), we intend to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits.

      A Non-U.S. Holder who claims the benefit of an applicable income tax treaty generally will be required to satisfy certain certification and other requirements prior to the distribution date. Non-U.S. Holders must generally provide the withholding agent with a properly executed IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable income tax treaty. In the case of common stock held by a foreign intermediary (other than a "qualified intermediary") or a foreign partnership (other than a "withholding foreign partnership"), the intermediary or partnership, as the case may be, generally must provide an IRS Form W-8IMY and attach thereto an appropriate certification by each beneficial owner or partner. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

      SALE, EXCHANGE OR OTHER TAXABLE DISPOSITION OF COMMON STOCK OR WARRANTS. A Non-U.S. Holder will generally not be subject to United States federal income or withholding tax in respect of gain recognized on a sale, exchange, or other disposition of our common stock or warrants, unless we are a "United States real property holding corporation" at any time during the shorter of the five-year period preceding the disposition or the Non-U.S. Holder's holding period. A corporation will be classified as a "United States real property holding corporation" if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently a United States real property holding corporation, but upon or after the occurrence of a business combination, we may become a United States real property holding corporation.

      If we become a United States real property holding corporation, a Non-U.S. Holder will be subject to United States federal income tax in respect of gain recognized on a sale, exchange, or other disposition of our common stock or warrants in the same manner as described above under the caption "TAXATION OF U.S. HOLDERS--SALE, EXCHANGE OR OTHER TAXABLE DISPOSITION OF COMMON STOCK OR WARRANTS." In addition, upon such disposition, the Non-U.S. Holder may be subject to a 10% withholding tax on the amount realized on such disposition. If our common stock is treated as regularly traded on an established securities market, the tax on the disposition of our common stock described above generally would not apply to any Non-U.S. Holder who is treated as holding directly and indirectly 5% or less of our common stock at all times during the shorter of the five-year period preceding the date of the disposition or the Non-U.S. Holder's holding period.

      INFORMATION REPORTING AND BACKUP WITHHOLDING. We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. A copy of the information returns reporting those dividends and the amount of tax withheld may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable treaty.

      United States federal backup withholding at the current rate of 28% generally will not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a Non-U.S. Holder if the holder has provided the required certification that the holder is not a United States person (usually satisfied by providing an IRS Form W-8BEN) or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person that is not an exempt recipient.

      Proceeds from the disposition or redemption of shares of common stock or warrants paid to or through the United States office of a broker generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies that it is not a United States person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establishes an exemption. Payments of the proceeds from a disposition or redemption effected outside the United States by or through a non-United States office of a non-United States broker generally will not be subject to information reporting or backup withholding if payment is not received in the United States. Information reporting, but generally not backup withholding, will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner thereof is a Non-U.S. Holder and specified conditions are met or an exemption is otherwise established.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder that result in an overpayment of taxes generally will be refunded, or credited against the holder's United States federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

                                  UNDERWRITING

      We and Sandler O'Neill & Partners, L.P., as representative of the underwriters for this offering, have entered into an underwriting agreement with respect to the units being offered. Subject to the terms and conditions of the underwriting agreement, each of the underwriters named below has agreed to purchase from us the respective number of units shown opposite its name below:

                                                                    Number of
      Underwriters                                                    Units
      ------------                                                 ----------
      Sandler O'Neill & Partners, L.P. .........................
      ------------                                                 ----------
        Total ..................................................   10,000,000
                                                                   ==========

      The underwriting agreement provides that, subject to specific conditions, including the absence of any material adverse change in our business or the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the auditors, the underwriters are obligated to purchase all of the units in this offering, other than those units covered by the over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

      We have granted the underwriters an option to purchase up to 1,500,000 additional units from us at the initial price to the public, less the underwriting discounts and commissions, set forth on the cover page of the prospectus. This option is exercisable for a period of 30 days. We will be obligated to sell additional units to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of units offered by this prospectus, if any. The over-allotment option will be used only to cover the net syndicate short position resulting from the initial distribution.

      The following table shows the per unit and total underwriting discounts and commissions that we will pay to the underwriters


                                                 By Us without    By Us with
                                                Over-Allotment  Over-Allotment
                                                --------------  -------------
Per Unit (1) ..................................  $        0.56  $        0.56
                                                 -------------  -------------
Total (2)(3) ..................................  $   5,600,000  $   6,320,000(4)
                                                 =============  =============

----------
(1) The table includes a non-accountable expense allowance equal to 1% of the gross proceeds, or $0.08 per unit and $800,000 in total, payable by us to the representative. The non-accountable expense allowance is not payable with respect to the over-allotment units, resulting in per unit underwriting discounts and commissions of $0.48 on the 1,500,000 over-allotment units.

(2) The total fees do not include the fair value of the purchase option we have agreed to sell to the underwriters.

(3) The underwriters have agreed to defer $1,600,000, or $1,840,000 if the underwriters' over-allotment option is exercised in full of their underwriting discount, equal to 2% of the gross proceeds of the units being offered to the public, until the consummation of a business combination. Upon the consummation of a business combination, such deferred discount shall be released to the underwriters out of the gross proceeds of this offering held in a trust account maintained by Wells Fargo Bank, National Association, acting as trustee. The underwriters will not be entitled to any interest accrued on the deferred discount.

(4) The average discount and commission per unit, including the non-accountable expense allowance described above and assuming exercise of the over-allotment, is $0.54957.


      We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be $500,000. A portion of these expenses will be funded by a loan for up to $200,000, plus interest, made by our Chief Financial Officer, which loan will be repaid from the proceeds of this offering.

      Upon the consummation of a business combination, the underwriters will be entitled to receive that portion of the proceeds attributable to the underwriters' discount held in the trust account. If we are unable to consummate a business combination and the trustee is forced to liquidate the trust account, the underwriters have agreed that: (i) they will forfeit any rights to or claims against such proceeds and (ii) the proceeds attributable to the underwriters' discount will be distributed on a pro-rata basis among the public stockholders along with any interest accrued thereon.

      The underwriters propose to offer the units directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer the units to securities dealers at the public offering price less a concession not in excess of $___ per unit. The underwriters may allow, and the dealers may reallow, a discount not in excess of $___ per unit on sales to other brokers or dealers. After the initial public offering, the underwriters may change the offering price and other selling terms.

      The units are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and reject orders in whole or in part.

PURCHASE OPTION

      We have agreed to sell to the underwriters, for $100, an option to purchase up to a total of 500,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $7.50 per share (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $10.00 per unit, commencing on the later of the consummation of a business combination and one year from the effective date of the registration statement and expiring four years from the effective date of the registration statement. The option may be exercised on a cashless basis. The option and the 500,000 units, the 500,000 shares of common stock and the 500,000 warrants underlying such units, and the 500,000 shares of common stock underlying such warrants, have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants holders demand and "piggy back" registration rights for periods of five and seven years, respectively, from the date of the prospectus. These rights apply to all securities directly or indirectly issuable on exercise of the option. We will bear all fees and expenses attendant to registering the securities issuable upon exercise of the option, other than underwriting commissions incurred by the holders. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below the exercise price of the warrants included in the option. We have determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale would be $704,516 using an expected life of four years, volatility of 24.8% and a risk-free interest rate of 4.43%. The expected volatility of approximately 24.8% was estimated by management based on an evaluation of the historical volatilities of community banks in our target markets. We have no trading history, and as a result it is not possible to value this option based on historical trades. Management believes that this volatility is a reasonable benchmark to use in estimating the value of this option. The actual volatility of this option will depend on many factors that cannot be precisely valued.

PRICING OF THIS OFFERING

      Before this offering, there has been no established public trading market for our securities. The initial public offering price was determined by negotiation between us and the underwriters. The principal factors that were considered in determining the initial public offering price were:

      o the history and prospects of companies whose principal business is the acquisition of other companies;

      o     prior offerings of those companies;

      o our prospects for acquiring an operating business at attractive values;

      o     our capital structure;

      o an assessment of our management and their experience in identifying operating companies;

      o general conditions of the securities markets at the time of the offering; and

      o     other factors as were deemed relevant.

      The factors described above were not assigned any particular weight. Rather, these factors, together with market valuations and the financial performance of other publicly traded companies in our industry, were considered as a totality in our negotiation with the underwriters over our initial public offering price.


      We have applied for our securities to be quoted on the American Stock Exchange under the symbols [___], [____], and [____].


      In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

      o Stabilizing transactions permit bids to purchase units so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the units while the offering is in progress.

      o Over-allotment transactions involve sales by the underwriters of units in excess of the number of units the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters is not greater than the number of units that it may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing units in the open market.

      o Syndicate covering transactions involve purchases of units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of units to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more units than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying units in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be a downward pressure on the price of the units in the open market that could adversely affect investors who purchase in this offering.


      o Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the units originally sold by that syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.


      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our units or preventing or retarding a decline in the market price of our common stock. As a result, the price of our units in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the American Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

      We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.


OTHER TERMS


      Although we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so, any of the underwriters may, among other things, introduce us to potential target acquisitions or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm's length negotiation; provided that no agreement will be entered into with any of the underwriters and no fees for such services will be paid to any of the underwriters prior to the date which is 90 days after the effective date of the registration statement, unless the national association of securities dealers determines that such payment would not be deemed underwriters' compensation in connection with this offering.

                                  LEGAL MATTERS

      The validity of the securities offered in this prospectus is being passed upon for us by Skadden, Arps, Slate, Meagher & Flom, LLP, Los Angeles, California. Jenkens & Gilchrist, P.C. is acting as counsel for the underwriters in this offering.

                                     EXPERTS

      The financial statements of Western United Financial Corporation, as of October 17, 2006, and for the period from September 29, 2006 (inception) through October 17, 2006, appearing in this prospectus and registration statement have been audited by Vavrinek, Trine, Day & Co., LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1) appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act of 1933, as amended, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

                      WESTERN UNITED FINANCIAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                                OCTOBER 17, 2006

                          INDEX OF FINANCIAL STATEMENTS
                          -----------------------------

                                                                            Page
                                                                            ----
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ...................  F-1

FINANCIAL STATEMENTS

    Balance Sheet as of October 17, 2006  .................................  F-2

    Statement of Operations for the period from September 29, 2006
      (incorporation of business) through October 17, 2006  ...............  F-3

    Statement of Changes in Stockholders' Equity for the period from
      September 29, 2006 (incorporation of business) through
      October 17, 2006  ...................................................  F-4

    Statement of Cash Flows for the period from September 29, 2006
      (incorporation of business) through October 17, 2006  ...............  F-5

    NOTES TO FINANCIAL STATEMENTS

      for the period from September 29, 2006 (incorporation of business)
      through October 17, 2006 ............................................  F-6

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
Western United Financial Corporation
Pasadena, California

      We have audited the accompanying balance sheet of Western United Financial Corporation (A Development Stage Company) (the "Company") as of October 17, 2006 and the related statements of operations, changes in stockholders' equity, and cash flows for the period September 29, 2006 (incorporation of business) through October 17, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western United Financial Corporation (A Development Stage Company) as of October 17, 2006 and the results of its operations and its cash flows for the period September 29, 2006 (incorporation of business) through October 17, 2006, in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has no present revenues, its business plan is dependent on completion of a financing and the Company's cash and working capital as of October 17, 2006 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Notes 1 and 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California
October 18, 2006

                      WESTERN UNITED FINANCIAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET
                                OCTOBER 17, 2006

                                     ASSETS

CURRENT ASSETS
  CASH .............................................................  $  71,235
  Prepaid Rent .....................................................      3,750
                                                                      ---------
      Total Current Assets .........................................     74,985
Deferred offering costs ............................................     52,000
                                                                      ---------
      Total Assets .................................................  $ 126,985
                                                                      =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Note to stockholder ..............................................  $  75,030
  Accrued Expenses:
    Legal ..........................................................     20,000
    Accounting .....................................................      7,000
    Other ..........................................................      9,189
                                                                      ---------
      Total Current Liabilities ....................................    111,219
                                                                      ---------

COMMITMENTS AND CONTINGENCIES (NOTE 4) .............................         --

STOCKHOLDERS' EQUITY
Common stock -- at $0.01 par value. Authorized 75,000,000 shares;
  issued and outstanding 2,000,000 shares at October 17, 2006 ......     20,000
Additional paid in capital .........................................      5,000
Deficit accumulated during the development stage ...................     (9,234)
                                                                      ---------
      Total Stockholders' Equity ...................................     15,766
                                                                      ---------
      Total Liabilities and Stockholders' Equity ...................  $ 126,985
                                                                      =========

   The accompanying notes are an integral part of these financial statements.

                      WESTERN UNITED FINANCIAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF OPERATIONS
          FOR THE PERIOD SEPTEMBER 29, 2006 (INCORPORATION OF BUSINESS)
                            THROUGH OCTOBER 17, 2006

REVENUE ..........................................................  $        --
                                                                      ---------

EXPENSES
  Related party reimbursements ...................................        9,189
  Other ..........................................................           45
      TOTAL EXPENSES .............................................        9,234
                                                                      ---------
      LOSS BEFORE PROVISION FOR INCOME TAXES .....................       (9,234)
                                                                      ---------

PROVISION FOR INCOME TAXES .......................................           --
                                                                      ---------
      NET LOSS ...................................................  $    (9,234)
                                                                    ===========
LOSS PER SHARE:
      BASIC AND DILUTED ..........................................  $     0.005
                                                                    ===========

      WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING --
        BASIC AND DILUTED ........................................    2,000,000
                                                                      =========

   The accompanying notes are an integral part of these financial statements.

                      WESTERN UNITED FINANCIAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
          FOR THE PERIOD SEPTEMBER 29, 2006 (INCORPORATION OF BUSINESS)
                            THROUGH OCTOBER 17, 2006

                                                                         DEFICIT
                                      COMMON STOCK                    ACCUMULATED
                                 ----------------------   ADDITIONAL     DURING         TOTAL
                                 NUMBER OF                  PAID IN    DEVELOPMENT  STOCKHOLDERS'
                                  SHARES        AMOUNT      CAPITAL       STAGE        EQUITY
                                 ---------    ---------   ----------  ------------  -------------
BALANCE AT SEPTEMBER 29, 2006           --    $      --    $      --    $      --     $      --
Net loss for the period .....           --           --           --       (9,234)       (9,234)
Issuance of common stock ....    2,000,000       20,000        5,000           --        25,000
                                 ---------    ---------    ---------    ---------     ---------
BALANCE AT OCTOBER 17, 2006 .    2,000,000    $  20,000    $   5,000    $  (9,234)    $  15,766
                                 =========    =========    =========    =========     =========

   The accompanying notes are an integral part of these financial statements.

                      WESTERN UNITED FINANCIAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS
          FOR THE PERIOD SEPTEMBER 29, 2006 (INCORPORATION OF BUSINESS)
                            THROUGH OCTOBER 17, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
  NET LOSS ..................................................................    $  (9,234)
  Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities:
    Net increase in accrued expenses ........................................       36,189
    Net increase in deferred offering costs .................................      (52,000)
    Net increase in prepaid rent ............................................       (3,750)
                                                                                 ---------
      Net Cash Used by Operating Activities .................................      (28,795)
                                                                                 ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from note to stockholder .........................................       75,030
  Proceeds from issuance of common stock ....................................       25,000
                                                                                 ---------
      Net Cash Provided by Financing Activities .............................      100,030
                                                                                 ---------
      Increase in Cash and Cash Equivalents .................................       71,235
CASH AND CASH EQUIVALENTS, Beginning of Period ..............................           --
                                                                                 ---------
CASH AND CASH EQUIVALENTS, End of Period ....................................    $  71,235
                                                                                 =========

   The accompanying notes are an integral part of these financial statements.

                      WESTERN UNITED FINANCIAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
          FOR THE PERIOD SEPTEMBER 29, 2006 (INCORPORATION OF BUSINESS)
                            THROUGH OCTOBER 17, 2006

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

      Western United Financial Corporation (the Company) was incorporated under the laws of the State of Delaware on September 29, 2006. The Company was formed to acquire or acquire control of, through a merger, capital stock exchange, asset acquisition, exchangeable share transaction, stock purchase or other similar business combination, one or more banks, thrifts and their respective holding companies, which we refer to as "banking organizations," and other financial services organizations located in and around California.. The Company has neither engaged in any operations nor generated significant revenue to date. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. The Company has selected December 31st as its fiscal year end.

      The Company's management has broad discretion with respect to the specific application of the net proceeds of a proposed offering of Units (as defined in Note 2 below) (the "Proposed Offering"), and the proposed private placement of 62,500 units, for an aggregate purchase price of $500,000, that will be consummated immediately prior to the Proposed Offering (the "Private Placement"), although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) banking organizations and other financial services organizations ("Business Combination"). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering and the Private Placement, at least ninety-four percent (94%) of the gross proceeds, after payment of certain amounts to the underwriter, will be held in a trust account ("Trust Account") and invested in money market funds meeting conditions of the Investment Company Act of 1940 or securities principally issued or guaranteed by the U.S. government until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Account as described below; provided, however, a portion of the interest earned on the Trust Account (net of taxes payable on such interest) will be released to the Company to cover a portion of its operating expenses. The Company will withdraw such interest no more frequently than monthly and in amounts not to exceed $200,000 per month. The Private Placement proceeds and the $1,000,000 of interest earned on the Trust Account (net of taxes payable on such interest) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. The Company will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in the Proposed Offering exercise their conversion rights. Voting against the Business Combination alone will not result in an election to exercise a stockholder's conversion rights. A stockholder must also affirmatively exercise such conversion rights at or prior to the time the Business Combination is voted upon by the stockholders. The Company's existing stockholders prior to the Proposed Offering have agreed to vote all of the shares of common stock held by them immediately before the Proposed Offering either for or against a business combination in the same manner that the majority of the shares of common stock are voted by all of the public stockholders of the Company with respect to any Business Combination. In addition, the existing stockholders and the Company's directors, officers and its special advisor have agreed to vote any shares acquired by them in the Private Placement connection with or following the Proposed Offering in favor of a Business Combination.

                      WESTERN UNITED FINANCIAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
          FOR THE PERIOD SEPTEMBER 29, 2006 (INCORPORATION OF BUSINESS)
                            THROUGH OCTOBER 17, 2006

      In the event that the Company does not consummate a Business Combination within 24 months from the date of the consummation of the Proposed Offering, the company will liquidate and the proceeds held in the Trust Account will be distributed to the Company's public stockholders, excluding the existing stockholders to the extent of their initial stock holdings and the 62,500 shares included in the units expected to be purchased by them in the Private Placement. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Units contained in the Units to be offered in the Proposed Offering discussed in Note 2).

      As indicated in the accompanying financial statements, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. There is no assurance that the Company's plans to raise capital or to consummate a Business Combination will be successful or successful within the target business acquisition period. These factors, among others, indicate that the Company may be unable to continue operations as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ACCRUAL BASIS OF ACCOUNTING

      Financial accounting records are maintained on an accrual basis.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

      For purposes of reporting cash flows, cash and cash equivalents only includes cash.

ADVERTISING

      The Company expenses the costs of advertising in the period incurred. There were no advertising costs for the period of September 29, 2006 through October 17, 2006.

GOING CONCERN CONSIDERATION

      As indicated in the accompanying financial statements, at October 17, 2006, the Company had $71,235 in cash and a working capital deficiency of $9,234. Furthermore, the Company has incurred and expects to incur significant costs in pursuit of its financing and acquisition plans. Management's plans to address this uncertainty through a Proposed Offering are discussed in Note 2. There is no assurance that the Company's plans to raise capital or to consummate a Business Combination within the required period will be successful. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

                      WESTERN UNITED FINANCIAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
          FOR THE PERIOD SEPTEMBER 29, 2006 (INCORPORATION OF BUSINESS)
                            THROUGH OCTOBER 17, 2006

DEFERRED OFFERING COSTS

      Deferred offering costs consist principally of legal and underwriting discount related to the Proposed Offering and that will be charged to capital upon receipt of the capital (or charged to expense if not completed).

INCOME TAXES

      Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

      The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards and temporary differences, aggregating approximately $3,140. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at October 17, 2006.

      The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

FUNDS TO BE HELD IN TRUST


      Upon the closing of the Proposed Offering and the Private Placement, at least ninety-four percent (94%) of the gross proceeds, after payment of certain amounts to the underwriter, will be held in a trust account and invested in United States government securities within the meaning of the Investment Company Act of 1940, having a maturity of 180 days or less, or in money market funds selected by the Company meeting the conditions of Rule 2a-7 promulgated under the Investment Company Act of 1940. These proceeds will be held in the Trust Account until the earlier of (i) the consummation of the Company's first Business Combination or (ii) the distribution of the Trust Account in the event that the Company does not consummate a Business Combination within 24 months from the date of the consummation of the Proposed Offering; provided, however, a portion of the interest earned on the Trust Account (net of taxes payable on such interest) will be released to the Company to cover a portion of its operating expenses. The Company will withdraw such interest no more frequently than monthly and in amounts not to exceed $200,000 per month. The Private Placement proceeds and the $1,000,000 of interest earned on the Trust Account (net of taxes payable on such interest) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.


RECENTLY ISSUED ACCOUNTING STANDARDS

      Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 2--PROPOSED PUBLIC OFFERING

      The Proposed Offering calls for the Company to offer for public sale 10,000,000 units ("Units"). Each Unit consists of one share of the Company's common stock, par value $0.01 per share and one redeemable common

                      WESTERN UNITED FINANCIAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
          FOR THE PERIOD SEPTEMBER 29, 2006 (INCORPORATION OF BUSINESS)
                            THROUGH OCTOBER 17, 2006

stock purchase warrant ("Warrant"). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing on the later of the completion of a Business Combination and one year after the effective date of the Proposed Offering and expiring four years from the effective date of the Proposed Offering. No warrant may be exercised unless, at the time of exercise, a post effective amendment to the registration statement, or a new registration statement, is effective that includes a current prospectus relating to the common stock issuable upon exercise of the warrant and the common stock underlying the warrant has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrant. The Company is not required to net-cash settle any warrant if it is unable to maintain a current prospectus. The Company may redeem the warrant at a price if $.01 per warrant upon 30 days notice after the units become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 day trading period ending on the third day prior to the date on which notice of redemption is given.

      The Company has also agreed to sell to the underwriters, for $100, as additional compensation, an option to purchase up to a total of 500,000 units at $10.00 per unit. The units issuable upon exercise of this option are identical to the other units offered by the Company except that the warrants included in the option have an exercise price of $7.50 per share (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $10.00 per unit, commencing on the later of the consummation of a business combination and one year from the effective date of the registration statement and expiring four years from the effective date of the registration statement. The Company intends to account for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the Proposed Offering resulting in a charge directly to stockholders' equity. There will be no net impact on the Company's financial position or results of operations, except for recording the receipt of the $100 proceeds at the time of the sale of the option. The Company estimates that the fair value of this option is $704,516 using the Black-Scholes option-pricing model. The fair value of the option granted is estimated as of the date of grant using the following assumptions:
(1) expected volatility of 24.8%, (2) a risk-free interest rate of 4.43% and (3) a contractual life of 4 years. However, because the units do not have a trading history, the expected volatility is based on information currently available to management. The expected volatility was estimated by management based on an evaluation of the historical volatilities of community banks in the Company's target markets, which management believes is a reasonable benchmark to use in estimating the expected volatility of the units after the consummation of a business combination. Although an expected life of four years was used in the calculation, if the Company does not consummate a business combination within the prescribed time period and the Company liquidates, the option will become worthless.

NOTE 3--NOTE PAYABLE TO STOCKHOLDERS


      The Company issued a $200,000 unsecured promissory note to one officer and stockholder, Richard Alston, on October 12, 2006. The note bears interest at 3.6% and is payable on the earlier of March 28, 2007 and the consummation of the Company's Proposed Offering. As of October 17, 2006, the balance of the note payable was $75,030. Due to the short-term nature of the note, the fair market value of the note approximates its carrying value.

NOTE 4--COMMITMENTS

      In connection with the Proposed Offering, the Company has committed to pay a 1% non-accountable expense allowance to Sandler O'Neill & Partners, L.P., the representative of the underwriters, and a 6% fee to the underwriters, of which 2% of the total offering amount is to be deferred until the consummation of an initial Business Combination, of the gross offering proceeds to the underwriters at the closing of the Proposed Offering.

      Western United Funding, LLC has agreed to purchase from the Company in a private placement 62,500 units, at a purchase price of $8.00 per unit, for an aggregate purchase price of $500,000. The $500,000 proceeds from the private placement will be retained by the Company to pay for a portion of its operating expenses. The units to be sold in the private placement have terms and provisions that are otherwise identical to those of the units being sold in the Proposed Offering but the units to be issued in connection with the Private Placement will not be transferable until after the consummation of the initial Business Combination. In the event of liquidation prior to a Business Combination, the units to be sold in the private placement will be worthless.

RENT COMMITMENTS

      Commencing on the effective date of the prospectus for the Proposed Offering (See Note 2), through the consummation of a Business Combination, the Company will pay a fee of $7,500 per month to Western United Management, LLC ("Management"), a company managed by two of the Company's stockholders to provide certain administrative services, including office space, utilities, and secretarial support.

      The monthly rent payable will be $2,500 until such time as the Company completes the Proposed Offering. After the Proposed Offering, rent payable will be $3,130 per month and the accrued rent of $630 per month prior to the consummation of the Proposed Offering will be paid in a lump sum. If the Proposed Offering is not consummated, no additional rent will be due. The monthly rent amounts set forth in this agreement include all taxes, insurance and common area maintenance charges, if any, provided that Management will be responsible for its own insurance of personal property.

================================================================================

                                10,000,000 Units

                           [LOGO] Western United
                                  Financial Corporation

                                   ----------
                                   PROSPECTUS


                                     , 2007
                                   ----------


                        SANDLER O'NEILL + PARTNERS, L.P.


      Until    , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions and the underwriters' non-accountable expense allowance) will be as follows:

SEC registration fee .........................................       $ 18,164
NASD registration fee ........................................         17,475
American Stock Exchange application and listing fees .........         70,000
Accounting fees and expenses .................................         43,000
Initial trustees' fee ........................................          1,000(1)
Printing and engraving expenses ..............................         40,000
Legal fees and expenses ......................................        260,000
Blue sky services and expenses ...............................         15,000
Miscellaneous ................................................         35,361
                                                                     --------
  Total ......................................................       $500,000
                                                                     ========


----------
(1) In addition to the initial acceptance fee that is charged by Wells Fargo Bank, National Association, as trustee, the registrant will be required to pay to Wells Fargo Bank, National Association annual fees of $[____] for acting as trustee, $[____] per month for acting as transfer agent of the registrant's common stock, $[____] for acting as warrant agent for the registrant's warrants and $[____] for acting as escrow agent and $[____] in connection with closing the transaction.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

      Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

      Section 145. Indemnification of officers, directors, employees and agents; insurance.

            (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

            (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

            (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

            (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

            (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

            (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.


            (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.


            (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

            (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

            (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

            (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.


      Article Ninth of our amended and restated certificate of incorporation provides:

      "The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives."

      Pursuant to the Form of Underwriting Agreement filed as Exhibit 1.1 to this registration statement, we will agree to indemnify the Underwriters and the Underwriters will agree to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act of 1933, as amended.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


      (a) During the past three years, we sold 2,000,000 shares of our common stock to our officers, directors and special advisor without registration under the Securities Act of 1933, as amended. The foregoing shares were issued on October 17, 2006 pursuant to the exemption from registration contained in
Section 4(2) of the Securities Act of 1933, as amended. The offering and sale of such shares was also exempt from registration under Regulation D promulgated under the Securities Act of 1933, as amended. The shares were sold for an aggregate offering price of $25,000 at a purchase price of $0.0125 per share. No underwriting discounts or commissions were paid with respect to such sales.

      (b) During the past three years, we sold 62,500 units to Western United Funding, LLC without registration under the Securities Act of 1933, as amended. The foregoing units were issued on _________, 2006 pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. The units were sold for an aggregate offering price of $500,000 at a purchase price of $8.00 per unit. No underwriting discounts or commissions were paid with respect to such sales.

ITEM 16. FINANCIAL STATEMENT AND EXHIBITS.

      (a) Financial Statements. See page F-1 for an index of the financial statements included in the registration statement.

      (b) Exhibits. The following exhibits are filed as part of this registration statement:

 EXHIBIT
   NO.                                DESCRIPTION
---------   --------------------------------------------------------------------
   1.1      Form of Underwriting Agreement*


   3.1      Amended and Restated Certificate of Incorporation


   3.2      Bylaws*


   4.1      Specimen Unit Certificate

   4.2      Specimen Common Stock Certificate

   4.3      Specimen Warrant Certificate

   4.4 Warrant Agreement between Western United Financial Corporation and Wells Fargo Bank, National Association

   4.5 Unit Purchase Option between Western United Financial Corporation and Sandler O'Neill & Partners, L.P.


   5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*


   10.1 Subscription Agreement between Western United Financial Corporation and Western United Funding, LLC, dated October 26, 2006(1)

   10.2     Form of Registration Rights Agreement

   10.3 Investment Management Trust Agreement between Western United Financial Corporation and Wells Fargo Bank, National Association

   10.4 Promissory Note between Richard Alston and Western United Financial Corporation, dated October 18, 2006(1)

   10.5 Letter Agreement between Western United Financial Corporation and Sandler O'Neill & Partners, L.P.

   10.6 Escrow Agreement between Western United Financial Corporation and Wells Fargo Bank, National Association

   10.7 Insider Letter between Western United Funding, LLC and Western United Financial Corporation

   10.8 Insider Letter between V. Charles Jackson and Western United Financial Corporation

   10.9 Insider Letter between Richard Alston and Western United Financial Corporation

   10.10 Insider Letter between Timothy R. Chrisman and Western United Financial Corporation

   10.11 Insider Letter between Peter W. Kuyper and Western United Financial Corporation

   10.12 Insider Letter between Richard W. Dalbeck and Western United Financial Corporation

   10.13 Insider Letter between George Strong and Western United Financial Corporation


   23.1     Consent of Vavrinek, Trine, Day & Co., LLP

   23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in exhibit 5.1)*


   24.1 Power of Attorney (included on the signature page of this registration statement)(1)

----------
*     To be filed by amendment.

(1) Previously filed with the Form S-1 filed by the Registrant on October 27, 2006.

(1) Previously filed with the Form S-1 filed by the Registrant on October 27, 2006.


ITEM 17. UNDERTAKINGS.

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

            (5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

            The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i) Any preliminary prospectus or prospectus of the
            undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

                  (ii) Any free writing prospectus relating to the offering
            prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

                  (iii) The portion of any other free writing prospectus
            relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

                  (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.


      (b) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.


      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 8, 2006.


                                           WESTERN UNITED FINANCIAL CORPORATION



                                           By: /s/ V. Charles Jackson
                                               ---------------------------------
                                               V. Charles Jackson
                                               Chief Executive Officer
                                               (Principal Executive Officer)

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

        SIGNATURE                               TITLE                              DATE
----------------------------  ------------------------------------------     ----------------
/s/ V. Charles Jackson        Chief Executive Officer, and Chairman of       December 8, 2006
----------------------------    the Board (Principal Executive Officer)
V. Charles Jackson


            *                 Chief Financial Officer, Secretary, and        December 8, 2006
----------------------------    Director (Principal Financial Officer
Richard Alston                  and Principal Accounting Officer)


            *                 Director                                       December 8, 2006
----------------------------
Timothy R. Chrisman


            *                 Director                                       December 8, 2006
----------------------------
Peter W. Kuyper


            *                 Director                                       December 8, 2006
----------------------------
Richard W. Dalbeck

* By: /s/ V. Charles Jackson
      ----------------------
      V. Charles Jackson
      ATTORNEY-IN-FACT

                                  EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
---------   --------------------------------------------------------------------
   1.1      Form of Underwriting Agreement*


   3.1      Amended and Restated Certificate of Incorporation


   3.2      Bylaws*


   4.1      Specimen Unit Certificate

   4.2      Specimen Common Stock Certificate

   4.3      Specimen Warrant Certificate

   4.4 Warrant Agreement between Western United Financial Corporation and Wells Fargo Bank, National Association


   4.5 Unit Purchase Option between Western United Financial Corporation and Sandler O'Neill & Partners, L.P.

   5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*


   10.1 Subscription Agreement between Western United Financial Corporation and Western United Funding, LLC, dated October 26, 2006(1)

   10.2     Form of Registration Rights Agreement

   10.3 Investment Management Trust Agreement between Western United Financial Corporation and Wells Fargo Bank, National Association


   10.4 Promissory Note between Richard Alston and Western United Financial Corporation, dated October 18, 2006(1)


   10.5 Letter Agreement between Western United Financial Corporation and Sandler O'Neill & Partners, L.P.

   10.6 Escrow Agreement between Western United Financial Corporation and Wells Fargo Bank, National Association

   10.7 Insider Letter between Western United Funding, LLC and Western United Financial Corporation

   10.8 Insider Letter between V. Charles Jackson and Western United Financial Corporation

   10.9 Insider Letter between Richard Alston and Western United Financial Corporation

   10.10 Insider Letter between Timothy R. Chrisman and Western United Financial Corporation

   10.11 Insider Letter between Peter W. Kuyper and Western United Financial Corporation

   10.12 Insider Letter between Richard W. Dalbeck and Western United Financial Corporation

   10.13 Insider Letter between George Strong and Western United Financial Corporation


   23.1     Consent of Vavrinek, Trine, Day & Co., LLP

   23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in exhibit 5.1)*


   24.1 Power of Attorney (included on the signature page of this registration statement)(1)

----------
*     To be filed by amendment.

(1) Previously filed with the Form S-1 filed by the Registrant on October 27, 2006.